Exhibit 99.2

Revised Item 6. Selected Financial Data; Revised Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; Revised Item 8. Financial Statements and Supplementary Data; Revised Item 15. Exhibits and Financial Statement Schedules; Revised Exhibit 11—Computation of Per Share Earnings; Revised Exhibit 23.1—Consent of Independent Registered Public Accounting Firm—Ernst & Young LLP.

PART II

ITEM 6.	Selected Financial Data

The following tables set forth Clear Channel’s and Clear Channel Capital I, LLC’s summary historical consolidated financial and other data as of the dates and for the periods indicated. The summary historical financial data are derived from our audited consolidated financial statements. Historical results are not necessarily indicative of the results to be expected for future periods. Acquisitions and dispositions impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.

The summary historical consolidated financial and other data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto appearing elsewhere in this report.

(In thousands)	For the Years ended December 31,
	2008 (1)	2007 (2)	2006 (3)	2005	2004
	Combined	Pre-merger	Pre-merger	Pre-merger	Pre-merger
Results of Operations Information:
Revenue	$6,688,683	$6,921,202	$6,567,790	$6,126,553	$6,132,880
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,904,444	2,733,004	2,532,444	2,351,614	2,216,789
Selling, general and administrative expenses (excludes depreciation and amortization)	1,829,246	1,761,939	1,708,957	1,651,195	1,644,251
Depreciation and amortization	696,830	566,627	600,294	593,477	591,670
Corporate expenses (excludes depreciation and amortization)	227,945	181,504	196,319	167,088	163,263
Merger expenses	155,769	6,762	7,633	—	—
Impairment charge (4)	5,268,858	—	—	—	—
Other operating income – net	28,032	14,113	71,571	49,656	43,040

Operating income (loss)	(4,366,377)	1,685,479	1,593,714	1,412,835	1,559,947
Interest expense	928,978	451,870	484,063	443,442	367,511
Gain (loss) on marketable securities	(82,290)	6,742	2,306	(702)	46,271
Equity in earnings of nonconsolidated affiliates	100,019	35,176	37,845	38,338	22,285
Other income (expense) - net	126,393	5,326	(8,593)	11,016	(30,554)

Income (loss) before income taxes, discontinued operations and cumulative effect of a change in accounting principle	(5,151,233)	1,280,853	1,141,209	1,018,045	1,230,438
Income tax benefit (expense)	524,040	(441,148)	(470,443)	(403,047)	(471,504)

Income (loss) before discontinued operations and cumulative effect of a change in accounting principle	(4,627,193)	839,705	670,766	614,998	758,934
Income from discontinued operations, net (5)	638,391	145,833	52,678	338,511	94,467

Income (loss) before cumulative effect of a change in accounting principle	(3,988,802)	985,538	723,444	953,509	853,401
Cumulative effect of a change in accounting principle, net of tax of, $2,959,003 in 2004 (6)	—	—	—	—	(4,883,968)

Consolidated net income (loss)	(3,988,802)	985,538	723,444	953,509	(4,030,567)
Amount attributable to noncontrolling interest	16,671	47,031	31,927	17,847	7,602

Net income (loss) attributable to the Company	$(4,005,473)	$938,507	$691,517	$935,662	$(4,038,169)

	Pre-merger For the seven Months ended July 30, 2008	For the Pre-merger Years ended December 31,
		2007 (2)	2006 (3)	2005	2004
Net income (loss) per common share:
Basic:
Income (loss) attributable to the Company before discontinued operations and cumulative effect of a change in accounting principle	$.80	$1.59	$1.27	$1.09	$1.26
Discontinued operations	1.29	.30	.11	.62	.16

Income (loss) attributable to the Company before cumulative effect of a change in accounting principle	2.09	1.89	1.38	1.71	1.42
Cumulative effect of a change in accounting principle	—	—	—	—	(8.19)

Net income (loss) attributable to the Company	$2.09	$1.89	$1.38	$1.71	$(6.77)

Diluted:
Income (loss) attributable to the Company before discontinued operations and cumulative effect of a change in accounting principle	$.80	$1.59	$1.27	$1.09	$1.26
Discontinued operations	1.29	.29	.11	.62	.15

Income (loss) attributable to the Company before cumulative effect of a change in accounting principle	2.09	1.88	1.38	1.71	1.41
Cumulative effect of a change in accounting principle	—	—	—	—	(8.16)

Net income (loss) attributable to the Company	$2.09	$1.88	$1.38	$1.71	$(6.75)

Dividends declared per share	$—	$.75	$.75	$.69	$.45

(In thousands)	As of December 31,
	2008	2007 (2)	2006 (3)	2005	2004
	Post-merger	Pre-merger	Pre-merger	Pre-merger	Pre-merger
Balance Sheet Data:
Current assets	$2,066,555	$2,294,583	$2,205,730	$2,398,294	$2,269,922
Property, plant and equipment – net, including discontinued operations (7)	3,548,159	3,215,088	3,236,210	3,255,649	3,328,165
Total assets	21,125,463	18,805,528	18,886,455	18,718,571	19,959,618
Current liabilities	1,845,946	2,813,277	1,663,846	2,107,313	2,184,552
Long-term debt, net of current maturities	18,940,697	5,214,988	7,326,700	6,155,363	6,941,996
Member’s interest (deficit)/shareholders’ equity	(2,916,231)	9,233,851	8,391,733	9,116,824	9,551,378

(1)	The statement of operations for the year ended December 31, 2008 is comprised of two periods: post-merger and pre-merger. Clear Channel Capital I, LLC applied preliminary purchase accounting adjustments to the opening balance sheet on July 31, 2008 as the merger occurred at the close of business on July 30, 2008. The merger resulted in a new basis of accounting beginning on July 31, 2008. Please refer to the consolidated financial statements located in Item 8 of this report for details on the post-merger and pre-merger periods.
(2)

Effective January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, or FIN 48. In accordance with the provisions of FIN 48, the effects of adoption were accounted for as a cumulative-effect adjustment recorded to the balance of retained earnings on the date of adoption. The adoption of FIN 48 resulted in a decrease of $0.2 million to the January 1, 2007 balance of “Retained deficit”, an increase of $101.7 million in “Other long term-liabilities” for unrecognized tax benefits and a decrease of $123.0 million in “Deferred income taxes”.

(3)	Effective January 1, 2006, the Company adopted FASB Statement No. 123(R), Share-Based Payment. In accordance with the provisions of Statement 123(R), the Company elected to adopt the standard using the modified prospective method.
(4)	We recorded a non-cash impairment charge of $5.3 billion in 2008 as a result of the global economic downturn which adversely affected advertising revenues across our businesses in recent months, as discussed more fully in Item 7.
(5)	Includes the results of operations of our live entertainment and sports representation businesses, which we spun-off on December 21, 2005, our television business which we sold on March 14, 2008 and certain of our non-core radio stations.
(6)	We recorded a non-cash charge of $4.9 billion, net of deferred taxes of $3.0 billion, in 2004 as a cumulative effect of a change in accounting principle during the fourth quarter of 2004 as a result of the adoption of EITF Topic D-108, Use of the Residual Method to Value Acquired Assets other than Goodwill.
(7)	Excludes the property, plant and equipment – net of our live entertainment and sports representation businesses, which we spun-off on December 21, 2005.

ITEM 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Introduction

As permitted by the rules and regulations of the SEC, the unaudited financial statements and related footnotes included in Item 6 and Item 8 of Part II of this report are those of Clear Channel Capital I, LLC (“Clear Channel Capital”), the direct parent of Clear Channel Communications, Inc., a Texas corporation (“Clear Channel” or “Subsidiary Issuer”), and contain certain footnote disclosures regarding the financial information of Clear Channel and Clear Channel’s domestic wholly-owned subsidiaries that guarantee certain of Clear Channel’s outstanding indebtedness. All other financial information and other data and information contained in this report are that of Clear Channel, unless otherwise indicated. Accordingly, all references in Item 6 and Item 7 of this report to “we,” “us” and “our” refer to Clear Channel and its consolidated subsidiaries.

Consummation of Merger

CC Media Holdings (“CCMH”) was formed in May 2007 by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “sponsors”) for the purpose of acquiring the business of Clear Channel. The acquisition was completed pursuant to the Agreement and Plan of Merger, dated November 16, 2006, as amended on April 18, 2007, May 17, 2007 and May 13, 2008. As a result of the merger, each issued and outstanding share of Clear Channel, other than shares held by certain of our principals that were rolled over and exchanged for shares of our Class A common stock, was either exchanged for (i) $36.00 in cash consideration or (ii) one share of CCMH’s Class A common stock.

CCMH accounted for the acquisition of Clear Channel as a purchase business combination in conformity with Statement of Financial Accounting Standards No. 141, Business Combinations, and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions. CCMH has preliminarily allocated a portion of the consideration paid to the assets and liabilities acquired at their initial estimated respective fair values with the remaining portion recorded at the continuing shareholders’ basis. Excess consideration after this preliminary allocation was recorded as goodwill.

CCMH estimated the preliminary fair value of the acquired assets and liabilities as of the merger date utilizing information available at the time the financial statements were prepared. These estimates are subject to refinement until all pertinent information is obtained. CCMH is currently in the process of obtaining third-party valuations of certain of the acquired assets and liabilities and will complete its purchase price allocation in 2009. The final allocation of the purchase price may be different than the initial allocation.

The preliminary purchase accounting adjustments, including goodwill, are reflected in the financial statements of Clear Channel Capital.

Impairment Charge

The global economic downturn has adversely affected advertising revenues across our businesses in recent months. As a result, we performed an impairment test in the fourth quarter of 2008 on our indefinite-lived FCC licenses, indefinite-lived permits and goodwill.

Our FCC licenses and permits are valued using the direct valuation approach, with the key assumptions being market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average asset within a market.

The estimated fair value of FCC licenses and permits was below their carrying values. As a result, we recognized a non-cash impairment charge of $1.7 billion on our FCC licenses and permits. The United States and global economies are undergoing a period of economic uncertainty, which has caused, among other things, a general tightening in the credit markets, limited access to the credit market, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the continuing impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions in the discounted cash flow models used to value our FCC licenses and permits.

The goodwill impairment test requires us to measure the fair value of our reporting units and compare the estimated fair value to the carrying value, including goodwill. Each of our reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires us to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on our budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

The estimated fair value of our reporting units was below their carrying values, which required us to compare the implied fair value of each reporting units’ goodwill with its carrying value. As a result, we recognized a non-cash impairment charge of $3.6 billion to reduce our goodwill. The macroeconomic factors discussed above had an adverse effect on our estimated cash flows and discount rates used in the discounted cash flow model.

While we believe we had made reasonable estimates and utilized reasonable assumptions to calculate the fair value of our FCC licenses, permits and reporting units, it is possible a material change could occur to the estimated fair value of these assets. If our actual results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations.

Restructuring Program

On January 20, 2009 CCMH announced that it commenced a restructuring program (the “restructuring program”) targeting a reduction of fixed costs by approximately $350 million on an annualized basis. As part of the program, we eliminated approximately 1,850 full-time positions representing approximately 9% of total workforce. The restructuring program will also include other actions, including elimination of overlapping functions and other cost savings initiatives. The program is expected to result in restructuring and other non-recurring charges of approximately $200 million, although additional costs may be incurred as the program evolves. The cost savings initiatives are expected to be fully implemented by the end of the first quarter of 2010. No assurance can be given that the restructuring program will be successful or will achieve the anticipated cost savings in the timeframe expected or at all. In addition, we may modify or terminate the restructuring program in response to economic conditions or otherwise.

As of December 31, 2008 we had recognized approximately $95.9 million of expenses related to our restructuring program. These expenses primarily related to severance of approximately $83.3 million and $12.6 million related to professional fees.

Sale of Non-core Radio Stations

We determined that each radio station market in our previously announced non-core radio station sales represents a disposal group consistent with the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets (“Statement 144”). Consistent with the provisions of Statement 144, we classified these assets that are subject to transfer under the definitive asset purchase agreements as discontinued operations for all periods presented. Accordingly, depreciation and amortization associated with these assets was discontinued. Additionally, we determined that these assets comprise operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. We determined that the estimated fair value less costs to sell attributable to these assets was in excess of the carrying value of their related net assets held for sale.

Sale of the Television Business

On March 14, 2008, we completed the sale of our television business to Newport Television, LLC for $1.0 billion, adjusted for certain items including proration of expenses and adjustments for working capital. As a result, we recorded a gain of $662.9 million as a component of “Income from discontinued operations, net” in our consolidated statement of operations during the quarter ended March 31, 2008. Additionally, net income and cash flows from the television business were classified as discontinued operations in the consolidated statements of operations and the consolidated statements of cash flows, respectively, in 2008 through the date of sale and for all of 2007 and 2006. The net assets related to the television business were classified as discontinued operations as of December 31, 2007.

Format of Presentation

Clear Channel Capital’s consolidated balance sheets, statements of operations, statements of cash flows and member’s interest (deficit)/shareholders’ equity are presented for two periods: post-merger and pre-merger. Prior to the acquisition, Clear Channel Capital had not conducted any activities, other than activities incident to our formation and in connection with the acquisition, and did not have any assets or liabilities, other than as related to the acquisition. We applied preliminary purchase accounting to the opening balance sheet on July 31, 2008 as the merger occurred at the close of business on July 30, 2008 and the results of operations subsequent to this date reflect the impact of the new basis of accounting. The merger resulted in a new basis of accounting beginning on July 31, 2008 and the financial reporting periods are presented as follows:

•

The period from July 31 through December 31, 2008 reflects the post-merger period. Subsequent to the acquisition, Clear Channel became an indirect, wholly-owned subsidiary of CCMH and Clear Channel Capital’s business became that of Clear Channel and its subsidiaries.

•

The period from January 1 through July 30, 2008 and the years ended December 31, 2007 and 2006 reflect our pre-merger period. The consolidated financial statements for all pre-merger periods were prepared using the historical basis of accounting for Clear Channel. As a result of the merger and the associated preliminary purchase accounting, the consolidated financial statements of the post-merger periods are not comparable to periods preceding the merger.

The discussion in this MD&A is presented on a combined basis of the pre-merger and post-merger periods for 2008. The 2008 post-merger and pre-merger results are presented but are not discussed separately. We believe that the discussion on a combined basis is more meaningful as it allows the results of operations to be analyzed to 2007 and 2006.

Management’s discussion and analysis of our results of operations and financial condition should be read in conjunction with the consolidated financial statements and related footnotes of Clear Channel Capital. Our discussion is presented on both a consolidated and segment basis. Our reportable operating segments are Radio Broadcasting, or radio, which includes our national syndication business, Americas Outdoor Advertising, or Americas, and International Outdoor Advertising, or International. Included in the “other” segment are our media representation business, Katz Media, as well as other general support services and initiatives.

We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Merger expenses, Impairment charge, Other operating income - net, Interest expense, Gain (loss) on marketable securities, Equity in earnings (loss) of nonconsolidated affiliates, Other income (expense) – net and Income tax benefit (expense) are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.

Radio Broadcasting

Our radio business has been adversely impacted and may continue to be adversely impacted by the difficult economic conditions currently present in the United States. The weakening economy in the United States has, among other things, adversely affected our clients’ need for advertising and marketing services thereby reducing demand for our advertising spots. Continuing weakening demand for these services could materially affect our business, financial condition and results of operations.

Our revenue is derived from selling advertising time, or spots, on our radio stations, with advertising contracts typically less than one year in duration. The programming formats of our radio stations are designed to reach audiences with targeted demographic characteristics that appeal to our advertisers. Management monitors average advertising rates, which are principally based on the length of the spot and how many people in a targeted audience listen to our stations, as measured by an independent ratings service. The size of the market influences rates as well, with larger markets typically receiving higher rates than smaller markets. Also, our advertising rates are influenced by the time of day the advertisement airs, with morning and evening drive-time hours typically the highest. Management monitors yield per available minute in addition to average rates because yield allows management to track revenue performance across our inventory. Yield is defined by management as revenue earned divided by commercial capacity available.

Management monitors macro level indicators to assess our radio operations’ performance. Due to the geographic diversity and autonomy of our markets, we have a multitude of market specific advertising rates and audience demographics. Therefore, management reviews average unit rates across all of our stations.

Management looks at our radio operations’ overall revenue as well as local advertising, which is sold predominately in a station’s local market, and national advertising, which is sold across multiple markets. Local advertising is sold by each radio station’s sales staffs while national advertising is sold, for the most part, through our national representation firm. Local advertising, which is our largest source of advertising revenue, and national advertising revenues are tracked separately, because these revenue streams have different sales forces and respond differently to changes in the economic environment.

Management also looks at radio revenue by market size, as defined by Arbitron. Typically, larger markets can reach larger audiences with wider demographics than smaller markets. Additionally, management reviews our share of target demographics listening to the radio in an average quarter hour. This metric gauges how well our formats are attracting and retaining listeners.

A portion of our radio segment’s expenses vary in connection with changes in revenue. These variable expenses primarily relate to costs in our sales department, such as salaries, commissions and bad debt. Our programming and general and administrative departments incur most of our fixed costs, such as talent costs, rights fees, utilities and office salaries. Lastly, our highly discretionary costs are in our marketing and promotions department, which we primarily incur to maintain and/or increase our audience share.

Americas and International Outdoor Advertising

Our outdoor advertising business has been, and may continue to be, adversely impacted by the difficult economic conditions currently present in the United States and other countries in which we operate. The continuing weakening economy has, among other things, adversely affected our clients’ need for advertising and marketing services, resulted in increased cancellations and non-renewals by our clients, thereby reducing our occupancy levels and could require us to lower our rates in order to remain competitive, thereby reducing our yield, or affect our client’s solvency. Any one or more of these effects could materially affect our business, financial condition and results of operations.

Our revenue is derived from selling advertising space on the displays we own or operate in key markets worldwide consisting primarily of billboards, street furniture and transit displays. We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements. Our advertising contracts typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

Our advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points. Gross ratings points are the total number of impressions delivered, expressed as a percentage of a market population, of a display or group of displays. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time and, in some international markets, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. Management typically monitors our business by reviewing the average rates, average revenue per display, or yield, occupancy, and inventory levels of each of our display types by market. In addition, because a significant portion of our advertising operations are conducted in foreign markets, the largest being France and the United Kingdom, management reviews the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements.

The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs and the costs for cleaning and maintaining our displays. Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords. The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one to 20 years.

In our International business, normal market practice is to sell billboards and street furniture as network packages with contract terms typically ranging from one to two weeks, compared to contract terms typically ranging from four weeks to one year in the U.S. In addition, competitive bidding for street furniture and transit contracts, which constitute a larger portion of our International business, and a different regulatory environment for billboards, result in higher site lease cost in our International business compared to our Americas business. As a result, our margins are typically less in our International business than in the Americas.

Our street furniture and transit display contracts, the terms of which range from three to 20 years, generally require us to make upfront investments in property, plant and equipment. These contracts may also include upfront lease payments and/or minimum annual guaranteed lease payments. We can give no assurance that our cash flows from operations over the terms of these contracts will exceed the upfront and minimum required payments.

Our 2008 and 2007 results of operations include the full year results of operations of Interspace Airport Advertising, or Interspace, and our results of operations for 2006 include a partial year of the results of operations of Interspace, which we acquired in July 2006.

FAS 123(R), Share-Based Payments

We do not have any compensation plans under which we grant stock awards to employees. Our employees receive equity awards from CCMH’s equity incentive plans. Prior to the merger, we granted options to purchase our common stock to our employees and directors and our affiliates under our various equity incentive plans typically at no less than the fair value of the underlying stock on the date of the grant.

As of December 31, 2008, there was $130.3 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions. This cost is expected to be recognized over four years. In addition, as of December 31, 2008, there was $80.2 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions. This cost will be recognized when it becomes probable that the performance condition will be satisfied.

Vesting of certain Clear Channel stock options and restricted stock awards was accelerated upon the closing of the merger. As a result, holders of stock options, other than certain executive officers and holders of certain options that could not, by their terms, be cancelled prior to their stated expiration date, received cash or, if elected, an amount of CCMH’s stock, in each case equal to the intrinsic value of the awards based on a market price of $36.00 per share while holders of restricted stock awards received, with respect to each share of restricted stock, $36.00 per share in cash, without interest or, if elected, a share of CCMH stock. Approximately $39.2 million of share-based compensation was recognized in the 2008 pre-merger period as a result of the accelerated vesting of stock options and restricted stock awards and is included in the table below.

The following table details compensation costs related to share-based payments for the years ended December 31, 2008, 2007 and 2006:

	Year Ended December 31,
(In millions)	2008	2007	2006
Radio Broadcasting
Direct Operating Expenses	$17.2	$10.0	$11.1
SG&A	20.6	12.2	14.1
Americas Outdoor Advertising
Direct Operating Expenses	$6.3	$5.7	$3.4
SG&A	2.1	2.2	1.3
International Outdoor Advertising
Direct Operating Expenses	$1.7	$1.2	$0.9
SG&A	0.4	0.5	0.4
Other
Direct Operating Expenses	$0.5	$—	$0.7
SG&A	0.8	—	1.0
Corporate	$28.9	$12.2	$9.1

THE COMPARISON OF YEAR ENDED DECEMBER 31, 2008 TO YEAR ENDED DECEMBER 31, 2007 IS AS FOLLOWS:

(In thousands)	Post-merger	Pre-merger	Combined
	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year ended December 31, 2008
Revenue	$2,736,941	$3,951,742	$6,688,683
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,198,345	1,706,099	2,904,444
Selling, general and administrative expenses (excludes depreciation and amortization)	806,787	1,022,459	1,829,246
Depreciation and amortization	348,041	348,789	696,830
Corporate expenses (excludes depreciation and amortization)	102,276	125,669	227,945
Merger expenses	68,085	87,684	155,769
Impairment charge	5,268,858	—	5,268,858
Other operating income – net	13,205	14,827	28,032

Operating income (loss)	(5,042,246)	675,869	(4,366,377)
Interest expense	715,768	213,210	928,978
Gain (loss) on marketable securities	(116,552)	34,262	(82,290)
Equity in earnings of nonconsolidated affiliates	5,804	94,215	100,019
Other income (expense) – net	131,505	(5,112)	126,393

Income (loss) before income taxes and discontinued operations	(5,737,257)	586,024	(5,151,233)
Income tax benefit (expense):
Current	76,729	(27,280)	49,449
Deferred	619,894	(145,303)	474,591

Income tax benefit (expense)	696,623	(172,583)	524,040

Income (loss) before discontinued operations	(5,040,634)	413,441	(4,627,193)
Income (loss) from discontinued operations, net	(1,845)	640,236	638,391

Consolidated net income (loss)	(5,042,479)	1,053,677	(3,988,802)
Amount attributable to noncontrolling interest	(481)	17,152	16,671

Net income (loss) attributable to the Company	$(5,041,998)	$1,036,525	$(4,005,473)

(In thousands)	Year Ended December 31,		% Change 2008 v. 2007
	2008 Combined	2007 Pre-merger
Revenue	$6,688,683	$6,921,202	(3%)
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,904,444	2,733,004	6%
Selling, general and administrative expenses (excludes depreciation and amortization)	1,829,246	1,761,939	4%
Depreciation and amortization	696,830	566,627	23%
Corporate expenses (excludes depreciation and amortization)	227,945	181,504	26%
Merger expenses	155,769	6,762
Impairment charge	5,268,858	—
Other operating income - net	28,032	14,113

Operating income (loss)	(4,366,377)	1,685,479
Interest expense	928,978	451,870
Gain (loss) on marketable securities	(82,290)	6,742
Equity in earnings of nonconsolidated affiliates	100,019	35,176
Other income (expense) - net	126,393	5,326

Income (loss) before income taxes and discontinued operations	(5,151,233)	1,280,853
Income tax benefit (expense):
Current	49,449	(252,910)
Deferred	474,591	(188,238)

Income tax expense	524,040	(441,148)

Income (loss) before discontinued operations	(4,627,193)	839,705
Income from discontinued operations, net	638,391	145,833

Consolidated net income (loss)	(3,988,802)	985,538
Amount attributable to noncontrolling interest	16,671	47,031

Net income (loss) attributable to the Company	$(4,005,473)	$938,507

Consolidated Results of Operations

Revenue

Our consolidated revenue decreased $232.5 million during 2008 compared to 2007. Revenue growth during the first nine months of 2008 was offset by a decline of $254.0 million in the fourth quarter. Revenue declined $264.7 million during 2008 compared to 2007 from our radio business associated with decreases in both local and national advertising. Our Americas outdoor revenue also declined approximately $54.8 million attributable to decreases in poster and bulletin revenues associated with cancellations and non-renewals from major national advertisers. The declines were partially offset by an increase from our international outdoor revenue of approximately $62.3 million, with roughly $60.4 million from movements in foreign exchange.

Direct Operating Expenses

Our consolidated direct operating expenses increased approximately $171.4 million during 2008 compared to 2007. Our international outdoor business contributed $90.3 million to the increase primarily from an increase in site lease expenses and $39.5 million related to movements in foreign exchange. Our Americas outdoor business contributed $57.0 million to the increase primarily from new contracts. These increases were partially offset by a decline in direct operating expenses in our radio segment of approximately $3.6 million related to a decline in programming expenses.

Selling, General and Administrative Expenses (SG&A)

Our SG&A expenses increased approximately $67.3 million during 2008 compared to 2007. Approximately $48.3 million of this increase occurred during the fourth quarter primarily as a result of an increase in severance. Our international outdoor business contributed approximately $41.9 million to the increase primarily from movements in foreign exchange of $11.2 million and an increase in severance in 2008 associated with our restructuring plan of approximately $20.1 million. Our Americas outdoor business’ SG&A expenses increased approximately $26.4 million largely from increased bad debt expense of $15.5 million and an increase in severance in 2008 associated with our restructuring plan of $4.5 million. SG&A expenses in our radio business decreased approximately $7.5 million primarily from reduced marketing and promotional expenses and a decline in commissions associated with the decline in revenues, partially offset by increase in severance in 2008 associated with our restructuring plan of approximately $32.6 million.

Depreciation and Amortization

Depreciation and amortization expense increased $130.2 million in 2008 compared to 2007 primarily due to $86.0 million in additional depreciation and amortization associated with the preliminary purchase accounting adjustments to the acquired assets, $29.3 million of accelerated depreciation in our Americas and International outdoor segments from billboards that were removed and approximately $11.3 million related to impaired advertising display contracts in our international segment.

Corporate Expenses

The increase in corporate expenses of $46.4 million in 2008 compared to 2007 primarily relates to a $16.7 million increase in non-cash compensation related to awards that vested at closing of the merger, a $6.3 million management fee to the Sponsors in connection with the management and advisory services provided following the merger, and $6.2 million related to outside professional services.

Merger Expenses

Merger expenses for 2008 were $155.8 million and include accounting, investment banking, legal and other expenses.

Impairment Charge

The global economic slowdown has adversely affected advertising revenues across our businesses in recent months. As discussed above, we performed an impairment test in the fourth quarter of 2008 and recognized a non-cash impairment charge to our indefinite-lived intangible assets and goodwill of $5.3 billion.

Other Operating Income - Net

The $28.0 million income for 2008 consists of a gain of $3.3 million from the sale of sports broadcasting rights, a $7.0 million gain on the disposition of a representation contract, a $4.0 million gain on the sale of property, plant and equipment, a $1.7 million gain on the sale of international street furniture and $9.6 million from the favorable settlement of a lawsuit. The $14.1 million income in 2007 related primarily to $8.9 million gain from the sale of street furniture assets and land in our international outdoor segment as well as $3.4 million from the disposition of assets in our radio segment.

Interest Expense

The increase in interest expense for 2008 over 2007 is the result of the increase in our average debt outstanding after the merger. Our outstanding debt was $19.5 billion and $6.6 billion at December 31, 2008 and 2007, respectively.

Gain (Loss) on Marketable Securities

During the fourth quarter of 2008, we recorded a non-cash impairment charge to certain available-for-sale securities. The fair value of these available-for-sale securities was below their cost each month subsequent to the closing of the merger. As a result, we considered the guidance in SAB Topic 5M and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer. After this assessment, we concluded that the impairment was other than temporary and recorded a $116.6 million impairment charge. This loss was partially offset by a net gain of $27.0 million recorded in the second quarter of 2008 on the unwinding of our secured forward exchange contracts and the sale of our American Tower Corporation, or AMT, shares.

The $6.7 million gain on marketable securities for 2007 primarily related to changes in fair value of the shares of AMT and the related forward exchange contracts.

Other Income (Expense) – Net

Other income of $126.4 million in 2008 relates to an aggregate gain of $124.5 million on the fourth quarter 2008 tender of certain of our outstanding notes, a $29.3 million foreign exchange gain on translating short-term intercompany notes, an $8.0 million dividend received, partially offset by a $29.8 million loss on the third quarter 2008 tender of certain of our outstanding notes and a $4.7 million impairment of our investment in a radio partnership and $0.9 million of various other items.

Other income of $5.3 million in 2007 primarily relates to a foreign exchange gain on translating short-term intercompany notes.

Equity in Earnings of Non-consolidated Affiliates

Equity in earnings of nonconsolidated affiliates increased $64.8 million in 2008 compared to 2007 primarily from a $75.6 million gain recognized in the first quarter 2008 on the sale of our 50% interest in Clear Channel Independent, a South African outdoor advertising company. We also recognized a gain of $9.2 million on the disposition of 20% of Grupo ACIR Comunicaciones. These gains were partially offset by a $9.0 million impairment charge to one of our international outdoor equity method investments and declines in equity in income from our investments in certain international radio broadcasting companies as well as the loss of equity in earnings from the disposition of Clear Channel Independent.

Income Taxes

Current tax expense for 2008 decreased $302.4 million compared to 2007 primarily due to a decrease in “income (loss) before income taxes and discontinued operations” of $1.2 billion which excludes the non-tax deductible impairment charge of $5.3 billion recorded in 2008. In addition, current tax benefits of approximately $74.6 million were recorded during 2008 related to the termination of our cross currency swap. Also, we recognized additional tax depreciation deductions as a result of the bonus depreciation provisions enacted as part of the Economic Stimulus Act of 2008. These current tax benefits were partially offset by additional current tax expense recorded in 2008 related to currently non deductible transaction costs as a result of the merger.

The effective tax rate for the year ended December 31, 2008 decreased to 10.2% as compared to 34.4% for the year ended December 31, 2007, primarily due to the impairment charge that resulted in a $5.3 billion decrease in “income (loss) before income taxes and discontinued operations” and tax benefits of approximately $648.2 million. Partially offsetting this decrease to the effective rate were tax benefits recorded as a result of the release of valuation allowances on the capital loss carryforwards that were used to offset the taxable gain from the disposition of our investment in AMT and Grupo ACIR Comunicaciones. Additionally, we sold our 50% interest in Clear Channel Independent in 2008, which was structured as a tax free disposition. The sale resulted in a gain of $75.6 million with no current tax expense. Further, in 2008 valuation allowances were recorded on certain net operating losses generated during the period that were not able to be carried back to prior years. Due to the lack of earnings history as a merged company and limitations on net operating loss carryback claims allowed, we cannot rely on future earnings and carryback claims as a means to realize deferred tax assets which may arise as a result of future period net operating losses. Pursuant to the provision of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, deferred tax valuation allowances would be required on those deferred tax assets.

For the year ended December 31, 2008, deferred tax expense decreased $662.8 million as compared to 2007 primarily due to the impairment charge recorded in 2008 related to the tax deductible intangibles. This decrease was partially offset by increases in deferred tax expense in 2008 related to recording of valuation allowances on certain net operating losses as well as the termination of the cross currency swap and the additional tax depreciation deductions as a result of the bonus depreciation provisions enacted as part of the Economic Stimulus Act of 2008 mentioned above.

Noncontrolling Interest

The decline in noncontrolling interest of $30.4 million in 2008 compared to 2007 relates to the decline for the same period in net income of our subsidiary, Clear Channel Outdoor Holdings, Inc.

Discontinued Operations

Income from discontinued operations of $638.4 million recorded during 2008 primarily relates to a gain of $631.9 million, net of tax, related to the sale of our television business and radio stations.

Radio Broadcasting Results of Operations

Our radio broadcasting operating results were as follows:

(In thousands)	Years Ended December 31,		% Change 2008 v. 2007
	2008 Combined	2007 Pre-merger
Revenue	$3,293,874	$3,558,534	(7%)
Direct operating expenses	979,324	982,966	(0%)
Selling, general and administrative expense	1,182,607	1,190,083	(1%)
Depreciation and amortization	152,822	107,466	42%

Operating income	$979,121	$1,278,019	(23%)

Our radio broadcasting revenue declined approximately $264.7 million during 2008 compared to 2007, with approximately 43% of the decline occurring during the fourth quarter. Our local revenues were down $205.6 million in 2008 compared to 2007. National revenues declined as well. Both local and national revenues were down as a result of overall weakness in advertising. Our radio revenue experienced declines across advertising categories including automotive, retail and entertainment advertising categories. For the year ended December 31, 2008, our total minutes sold and average minute rate declined compared to 2007.

Direct operating expenses declined approximately $3.6 million. Decreases in programming expenses of approximately $21.2 million from our radio markets were partially offset by an increase in programming expenses of approximately $16.3 million in our national syndication business. The increase in programming expenses in our national syndication business was mostly related to contract talent payments. SG&A expenses decreased approximately $7.5 million primarily from reduced marketing and promotional expenses and a decline in commission expenses associated with the revenue decline. Partially offsetting the decline in SG&A expenses was an increase in severance in 2008 associated with our restructuring plan of approximately $32.6 million and an increase in bad debt expense of approximately $17.3 million.

Depreciation and amortization increased approximately $45.4 million mostly as a result of additional amortization associated with the preliminary purchase accounting adjustments to the acquired intangible assets.

Americas Outdoor Advertising Results of Operations

Our Americas outdoor advertising operating results were as follows:

(In thousands)	Years Ended December 31,		% Change 2008 v. 2007
	2008 Combined	2007 Pre-merger
Revenue	$1,430,258	$1,485,058	(4%)
Direct operating expenses	647,526	590,563	10%
Selling, general and administrative expense	252,889	226,448	12%
Depreciation and amortization	207,633	189,853	9%

Operating income	$322,210	$478,194	(33%)

Revenue decreased approximately $54.8 million during 2008 compared to 2007, with the entire decline occurring in the fourth quarter. Driving the decline was approximately $87.4 million attributable to poster and bulletin revenues associated with cancellations and non-renewals from major national advertisers, partially offset by an increase of $46.2 million in airport revenues, digital display revenues and street furniture revenues. Also impacting the decline in bulletin revenue was decreased occupancy while the decline in poster revenue was affected by a decrease in both occupancy and rate. The increase in airport and street furniture revenues was primarily driven by new contracts while digital display revenue growth was primarily the result of an increase in the number of digital displays. Other miscellaneous revenues also declined approximately $13.6 million.

Our Americas direct operating expenses increased $57.0 million primarily from higher site lease expenses of $45.2 million primarily attributable to new taxi, airport and street furniture contracts and an increase of $2.4 million in severance. Our Americas SG&A expenses increased $26.4 million largely from increased bad debt expense of $15.5 million and an increase of $4.5 million in severance in 2008 associated with our restructuring plan.

Depreciation and amortization increased approximately $17.8 million mostly as a result of $6.6 million related to additional depreciation and amortization associated with preliminary purchase accounting adjustments to the acquired assets and $11.3 million of accelerated depreciation from billboards that were removed.

International Outdoor Results of Operations

Our international operating results were as follows:

(In thousands)	Years Ended December 31,		% Change 2008 v. 2007
	2008 Combined	2007 Pre-merger
Revenue	$1,859,029	$1,796,778	3%
Direct operating expenses	1,234,610	1,144,282	8%
Selling, general and administrative expense	353,481	311,546	13%
Depreciation and amortization	264,717	209,630	26%

Operating income	$6,221	$131,320	(95%)

Revenue increased approximately $62.3 million, with roughly $60.4 million from movements in foreign exchange. The remaining revenue growth was primarily attributable to growth in China, Turkey and Romania, partially offset by revenue declines in France and the United Kingdom. China and Turkey benefited from strong advertising environments. We acquired operations in Romania at the end of the second quarter of 2007, which also contributed to revenue growth in 2008. The decline in France was primarily driven by the loss of a contract to advertise on railways and the decline in the United Kingdom was primarily driven by weak advertising demand.

During the fourth quarter of 2008, revenue declined approximately $88.6 million compared to the fourth quarter of 2007, of which approximately $51.8 million was attributable to movements in foreign exchange and the remainder primarily the result of a decline in advertising demand.

Direct operating expenses increased $90.3 million. Included in the increase is approximately $39.5 million related to movements in foreign exchange. The remaining increase in direct operating expenses was driven by an increase in site lease expenses. SG&A expenses increased $41.9 million in 2008 over 2007 with approximately $11.2 million related to movements in foreign exchange and $20.1 million related to severance in 2008 associated with our restructuring plan.

Depreciation and amortization expenses increased $55.1 million with $18.8 million related to additional depreciation and amortization associated with the preliminary purchase accounting adjustments to the acquired assets, approximately $18.0 million related to an increase in accelerated depreciation from billboards to be removed, approximately $11.3 million related to impaired advertising display contracts and $4.9 million related to an increase from movements in foreign exchange.

Reconciliation of Segment Operating Income (Loss)

(In thousands)	Years Ended December 31,
	2008 Combined	2007 Pre-merger
Radio Broadcasting	$979,121	$1,278,019
Americas Outdoor Advertising	322,210	478,194
International Outdoor Advertising	6,221	131,320
Other	(31,419)	(11,659)
Impairment charge	(5,268,858)	—
Other operating income - net	28,032	14,113
Merger expenses	(155,769)	(6,762)
Corporate	(245,915)	(197,746)

Consolidated operating income (loss)	$(4,366,377)	$1,685,479

THE COMPARISON OF YEAR ENDED DECEMBER 31, 2007 TO YEAR ENDED DECEMBER 31, 2006 IS AS FOLLOWS:

(In thousands)	Years Ended December 31,		% Change 2007 v. 2006
	2007	2006
Revenue	$6,921,202	$6,567,790	5%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,733,004	2,532,444	8%
Selling, general and administrative expenses (excludes depreciation and amortization)	1,761,939	1,708,957	3%
Depreciation and amortization	566,627	600,294	(6%)
Corporate expenses (excludes depreciation and amortization)	181,504	196,319	(8%)
Merger expenses	6,762	7,633
Other operating income - net	14,113	71,571

Operating income	1,685,479	1,593,714	6%
Interest expense	451,870	484,063
Gain (loss) on marketable securities	6,742	2,306
Equity in earnings of nonconsolidated affiliates	35,176	37,845
Other income (expense) - net	5,326	(8,593)

Income before income taxes and discontinued operations	1,280,853	1,141,209
Income tax expense:
Current	252,910	278,663
Deferred	188,238	191,780

Income tax expense	441,148	470,443

Income before discontinued operations	839,705	670,766
Income from discontinued operations, net	145,833	52,678

Consolidated net income	985,538	723,444
Amount attributable to noncontrolling interest	47,031	31,927

Net income (loss) attributable to the Company	$938,507	$691,517

Consolidated Results of Operations

Revenue

Our consolidated revenue increased $353.4 million during 2007 compared to 2006. Our International revenue increased $240.4 million, including approximately $133.3 million related to movements in foreign exchange and the remainder associated with growth across inventory categories. Our Americas revenue increased $143.7 million driven by increases in bulletin, street furniture, airports and taxi display revenues as well as $32.1 million from Interspace. Our radio revenue was essentially flat. Declines in local and national advertising revenue were partially offset by an increase in our syndicated radio programming, traffic and on-line businesses. These increases were also partially offset by declines from operations classified in our “other” segment.

Direct Operating Expenses

Our direct operating expenses increased $200.6 million in 2007 compared to 2006. International direct operating expenses increased $163.8 million principally from $88.0 million related to movements in foreign exchange. Americas direct operating expenses increased $56.2 million primarily attributable to increased site lease expenses associated with new contracts and the increase in transit revenue as well as approximately $14.9 million from Interspace. Partially offsetting these increases was a decline in our radio direct operating expenses of approximately $11.7 million primarily from a decline in programming and expenses associated with non-traditional revenue.

Selling, General and Administrative Expenses (SG&A)

Our SG&A expenses increased $53.0 million in 2007 compared to 2006. International SG&A expenses increased $31.9 million primarily related to movements in foreign exchange. Americas SG&A expenses increased $19.1 million mostly attributable to sales expenses associated with the increase in revenue and $6.7 million from Interspace. Our radio

SG&A expenses increased $4.3 million for the comparative periods primarily from an increase in our marketing and promotions department which was partially offset by a decline in bonus and commission expenses.

Depreciation and Amortization

Depreciation and amortization expense decreased approximately $33.7 million primarily from a decrease in the radio segments fixed assets and a reduction in amortization from international outdoor contracts.

Corporate Expenses

Corporate expenses decreased $14.8 million during 2007 compared to 2006 primarily related to a decline in radio bonus expenses.

Merger Expenses

We entered into the Merger Agreement, as amended, in the fourth quarter of 2006. Expenses associated with the merger were $6.8 million and $7.6 million for the years ended December 31, 2007 and 2006, respectively, and include accounting, investment banking, legal and other expenses.

Other Operating Income - Net

Other operating income – net of $14.1 million for the year ended December 31, 2007 related primarily to $8.9 million gain from the sale of street furniture assets and land in our international outdoor segment as well as $3.4 million from the disposition of assets in our radio segment.

Other operating income - net of $71.6 million for the year ended December 31, 2006 mostly related to $34.6 million in our radio segment primarily from the sale of stations and programming rights and $13.2 million in our Americas outdoor segment from the exchange of assets in one of our markets for the assets of a third party located in a different market.

Interest Expense

Interest expense declined $32.2 million for the year ended December 31, 2007 compared to the same period of 2006. The decline was primarily associated with the reduction in our average outstanding debt during 2007.

Gain (Loss) on Marketable Securities

The $6.7 million gain on marketable securities for 2007 primarily related to changes in fair value of our American Tower Corporation, or AMT, shares and the related forward exchange contracts. The gain of $2.3 million for the year ended December 31, 2006 related to a $3.8 million gain from terminating our secured forward exchange contract associated with our investment in XM Satellite Radio Holdings, Inc. partially offset by a loss of $1.5 million from the change in fair value of AMT securities that are classified as trading and the related secured forward exchange contracts associated with those securities.

Other Income (Expense) - Net

Other income of $5.3 million recorded in 2007 primarily relates to foreign exchange gains while other expense of $8.6 million recorded in 2006 primarily relates to foreign exchange losses.

Income Taxes

Current tax expense decreased $25.8 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006 primarily due to current tax benefits of approximately $45.7 million recorded in 2007 related to the settlement of several tax positions with the Internal Revenue Service for the 1999 through 2004 tax years. In addition, we recorded current tax benefits of approximately $14.6 million in 2007 related to the utilization of capital loss carryforwards. The 2007 current tax benefits were partially offset by additional current tax expense due to an increase in Income before income taxes of $139.6 million.

Deferred tax expense decreased $3.5 million for the year ended December 31, 2007 as compared to the year ended December 31, 2006 primarily due to additional deferred tax benefits of approximately $8.3 million recorded in 2007 related to accrued interest and state tax expense on uncertain tax positions. In addition, we recorded deferred tax expense of approximately $16.7 million in 2006 related to the uncertainty of our ability to utilize certain tax losses in the future for certain international operations. The changes noted above were partially offset by additional deferred tax expense recorded in 2007 as a result of tax depreciation expense related to capital expenditures in certain foreign jurisdictions.

Noncontrolling Interest

Noncontrolling interest increased $15.1 million in 2007 compared to 2006 primarily from an increase in net income attributable to our subsidiary Clear Channel Outdoor Holdings, Inc.

Discontinued Operations

We closed on the sale of 160 stations in 2007 and 5 stations in 2006. The gain on sale of assets recorded in discontinued operations for these sales was $144.6 million and $0.3 million in 2007 and 2006, respectively. The remaining $1.2 million and $52.4 million are associated with the net income from radio stations and our television business that are recorded as income from discontinued operations for 2007 and 2006, respectively.

Radio Broadcasting Results of Operations

Our radio broadcasting operating results were as follows:

(In thousands)	Years Ended December 31,		% Change 2007 v. 2006
	2007	2006
Revenue	$3,558,534	$3,567,413	0%
Direct operating expenses	982,966	994,686	(1%)
Selling, general and administrative expense	1,190,083	1,185,770	0%
Depreciation and amortization	107,466	125,631	(14%)

Operating income	$1,278,019	$1,261,326	1%

Our radio revenue was essentially flat. Declines in local and national revenues were partially offset by increases in network, traffic, syndicated radio and on-line revenues. Local and national revenues were down partially as a result of overall weakness in advertising as well as declines in automotive, retail and political advertising categories. During 2007, our average minute rate declined compared to 2006.

Our radio broadcasting direct operating expenses declined approximately $11.7 million in 2007 compared to 2006. The decline was primarily from a $14.8 million decline in programming expenses partially related to salaries, a $16.5 million decline in non-traditional expenses primarily related to fewer concert events sponsored by us in the current year and $5.1 million in other direct operating expenses. Partially offsetting these declines were increases of $5.7 million in traffic expenses and $19.1 million in internet expenses associated with the increased revenues in these businesses. SG&A expenses increased $4.3 million during 2007 as compared to 2006 primarily from an increase of $16.2 million in our marketing and promotions department partially offset by a decline of $9.5 million in bonus and commission expenses.

Americas Outdoor Advertising Results of Operations

Our Americas outdoor advertising operating results were as follows:

(In thousands)	Years Ended December 31,		% Change 2007 v. 2006
	2007	2006
Revenue	$1,485,058	$1,341,356	11%
Direct operating expenses	590,563	534,365	11%
Selling, general and administrative expenses	226,448	207,326	9%
Depreciation and amortization	189,853	178,970	6%

Operating income	$478,194	$420,695	14%

Americas revenue increased $143.7 million, or 11%, during 2007 as compared to 2006 with Interspace contributing approximately $32.1 million to the increase. The growth occurred across our inventory, including bulletins, street furniture, airports and taxi displays. The revenue growth was primarily driven by bulletin revenue attributable to increased rates and airport revenue which had both increased rates and occupancy. Leading advertising categories during the year were telecommunications, retail, automotive, financial services and amusements. Revenue growth occurred across our markets, led by Los Angeles, New York, Washington/Baltimore, Atlanta, Boston, Seattle and Minneapolis.

Our Americas direct operating expenses increased $56.2 million primarily from an increase of $46.6 million in site lease expenses associated with new contracts and the increase in airport, street furniture and taxi revenues. Interspace contributed $14.9 million to the increase. Our SG&A expenses increased $19.1 million primarily from bonus and commission expenses associated with the increase in revenue and from Interspace, which contributed approximately $6.7 million to the increase.

Depreciation and amortization increased $10.9 million during 2007 compared to 2006 primarily associated with $5.9 million from Interspace.

International Outdoor Results of Operations

Our international operating results were as follows:

(In thousands)	Years Ended December 31,		% Change 2007 v. 2006
	2007	2006
Revenue	$1,796,778	$1,556,365	15%
Direct operating expenses	1,144,282	980,477	17%
Selling, general and administrative expenses	311,546	279,668	11%
Depreciation and amortization	209,630	228,760	(8%)

Operating income	$131,320	$67,460	95%

International revenue increased $240.4 million, or 15%, in 2007 as compared to 2006. Included in the increase was approximately $133.3 million related to movements in foreign exchange. Revenue growth occurred across inventory categories including billboards, street furniture and transit, driven by both increased rates and occupancy. Growth was led by increased revenues in France, Italy, Australia, Spain and China.

Our international direct operating expenses increased approximately $163.8 million in 2007 compared to 2006. Included in the increase was approximately $88.0 million related to movements in foreign exchange. The remaining increase in direct operating expenses was primarily attributable to an increase in site lease expenses associated with the increase in revenue. SG&A expenses increased $31.9 million in 2007 over 2006 from approximately $23.4 million related to movements in foreign exchange and an increase in selling expenses associated with the increase in revenue. Additionally, we recorded a $9.8 million reduction to SG&A expenses in 2006 as a result of the favorable settlement of a legal proceeding.

Depreciation and amortization declined $19.1 million during 2007 compared to 2006 primarily from contracts which were recorded at fair value in purchase accounting in prior years and became fully amortized at December 31, 2006.

Reconciliation of Segment Operating Income (Loss)

(In thousands)	Years Ended December 31,
	2007	2006
Radio Broadcasting	$1,278,019	$1,261,326
Americas Outdoor Advertising	478,194	420,695
International Outdoor Advertising	131,320	67,460
Other	(11,659)	(4,225)
Other operating income – net	14,113	71,571
Merger expenses	(6,762)	(7,633)
Corporate	(197,746)	(215,480)

Consolidated operating income	$1,685,479	$1,593,714

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

(In thousands)	2008	Period from July 31 through December 31, 2008	Period from January 1 to July 30, 2008	Years ended December 31,
				2007	2006
	Combined	Post-merger	Pre-merger	Pre-merger	Pre-merger
Cash provided by (used in):
Operating activities	$1,281,284	$246,026	$1,035,258	$1,576,428	$1,748,057
Investing activities	$(18,127,954)	$(17,711,703)	$(416,251)	$(482,677)	$(607,011)
Financing activities	$15,907,798	$17,554,739	$(1,646,941)	$(1,431,014)	$(1,178,610)
Discontinued operations	$1,033,570	$2,429	$1,031,141	$366,411	$69,227

Operating Activities

2008

Net cash flow from operating activities for 2008 primarily reflects a loss before discontinued operations of $4.6 billion plus a non-cash impairment charge of $5.3 billion, depreciation and amortization of $696.8 million, the amortization of deferred financing charges of approximately $106.4 million, and share-based compensation of $78.6 million, partially offset by a deferred tax benefit of $474.6 million.

2007

Net cash flow from operating activities during 2007 primarily reflected income before discontinued operations of $839.7 million plus depreciation and amortization of $566.6 million and deferred taxes of $188.2 million.

2006

Net cash flow from operating activities of $1.7 billion for the year ended December 31, 2006 principally reflects income before discontinued operations of $670.8 million and depreciation and amortization of $600.3 million. Net cash flows from operating activities also reflects an increase of $190.2 million in accounts receivable as a result of the increase in revenue and a $390.4 million federal income tax refund related to restructuring our international businesses consistent with our strategic realignment and the utilization of a portion of the capital loss generated on the spin-off of Live Nation, Inc.

Investing Activities

2008

Net cash used in investing activities during 2008 principally reflects cash used in the acquisition of $17.5 billion and the purchase of property, plant and equipment of $430.5 million.

2007

Net cash used in investing activities of $482.7 million for the year ended December 31, 2007 principally reflects the purchase of property, plant and equipment of $363.3 million.

2006

Net cash used in investing activities of $607.0 million for the year ended December 31, 2006 principally reflects capital expenditures of $336.7 million related to purchases of property, plant and equipment and $341.2 million primarily related to acquisitions of operating assets, partially offset by proceeds from the sale of other assets of $99.7 million.

Financing Activities

2008

Net cash used in financing activities for 2008 principally reflected $15.4 billion in debt proceeds used to finance the acquisition, an equity contribution of $2.1 billion used to finance the acquisition, $1.9 billion primarily for the redemptions of certain of our subsidiaries’ notes and $93.4 million in dividends paid.

2007

Net cash used in financing activities for the year ended December 31, 2007 principally reflects $372.4 million in dividend payments, decrease in debt of $1.1 billion, partially offset by the proceeds from the exercise of stock options of $80.0 million.

2006

Net cash used in financing activities for the year ended December 31, 2006 principally reflects $1.4 billion for shares repurchased, $382.8 million in dividend payments, partially offset by the net increase in debt of $601.3 million and proceeds from the exercise of stock options of $57.4 million.

Discontinued Operations

During 2008, we completed the sale of our television business to Newport Television, LLC for $1.0 billion and completed the sales of certain radio stations for $110.5 million. The cash received from these sales was recorded as a component of cash flows from discontinued operations during 2008.

The proceeds from the sale of five stations in 2006 and 160 stations in 2007 are classified as cash flows from discontinued operations in 2006 and 2007 respectively. Additionally, the cash flows from these stations are classified as discontinued operations for all periods presented.

Anticipated Cash Requirements

Our primary source of liquidity is cash flow from operations, which has been adversely affected by the global economic downturn. The risks associated with our businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. The current global economic slowdown has resulted in a decline in advertising and marketing services among our customers, resulting in a decline in advertising revenues across our businesses. This reduction in advertising revenues has had an adverse effect on our revenue, profit margins, cash flow and liquidity, particularly during the second half of 2008. The continuation of the global economic slowdown may continue to adversely impact our revenue, profit margins, cash flow and liquidity.

In January 2009, in response to the deterioration in general economic conditions and the resulting negative impact on our business, CCMH announced that it commenced a restructuring program targeting a reduction of fixed costs by approximately $350 million on an annualized basis. As part of the program, we eliminated approximately 1,850 full-time positions representing approximately 9% of total workforce. The program is expected to result in restructuring and other non-recurring charges of approximately $200 million, although additional costs may be incurred as the program evolves. The cost savings initiatives are expected to be fully implemented by the end of the first quarter of 2010. No assurance can be given that the restructuring program will be successful or will achieve the anticipated cost savings in the timeframe expected or at all.

Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash flow from operations as well as cash on hand (including amounts drawn or available under our senior secured credit facilities) will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for at least the next 12 months.

Continuing adverse securities and credit market conditions could significantly affect the availability of equity or credit financing. While there is no assurance in the current economic environment, we believe the lenders participating in our credit agreements will be willing and able to provide financing in accordance with the terms of their agreements. In this regard, on February 6, 2009 we borrowed the approximately $1.6 billion of remaining availability under our $2.0 billion revolving credit facility to improve our liquidity position in light of continuing uncertainty in credit market and economic conditions. We expect to refinance our $500.0 million 4.25% notes due May 15, 2009 with a draw under the $500.0 million delayed draw term loan facility that is specifically designated for this purpose. The remaining $69.5 million of indebtedness maturing in 2009 will either be refinanced or repaid with cash flow from operations or on hand.

We expect to be in compliance with the covenants under our senior secured credit facilities in 2009. However, our anticipated results are subject to significant uncertainty and there can be no assurance that actual results will be in compliance with the covenants. In addition, our ability to comply with the covenants in our financing agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any covenants set forth in our financing agreements would result in a default thereunder. An event of default would permit the lenders under a defaulted financing agreement to declare all indebtedness thereunder to be due and payable prior to maturity. Moreover, the lenders under the revolving credit facility under our senior secured credit facilities would have the option to terminate their commitments to make further extensions of revolving credit thereunder. If we are unable to repay our obligations under any senior secured credit facilities or the receivables based credit facility, the lenders under such senior secured credit facilities or receivables based credit facility could proceed against any assets that were pledged to secure such senior secured credit facilities or receivables based credit facility. In addition, a default or acceleration under any of our financing agreements could cause a default under other of our obligations that are subject to cross-default and cross-acceleration provisions.

CCMH’s and our corporate credit and issue-level ratings were downgraded on February 20, 2009 by Standard & Poor’s Ratings Services. CCMH’s and our corporate credit and issue-level ratings were lowered to “B-”. These ratings remain on credit watch with negative implications. Additionally, Moody’s Investors Service has placed CCMH’s and our credit ratings on review for possible downgrade from “B2.” These ratings are significantly below investment grade. These ratings and any additional reductions in our credit ratings could further increase our borrowing costs and reduce the availability of financing to us. In addition, deteriorating economic conditions, including market disruptions, tightened credit markets and significantly wider corporate borrowing spreads, may make it more difficult or costly for us to obtain financing in the future. A credit rating downgrade does not constitute a default under any of our debt obligations.

Our ability to fund our working capital needs, debt service and other obligations, and to comply with the financial covenants under our financing agreements depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions and other factors, many of which are beyond our control. If our future operating performance does not meet our expectation or our plans materially change in an adverse manner or prove to be materially inaccurate, we may need additional financing. Continuing adverse securities and credit market conditions could significantly affect the availability of equity or credit financing. Consequently, there can be no assurance that such financing, if permitted under the terms of our financing agreements, will be available on terms acceptable to us or at all. The inability to obtain additional financing in such circumstances could have a material adverse effect on our financial condition and on our ability to meet our obligations.

Sources of Capital

As of December 31, 2008 and 2007, we had the following indebtedness outstanding:

(In millions)	Post-merger December 31, 2008	Pre-merger December 31, 2007
Term Loan A	$1,331.5	$—
Term Loan B	10,700.0	—
Term Loan C	695.9	—
Delayed Draw Facility	532.5	—
Receivables Based Facility	445.6	—
Revolving Credit Facility (a)	220.0	—
Secured Subsidiary Debt	6.6	8.3

Total Secured Debt	13,932.1	8.3
Senior Cash Pay Notes	980.0	—
Senior Toggle Notes	1,330.0	—
Clear Channel $1.75 billion credit facility	—	174.6
Clear Channel Senior Notes (b)	3,192.3	5,646.4
Clear Channel Subsidiary Debt (c)	69.3	745.9

Total Debt	19,503.7	6,575.2
Less: Cash and cash equivalents	239.8	145.1

	$19,263.9	$6,430.1

(a)	Subsequent to December 31, 2008, we borrowed the approximately $1.6 billion of remaining availability under this facility.
(b)	Includes $1.1 billion at December 31, 2008 in unamortized fair value purchase accounting discounts related to the merger. Includes $11.4 million increase related to fair value adjustments for interest rate swap agreements and $15.0 million decrease related to original issue discounts at December 31, 2007.

(c)	Includes $3.2 million at December 31, 2007 in unamortized fair value purchase accounting adjustment premiums related to the merger with AMFM.

We may utilize available funds for general working capital purposes including funding capital expenditures and acquisitions. We may also from time to time seek to retire or purchase our outstanding debt or equity securities or obligations through cash purchases, prepayments and/or exchanges for debt or equity securities or obligations, in open market purchases, privately negotiated transactions or otherwise. Such uses, repurchases, prepayments or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material.

Indebtedness Incurred in Connection with the Merger

The following is a summary of the terms of our indebtedness incurred in connection with the merger:

•	a $1.33 billion term loan A facility, with a maturity in July 2014;

•	a $10.7 billion term loan B facility with a maturity in January 2016;

•	a $695.9 million term loan C - asset sale facility, with a maturity in January 2016;

•

a $750.0 million delayed draw term loan facility with a maturity in January 2016 which may be drawn to purchase or redeem Clear Channel’s outstanding 7.65% senior notes due 2010, of which $532.5 million was drawn as of December 31, 2008;

•

a $500.0 million delayed draw term loan facility with a maturity in January 2016 may be drawn to purchase or redeem Clear Channel’s outstanding 4.25% senior notes due 2009, of which none was drawn as of December 31, 2008;

•

a $2.0 billion revolving credit facility with a maturity in July 2014, including a letter of credit sub-facility and a swingline loan sub-facility. As of February 27, 2009, the outstanding balance on this facility was $1.8 billion and, taking into account letters of credit of $171.9 million, $18.1 million was available to be drawn;

•

a $783.5 million receivables based credit facility with a maturity in July 2014 providing revolving credit commitments in an amount equal to the initial borrowing of $533.5 million on the merger closing date plus $250 million, subject to a borrowing base, of which $445.6 million was drawn as of December 31, 2008, which was the maximum available under the borrowing base. As of February 27, 2009, the outstanding balance on this facility had declined to $365.5 million which was the maximum available under the borrowing base; and

•	$980.0 million aggregate principal amount of 10.75% senior cash pay notes due 2016 and $1.33 billion aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016.

Senior Secured Credit Facilities

Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentages applicable to the term loan facilities and revolving credit facility are the following percentages per annum:

•

with respect to loans under the term loan A facility and the revolving credit facility, (i) 2.40% in the case of base rate loans and (ii) 3.40% in the case of Eurocurrency rate loans subject to downward adjustments if our leverage ratio of total debt to EBITDA decreases below 7 to 1; and

•

with respect to loans under the term loan B facility, term loan C - asset sale facility and delayed draw term loan facilities, (i) 2.65%, in the case of base rate loans and (ii) 3.65%, in the case of Eurocurrency rate loans subject to downward adjustments if our leverage ratio of total debt to EBITDA decreases below 7 to 1.

We are required to pay each revolving credit lender a commitment fee in respect of any unused commitments under the revolving credit facility, which is 0.50% per annum. We are required to pay each delayed draw term facility lender a commitment fee in respect of any undrawn commitments under the delayed draw term facilities, which initially is 1.825% per annum until the delayed draw term facilities are fully drawn or commitments thereunder terminated.

The senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

•

50% (which percentage will be reduced to 25% and to 0% based upon our leverage ratio) of our annual excess cash flow (as calculated in accordance with the senior secured credit facilities), less any voluntary prepayments of term loans and revolving credit loans (to the extent accompanied by a permanent reduction of the commitment) and subject to customary credits;

•

100% (which percentage will be reduced to 75% and 50% based upon our leverage ratio) of the net cash proceeds of sales or other dispositions by us or our wholly-owned restricted subsidiaries (including casualty and condemnation events) of assets other than specified assets subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds of any incurrence of certain debt, other than debt permitted under the senior secured credit facilities.

The foregoing prepayments with the net cash proceeds of certain incurrences of debt and annual excess cash flow will be applied (i) first to the term loans other than the term loan C - asset sale facility loans (on a pro rata basis) and (ii) second to the term loan C - asset sale facility loans, in each case to the remaining installments thereof in direct order of maturity. The foregoing prepayments with the net cash proceeds of the sale of assets (including casualty and condemnation events) will be applied (i) first to the term loan C - asset sale facility loans and (ii) second to the other term loans (on a pro rata basis), in each case to the remaining installments thereof in direct order of maturity.

We may voluntarily repay outstanding loans under our senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.

We are required to repay the loans under our term loan facilities as follows:

•

the term loan A facility will amortize in quarterly installments commencing on the first interest payment date after the second anniversary of the closing date of the merger in annual amounts equal to 5% of the original funded principal amount of such facility in years three and four, 10% thereafter, with the balance being payable on the final maturity date of such term loans; and

•

the term loan B facility, term loan C - asset sale facility and delayed draw term loan facilities will amortize in quarterly installments on the first interest payment date after the third anniversary of the closing date of the merger, in annual amounts equal to 2.5% of the original funded principal amount of such facilities in years four and five and 1% thereafter, with the balance being payable on the final maturity date of such term loans.

The senior secured credit facilities are guaranteed by each of our existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.

All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured, subject to permitted liens and other exceptions, by:

•	a first-priority lien on the capital stock of Clear Channel;

•	100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing the Clear Channel senior notes;

•	certain assets that do not constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes);

•

certain assets that constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes) securing obligations under the senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing the Clear Channel senior notes; and

•	a second-priority lien on the accounts receivable and related assets securing our receivables based credit facility.

The obligations of any foreign subsidiaries that are borrowers under the revolving credit facility will also be guaranteed by certain of their material wholly-owned restricted subsidiaries, and secured by substantially all assets of all such borrowers and guarantors, subject to permitted liens and other exceptions.

The senior secured credit facilities require us to comply on a quarterly basis with a maximum consolidated senior secured net debt to adjusted EBITDA (as calculated in accordance with the senior secured credit facilities) ratio. This financial covenant becomes effective on March 31, 2009 (maximum of 9.5:1) and will become more restrictive over time beginning in the second quarter of 2013. Secured leverage, defined as secured debt, net of cash, divided by the trailing 12-month consolidated EBITDA was 6.4:1 at December 31, 2008. Our consolidated EBITDA is calculated as the trailing twelve months operating income before depreciation, amortization, impairment charge, non-cash compensation, other operating income - net and merger expenses of $1.8 billion adjusted for certain items, including: (i) an increase for expected cost savings (limited to $100.0 million in any twelve month period) of $100.0 million; (ii) an increase of $43.1 million for cash received from nonconsolidated affiliates; (iii) an increase of $17.0 million for non-cash items; (iv) an increase of $95.9 million related to expenses incurred associated with our restructuring program; and (v) an increase of $82.4 million of various other items.

In addition, the senior secured credit facilities include negative covenants that, subject to significant exceptions, limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase its capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change our lines of business.

The senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the senior secured credit facilities documentation, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of our subordinated debt and a change of control. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Receivables Based Credit Facility

The receivables based credit facility of $783.5 million provides revolving credit commitments in an amount equal to the initial borrowing of $533.5 million on the closing date plus $250 million, subject to a borrowing base. The borrowing base at any time equals 85% of our and certain of our subsidiaries’ eligible accounts receivable. The receivables based credit facility includes a letter of credit sub-facility and a swingline loan sub-facility.

All borrowings under the receivables based credit facility are subject to the absence of any default, the accuracy of representations and warranties and compliance with the borrowing base. If at any time, borrowings, excluding the initial borrowing, under the receivables based credit facility following the closing date will be subject to compliance with a minimum fixed charge coverage ratio of 1.0:1.0 if excess availability under the receivables based credit facility is less than $50 million, or if aggregate excess availability under the receivables based credit facility and revolving credit facility is less than 10% of the borrowing base.

Borrowings under the receivables based credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentage applicable to the receivables based credit facility which is (i) 1.40%, in the case of base rate loans and (ii) 2.40% in the case of Eurocurrency rate loans subject to downward adjustments if our leverage ratio of total debt to EBITDA decreases below 7 to 1.

We are required to pay each lender a commitment fee in respect of any unused commitments under the receivables based credit facility, which is 0.375% per annum subject to downward adjustments if our leverage ratio of total debt to EBITDA decreases below 6 to 1.

If at any time the sum of the outstanding amounts under the receivables based credit facility (including the letter of credit outstanding amounts and swingline loans thereunder) exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under the receivables based credit facility, we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess.

We may voluntarily repay outstanding loans under the receivables based credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.

The receivables based credit facility is guaranteed by, subject to certain exceptions, the guarantors of the senior secured credit facilities. All obligations under the receivables based credit facility, and the guarantees of those obligations, are secured by a perfected first priority security interest in all of our and all of the guarantors’ accounts receivable and related assets and proceeds thereof, subject to permitted liens and certain exceptions.

The receivables based credit facility includes negative covenants, representations, warranties, events of default, conditions precedent and termination provisions substantially similar to those governing our senior secured credit facilities.

Senior Notes

We have outstanding $980.0 million aggregate principal amount of 10.75% senior cash pay notes due 2016 (the “senior cash pay notes”) and $1.3 billion aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016 (the “senior toggle notes” and, together with the senior cash pay notes, the “notes”).

The senior toggle notes mature on August 1, 2016 and may require a special redemption on August 1, 2015. We may elect on each interest election date to pay all or 50% of such interest on the senior toggle notes in cash or by increasing the principal amount of the senior toggle notes or by issuing new senior toggle notes (such increase or issuance, “PIK Interest”). Interest on the senior toggle notes payable in cash will accrue at a rate of 11.00% per annum and PIK Interest will accrue at a rate of 11.75% per annum.

On January 15, 2009, we made a permitted election under the indenture governing the senior toggle notes to pay interest under the senior toggle notes for the semi-annual interest period commencing February 1, 2009 entirely in kind (“PIK Interest”). For subsequent interest periods, no later than 10 business days prior to the beginning of such interest period, we must make an election regarding whether the applicable interest payment on the senior toggle notes will be made entirely in cash, entirely through PIK Interest or 50% in cash and 50% in PIK Interest. In the absence of such an election for any interest period, interest on the senior toggle notes will be payable according to the election for the immediately preceding interest period. As a result, the PIK Interest election is now the default election for future interest periods unless and until we elect otherwise.

We may redeem some or all of the notes at any time prior to August 1, 2012 at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon to the redemption date and a “make-whole premium,” as described in the notes. We may redeem some or all of the notes at any time on or after August 1, 2012 at the redemption prices set forth in notes. In addition, we may redeem up to 40% of any series of the outstanding notes at any time on or prior to August 1, 2011 with the net cash proceeds raised in one or more equity offerings. If we undergo a change of control, sells certain of our assets, or issue certain debt offerings, we may be required to offer to purchase notes from holders.

The notes are senior unsecured debt and rank equal in right of payment with all of our existing and future senior debt. Guarantors of obligations under the senior secured credit facilities and the receivables based credit facility guarantee the notes with unconditional guarantees that are unsecured and equal in right of payment to all existing and future senior debt of such guarantors, except that the guarantees are subordinated in right of payment only to the guarantees of obligations under the senior secured credit facilities and the receivables based credit facility. In addition, the notes and the guarantees are structurally senior to Clear Channel’s senior notes and existing and future debt to the extent that such debt is not guaranteed by the guarantors of the notes. The notes and the guarantees are effectively subordinated to the existing and future secured debt and that of the guarantors to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all obligations of subsidiaries that do not guarantee the notes.

Clear Channel Credit Facility

Clear Channel had a multi-currency revolving credit facility in the amount of $1.75 billion. This facility was terminated in connection with the closing of the merger.

Dispositions and Other

We received proceeds of $110.5 million related to the sale of radio stations recorded as investing cash flows from discontinued operations and recorded a gain of $28.8 million as a component of “income from discontinued operations, net” during 2008. We received proceeds of $1.0 billion related to the sale of our television business recorded as investing cash flows from discontinued operations and recorded a gain of $662.9 million as a component of “income from discontinued operations, net” during 2008.

In addition, we sold our 50% interest in Clear Channel Independent and recognized a gain of $75.6 million in “Equity in earnings of nonconsolidated affiliates” based on the fair value of the equity securities received in the pre-merger period.

We sold a portion of our investment in Grupo ACIR Comunicaciones for approximately $47.0 million on July 1, 2008 and recorded a gain of $9.2 million in equity in earnings of nonconsolidated affiliates. Effective January 30, 2009 we sold 57% of our remaining 20% interest in Grupo ACIR Comunicaciones for approximately $23.5 million and recorded a loss of approximately $2.2 million.

Uses of Capital

Dividends

We declared a $93.4 million dividend on December 3, 2007 payable to shareholders of record on December 31, 2007 and paid on January 15, 2008.

We currently do not intend to pay regular quarterly cash dividends on the shares of our common stock.

Tender Offers

On August 7, 2008, we launched a cash tender offer and consent solicitation for the outstanding $750.0 million principal amount of 7.65% senior notes due 2010. Our tender offer and consent solicitation expired on September 9, 2008. The aggregate principal amount of 7.65% senior notes validly tendered and accepted for payment was $363.9 million.

On November 24, 2008, we commenced another cash tender offer to purchase our outstanding 7.65% Senior Notes due 2010. The tender offer and consent payment expired on December 23, 2008. The aggregate principal amount of 7.65% senior notes validly tendered and accepted for payment was $252.4 million.

On November 24, 2008, CC Finco, LLC, our indirect wholly-owned subsidiary (“CC Finco”), commenced cash tender offers for our outstanding 6.25% senior notes due 2011 (“6.25% Notes”), our outstanding 4.40% senior notes due 2011 (“4.40% Notes”), our outstanding 5.00% senior notes due 2012 (“5.00% Notes”) and our outstanding 5.75% senior notes due 2013 (“5.75% Notes”). The tender offers and consent payments expired on December 23, 2008. The aggregate principal amounts of the 6.25% Notes, 4.40% Notes, 5.00% Notes and 5.75% Notes validly tendered and accepted for payment pursuant to the tender offers was $27.1 million, $26.7 million, $24.2 million and $24.3 million, respectively, and CC Finco purchased and currently holds such tendered notes.

Debt Maturities and Other

On January 15, 2008, we redeemed our 4.625% senior notes at their maturity for $500.0 million plus accrued interest with proceeds from our bank credit facility.

On June 15, 2008, we redeemed our 6.625% senior notes at their maturity for $125.0 million with available cash on hand.

We terminated our cross currency swaps on July 30, 2008 by paying the counterparty $196.2 million from available cash on hand.

We repurchased $639.2 million aggregate principal amount of the AMFM Operating Inc. 8% senior notes pursuant to a tender offer and consent solicitation in connection with the merger. The remaining 8% senior notes were redeemed at maturity on November 1, 2008.

Capital Expenditures

Capital expenditures, on a combined basis for the year ended December 31, 2008 was $430.5 million. Capital expenditures were $363.3 million in the year ended December 31, 2007.

(In millions)	Combined Year Ended December 31, 2008 Capital Expenditures
	Radio	Americas Outdoor Advertising	International Outdoor Advertising	Corporate and Other	Total
Non-revenue producing	$61.5	$40.5	$44.9	$10.7	$157.6
Revenue producing	—	135.3	137.6	—	272.9

	$61.5	$175.8	$182.5	$10.7	$430.5

Acquisitions

We acquired FCC licenses in our radio segment for $11.7 million in cash during 2008. We acquired outdoor display faces and additional equity interests in international outdoor companies for $96.5 million in cash during 2008. Our national representation business acquired representation contracts for $68.9 million in cash during 2008.

Certain Relationships with the Sponsors

In connection with the merger, CCMH paid certain affiliates of the Sponsors $87.5 million in fees and expenses for financial and structural advice and analysis, assistance with due diligence investigations and debt financing negotiations and $15.9 million for reimbursement of escrow and other out-of-pocket expenses. This amount was preliminarily allocated between merger expenses, debt issuance costs or included in the overall purchase price of the merger.

We are party to a management agreement with certain affiliates of the Sponsors and certain other parties pursuant to which such affiliates of the Sponsors will provide management and financial advisory services until 2018. The agreements require management fees to be paid to such affiliates of the Sponsors for such services at a rate not greater than $15.0 million per year plus expenses with any additional fees subject to approval by CCMH’s board of directors. For the post-merger period of 2008, we recognized management fees of $6.3 million.

Commitments, Contingencies and Guarantees

There are various lawsuits and claims pending against us. Based on current assumptions, we have accrued an estimate of the probable costs for the resolution of these claims. Future results of operations could be materially affected by changes in these assumptions.

Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five year period. We will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.

In addition to our scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain broadcast facilities, equipment and the majority of the land occupied by our outdoor advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.

We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, taxis, trains, bus shelters and terminals. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. Also, we have non-cancelable contracts in our radio broadcasting operations related to program rights and music license fees.

In the normal course of business, our broadcasting operations have minimum future payments associated with employee and talent contracts. These contracts typically contain cancellation provisions that allow us to cancel the contract with good cause.

The scheduled maturities of our senior secured credit facilities, receivables based facility, senior cash pay and senior toggle notes, other long-term debt outstanding, future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, payments under employment/talent contracts, capital expenditure commitments, and other long-term obligations as of December 31, 2008 are as follows:

(In thousands)	Payments due by Period
Contractual Obligations	Total	2009	2010-2011	2012-2013	Thereafter
Long-term Debt
Senior Secured Debt	$13,932,092	677	249,748	745,115	12,936,552
Senior Cash Pay and Senior Toggle Notes (1)	2,310,000	—	—	—	2,310,000
Clear Channel Senior Notes	4,306,440	500,000	1,329,901	751,539	1,725,000
Other Long-term Debt	69,260	68,850	410	—	—
Interest payments on long-term debt (2)	9,136,049	1,151,824	2,077,657	1,899,257	4,007,311
Non-Cancelable Operating Leases	2,745,110	383,568	627,884	468,084	1,265,574
Non-Cancelable Contracts	2,648,262	673,900	859,061	471,766	643,535
Employment/Talent Contracts	599,363	196,391	220,040	112,214	70,718
Capital Expenditures	151,663	76,760	62,426	9,336	3,141
Other long-term obligations (3)	159,805	—	26,489	9,233	124,083

Total (4)	$36,058,044	$3,051,970	$5,453,616	$4,466,544	$23,085,914

(1)	On January 15, 2009, we made a permitted election under the indenture governing the senior toggle notes to pay PIK Interest. For subsequent interest periods, we must make an election regarding whether the applicable interest payment on the senior toggle notes will be made entirely in cash, entirely through PIK Interest or 50% in cash and 50% in PIK Interest. In the absence of such an election for any interest period, interest on the senior toggle notes will be payable according to the election for the immediately preceding interest period. As a result, the PIK Interest election is now the default election for future interest periods unless and until we elect otherwise. Therefore, the interest payments on the senior toggle notes assume that the PIK Interest election remains the default election over the term of the notes.
(2)	Interest payments on the senior secured credit facilities, other than the revolving credit facility, assume the obligations are repaid in accordance with the amortization schedule included in the credit agreement and the interest rate is held constant over the remaining term based on the weighted average interest rate at December 31, 2008 on the senior secured credit facilities.

Interest payments related to the revolving credit facility assume the balance and interest rate as of December 31, 2008 is held constant over the remaining term. On February 6, 2009, we borrowed the approximately $1.6 billion of remaining availability under our $2.0 billion revolving credit facility. Assuming the balance on the facility after the draw on February 6, 2009 and weighted average interest rate are held constant over the remaining term, interest payments would have increased by approximately $60.2 million per year.

Interest payments on $6.0 billion of the Term Loan B facility are effectively fixed at interest rates between 2.6% and 4.4%, plus applicable margins, per annum, as a result of an aggregate of $6.0 billion notional amount of interest rate swap agreements.

(3)	Other long-term obligations consist of $55.6 million related to asset retirement obligations recorded pursuant to Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, which assumes the underlying assets will be removed at some period over the next 50 years. Also included are $50.8 million of contract payments in our syndicated radio and media representation businesses and $53.4 million of various other long-term obligations.
(4)	Excluded from the table is $423.1 million related to various obligations with no specific contractual commitment or maturity, $267.8 million of which relates to unrecognized tax benefits recorded pursuant to Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes. Approximately $1.0 million of the benefits are recorded as current liabilities.

Market Risk

Interest Rate Risk

After the merger a significant amount of our long-term debt bears interest at variable rates. Accordingly, our earnings will be affected by changes in interest rates. At December 31, 2008 we had interest rate swap agreements with a $6.0 billion notional amount that effectively fixes interest at rates between 2.6% and 4.4%, plus applicable margins, per annum. The fair value of these agreements at December 31, 2008 was a liability of $118.8 million. At December 31, 2008, approximately 39% of our aggregate principal amount of long-term debt, including taking into consideration debt on which we have entered into pay-fixed rate receive floating rate swap agreements, bears interest at floating rates.

Assuming the current level of borrowings and interest rate swap contracts and assuming a 200 basis point change in LIBOR, it is estimated that our interest expense for the post-merger period ended December 31, 2008 would have changed by approximately $66.0 million.

In the event of an adverse change in interest rates, management may take actions to further mitigate its exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, this interest rate analysis assumes no such actions. Further, the analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.

Equity Price Risk

The carrying value of our available-for-sale equity securities is affected by changes in their quoted market prices. It is estimated that a 20% change in the market prices of these securities would change their carrying value at December 31, 2008 by $5.4 million and would change comprehensive income by $3.2 million. At December 31, 2008, we also held $6.4 million of investments that do not have a quoted market price, but are subject to fluctuations in their value.

Foreign Currency

We have operations in countries throughout the world. Foreign operations are measured in their local currencies except in hyper-inflationary countries in which we operate. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. Our foreign operations reported a net loss of approximately $135.2 million for the year ended December 31, 2008. We estimate a 10% change in the value of the U.S. dollar relative to foreign currencies would have changed our net income for the year ended December 31, 2008 by approximately $13.5 million.

Our earnings are also affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies as a result of our equity method investments in various countries. It is estimated that the result of a 10% fluctuation in the value of the dollar relative to these foreign currencies at December 31, 2008 would change our equity in earnings of nonconsolidated affiliates by $10.0 million and would change our net income by approximately $5.9 million for the year ended December 31, 2008.

This analysis does not consider the implications that such fluctuations could have on the overall economic activity that could exist in such an environment in the U.S. or the foreign countries or on the results of operations of these foreign entities.

Recent Accounting Pronouncements

Statement of Financial Accounting Standards No. 141(R), Business Combinations (“Statement 141(R)”), was issued in December 2007. Statement 141(R) requires that upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. Additionally, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. Statement 141(R) also modifies the recognition for preacquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. Statement 141(R) amends Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. Statement 141(R) is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. We adopted Statement 141(R) on January 1, 2009. Statement 141(R)’s impact on accounting for business combinations is dependent upon the nature of future acquisitions.

Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (“Statement 160”), was issued in December 2007. Statement 160 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under Statement 160 noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. Statement 160 is effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. Statement 160 is required to be adopted prospectively, except for reclassifying noncontrolling interests to equity, separate from the parent’s equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. We adopted Statement 160 on January 1, 2009 which resulted in a reclassification of approximately $463.9 million of noncontrolling interests to member’s interest (deficit).

On March 19, 2008, the Financial Accounting Standards Board (“FASB”) issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities (“Statement 161”). Statement 161 requires additional disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items effect an entity’s financial position, results of operations and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We will adopt the disclosure requirements beginning January 1, 2009.

In April 2008, the FASB issued FASB Staff Position No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB Statement No. 142, Goodwill and Other Intangible Assets (“Statement 142”). FSP FAS 142-3 removes an entity’s requirement under paragraph 11 of Statement 142 to consider whether an intangible asset can be renewed without substantial cost or material modifications to the existing terms and conditions. It is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and early adoption is prohibited. We adopted FSP FAS 142-3 on January 1, 2009. FSP FAS 142-3’s impact is dependent upon future acquisitions.

In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force 03-6-1 Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 clarifies that unvested share-based payment awards with a right to receive nonforfeitable dividends are participating securities. Guidance is also provided on how to allocate earnings to participating securities and compute basic earnings per share using the two-class method. This FSP is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and early adoption is prohibited. We adopted FSP EITF 03-6-1 on January 1, 2009. The impact of adopting FSP EITF 03-6-1 decreased previously reported basic earnings per share by $.01 for the pre-merger year ended December 31, 2007.

Critical Accounting Estimates

The preparation of our financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in the notes to our consolidated financial statements, included in Item 8 of this report. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts

We evaluate the collectability of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

If our allowance were to change 10%, it is estimated that our 2008 bad debt expense would have changed by $9.7 million and our 2008 net income would have changed by $6.0 million.

Long-Lived Assets

Long-lived assets, such as property, plant and equipment and definite-lived intangibles are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

We use various assumptions in determining the current fair market value of these assets, including future expected cash flows, industry growth rates and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

Using the impairment review described, we recorded an impairment charge of approximately $33.4 million for the year ended December 31, 2008. If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Indefinite-lived Assets

Indefinite-lived assets are reviewed annually for possible impairment using the direct valuation method as prescribed in SEC Staff Announcement No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill. Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average asset within a market.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, or Statement 142, we performed an interim impairment test as of December 31, 2008. The estimated fair value of our FCC licenses and permits was below their carrying values. As a result, we recognized a non-cash impairment charge of $1.7 billion in 2008 on our indefinite-lived FCC licenses and permits as a result of the impairment test. The United States and global economies are undergoing a period of economic uncertainty, which has caused, among other things, a general tightening in the credit markets, limited access to the credit markets, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the continuing impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions in the discounted cash flow models used to value our FCC licenses and permits.

While we believe we had made reasonable estimates and utilized reasonable assumptions to calculate the fair value of our FCC license and permits, it is possible a material change could occur. If our future results are not consistent with our estimates, we could be exposed to future impairment losses that could be material to our results of operations. The following table shows the impact on the fair value of our FCC licenses and billboard permits of a 100 basis point decline in our long-term revenue growth rate, profit margin, and discount rate assumptions, respectively:

(In thousands) Indefinite-lived intangible	Revenue growth rate	Profit margin	Discount rates
FCC licenses	$(285,900)	$(121,670)	$524,900
Billboard permits	$(508,300)	$(84,000)	$770,200

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We review goodwill for potential impairment annually using a discounted cash flow model to determine the fair value of our reporting units. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. In accordance with Statement 142, we performed an interim impairment test as of December 31, 2008 on goodwill.

The estimated fair value of our reporting units was below their carrying values, which required us to compare the implied fair value of each reporting units’ goodwill with its carrying value. As a result, we recognized a non-cash impairment charge of $3.6 billion to reduce our goodwill. The macroeconomic factors discussed above had an adverse effect on our estimated cash flows and discount rates used in the discounted cash flow model.

While we believe we had made reasonable estimates and utilized reasonable assumptions to calculate the fair value of our reporting units, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the impact on the fair value of each of our reportable segments of a 100 basis point decline in our long-term revenue growth rate, profit margin, and discount rate assumptions, respectively:

(In thousands) Reportable segment	Revenue growth rate	Profit margin	Discount rates
Radio Broadcasting	$(960,000)	$(240,000)	$1,090,000
Americas Outdoor	$(380,000)	$(90,000)	$420,000
International Outdoor	$(190,000)	$(160,000)	$90,000

Tax Accruals

The IRS and other taxing authorities routinely examine our tax returns. From time to time, the IRS challenges certain of our tax positions. We believe our tax positions comply with applicable tax law and we would vigorously defend these positions if challenged. The final disposition of any positions challenged by the IRS could require us to make additional tax payments. We believe that we have adequately accrued for any foreseeable payments resulting from tax examinations and consequently do not anticipate any material impact upon their ultimate resolution.

Our estimates of income taxes and the significant items giving rise to the deferred assets and liabilities are shown in the notes to our consolidated financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by federal, state or foreign tax authorities.

We have considered these potential changes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes and Financial Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which requires us to record reserves for estimates of probable settlements of federal and state tax audits.

Litigation Accruals

We and our subsidiaries are currently involved in certain legal proceedings and, as required, have accrued our estimate of the probable costs for the resolution of these claims.

Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.

It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.

Insurance Accruals

We are currently self-insured beyond certain retention amounts for various insurance coverages, including general liability and property and casualty. Accruals are recorded based on estimates of actual claims filed, historical payouts, existing insurance coverage and projections of future development of costs related to existing claims.

Our self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported as of December 31, 2008.

If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material. A 10% change in our self-insurance liabilities at December 31, 2008, would have affected net income by approximately $3.2 million for the year ended December 31, 2008.

Shared-based Payments

Under the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, stock based compensation cost is measured at the grant date based on the value of the award. For awards that vest based on service conditions, this cost is recognized as expense on a straight-line basis over the vesting period. For awards that will vest based on market, performance and service conditions, this cost will be recognized when it becomes probable that the performance conditions will be satisfied. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.

We do not have any equity incentive plans under which we grant stock awards to employees. Our employees receive equity awards from CCMH’s equity incentive plans. Prior to the merger, Clear Channel granted equity awards to its employees under its own equity incentive plans.

Inflation

Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our broadcasting stations and outdoor display faces.

Ratio of Earnings to Fixed Charges

Period from July 31 through December 31,	Period from January 1 through July 30,	Years Ended December 31,
Post-merger	Pre-merger	Pre-merger	Pre-merger	Pre-merger	Pre-merger
2008	2008	2007	2006	2005	2004
N/A	2.06	2.38	2.27	2.24	2.76

The ratio of earnings to fixed charges was computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes less equity in undistributed net income (loss) of unconsolidated affiliates plus fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges. We had no preferred stock outstanding for any period presented. Earnings, as adjusted, were not sufficient to cover fixed charges by approximately $5.7 billion for the post merger period from July 31 through December 31, 2008.

ITEM 8.	Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Clear Channel Capital I, LLC

We have audited the accompanying consolidated balance sheet of Clear Channel Capital I, LLC (Clear Channel Capital) as of December 31, 2008, the accompanying consolidated balance sheet of Clear Channel Communications, Inc. (Clear Channel) as of December 31, 2007, the related consolidated statements of operations, members’ interest (deficit)/shareholders’ equity, and cash flows of Clear Channel Capital for the period from July 31, 2008 through December 31, 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows of Clear Channel for the period from January 1, 2008 through July 30, 2008, and each of the two years in the period ended December 31, 2007. These financial statements are the responsibility of Clear Channel Capital’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel Capital at December 31, 2008, the consolidated financial position of Clear Channel at December 31, 2007, the consolidated results of Clear Channel Capital’s operations and cash flows for the period from July 31, 2008 through December 31, 2008, and the consolidated results of Clear Channel’s operations and cash flows for the period from January 1, 2008 through July 30, 2008, and each of the two years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note L to the consolidated financial statements, in 2007 Clear Channel changed its method of accounting for income taxes, and as discussed in Note A to the consolidated financial statements, in 2006 Clear Channel changed its method of accounting for stock-based compensation, and as discussed in Note U to the consolidated financial statements, effective January 1, 2009, Clear Channel Capital retrospectively adopted the presentation and disclosure requirements of Financial Accounting Standards Board Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” and Financial Accounting Standards Board Staff Position Emerging Issues Task Force 03-6-1 “Determining Whether Instruments Granted in Share – Based Payment Transactions Are Participating Securities.”

/s/ Ernst & Young LLP

San Antonio, Texas

March 25, 2009

except for Note U, as to which the date is

December 8, 2009

CONSOLIDATED BALANCE SHEETS OF CLEAR CHANNEL CAPITAL I, LLC

ASSETS

(In thousands)	Post-merger December 31, 2008	Pre-merger December 31, 2007
CURRENT ASSETS
Cash and cash equivalents	$239,846	$145,148
Accounts receivable, net of allowance of $97,364 in 2008 and $59,169 in 2007	1,431,304	1,693,218
Prepaid expenses	133,217	116,902
Other current assets	262,188	243,248
Current assets from discontinued operations	—	96,067

Total Current Assets	2,066,555	2,294,583
PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	614,811	840,832
Structures	2,355,776	3,901,941
Towers, transmitters and studio equipment	353,108	600,315
Furniture and other equipment	242,287	527,714
Construction in progress	128,739	119,260

	3,694,721	5,990,062
Less accumulated depreciation	146,562	2,939,698

	3,548,159	3,050,364
Property, plant and equipment from discontinued operations, net	—	164,724
INTANGIBLE ASSETS
Definite-lived intangibles, net	2,881,720	485,870
Indefinite-lived intangibles – licenses	3,019,803	4,201,617
Indefinite-lived intangibles – permits	1,529,068	251,988
Goodwill	7,090,621	7,210,116
Intangible assets from discontinued operations, net	—	219,722
OTHER ASSETS
Notes receivable	11,633	12,388
Investments in, and advances to, nonconsolidated affiliates	384,137	346,387
Other assets	560,260	303,791
Other investments	33,507	237,598
Other assets from discontinued operations	—	26,380

Total Assets	$21,125,463	$18,805,528

See Notes to Consolidated Financial Statements

LIABILITIES AND MEMBER’S INTEREST (DEFICIT)/SHAREHOLDERS’ EQUITY

(In thousands, except share data)	Post-merger December 31, 2008	Pre-merger December 31, 2007
CURRENT LIABILITIES
Accounts payable	$155,240	$165,533
Accrued expenses	793,366	912,665
Accrued interest	181,264	98,601
Accrued income taxes	—	79,973
Current portion of long-term debt	562,923	1,360,199
Deferred income	153,153	158,893
Current liabilities from discontinued operations	—	37,413

Total Current Liabilities	1,845,946	2,813,277
Long-term debt	18,940,697	5,214,988
Other long-term obligations	—	127,384
Deferred income taxes	2,679,312	793,850
Other long-term liabilities	575,739	567,848
Long-term liabilities from discontinued operations	—	54,330
Commitments and contingent liabilities (Note J)
MEMBER’S INTEREST (DEFICIT)/SHAREHOLDERS’ EQUITY
Noncontrolling interest	426,220	464,551
Common Stock, par value $.10 per share, authorized 1,500,000,000 shares, issued 498,075,417 shares in 2007	—	49,808
Additional paid-in capital	—	26,858,079
Member’s interest	2,101,076	—
Retained deficit	(5,041,998)	(18,489,143)
Accumulated other comprehensive income (loss)	(401,529)	355,507
Cost of shares (157,744 in 2007) held in treasury	—	(4,951)

Total Member’s Interest (Deficit)/Shareholders’ Equity	(2,916,231)	9,233,851

Total Liabilities and Member’s Interest (Deficit)/Shareholders’ Equity	$21,125,463	$18,805,528

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS OF CLEAR CHANNEL CAPITAL I, LLC

(In thousands, except per share data)	Period from July 31 through December 31,	Period from January 1 through July 30,	Year Ended December 31,
	2008	2008	2007	2006
	Post-merger	Pre-merger	Pre-merger	Pre-merger
Revenue	$2,736,941	$3,951,742	$6,921,202	$6,567,790
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,198,345	1,706,099	2,733,004	2,532,444
Selling, general and administrative expenses (excludes depreciation and amortization)	806,787	1,022,459	1,761,939	1,708,957
Depreciation and amortization	348,041	348,789	566,627	600,294
Corporate expenses (excludes depreciation and amortization)	102,276	125,669	181,504	196,319
Merger expenses	68,085	87,684	6,762	7,633
Impairment charge	5,268,858	—	—	—
Other operating income - net	13,205	14,827	14,113	71,571

Operating income (loss)	(5,042,246)	675,869	1,685,479	1,593,714
Interest expense	715,768	213,210	451,870	484,063
Gain (loss) on marketable securities	(116,552)	34,262	6,742	2,306
Equity in earnings of nonconsolidated affiliates	5,804	94,215	35,176	37,845
Other income (expense) - net	131,505	(5,112)	5,326	(8,593)

Income (loss) before income taxes and discontinued operations	(5,737,257)	586,024	1,280,853	1,141,209
Income tax benefit (expense):
Current	76,729	(27,280)	(252,910)	(278,663)
Deferred	619,894	(145,303)	(188,238)	(191,780)

Income tax benefit (expense)	696,623	(172,583)	(441,148)	(470,443)

Income (loss) before discontinued operations	(5,040,634)	413,441	839,705	670,766
Income (loss) from discontinued operations, net	(1,845)	640,236	145,833	52,678

Consolidated net income (loss)	(5,042,479)	1,053,677	985,538	723,444
Amount attributable to noncontrolling interest	(481)	17,152	47,031	31,927

Net income (loss) attributable to the Company	$(5,041,998)	$1,036,525	$938,507	$691,517

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(382,760)	46,679	105,574	98,345
Unrealized holding gain (loss) on marketable securities	(95,669)	(52,460)	(8,412)	(60,516)
Unrealized holding gain (loss) on cash flow derivatives	(75,079)	—	(1,688)	76,132
Reclassification adjustments for realized (gain) loss on securities and derivatives included in net income	102,766	(29,791)	—	—

Comprehensive income (loss)	(5,492,740)	1,000,953	1,033,981	805,478
Amount attributable to noncontrolling interest	(49,212)	19,210	30,369	19,834

Comprehensive income (loss) attributable to the Company	$(5,443,528)	$981,743	$1,003,612	$785,644

Net income (loss) per common share:
Income (loss) attributable to the Company before discontinued operations – Basic		$.80	$1.59	$1.27
Discontinued operations – Basic		1.29	.30	.11

Net income (loss) attributable to the Company – Basic		$2.09	$1.89	$1.38

Weighted average common shares – basic		495,044	494,347	500,786
Income (loss) attributable to the Company before discontinued operations – Diluted		$.80	$1.59	$1.27
Discontinued operations – Diluted		1.29	.29	.11

Net income (loss) attributable to the Company – Diluted		$2.09	$1.88	$1.38

Weighted average common shares – diluted		496,519	495,784	501,639
Dividends declared per share		$—	$.75	$.75

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S INTEREST (DEFICIT)/SHAREHOLDERS’ EQUITY OF

CLEAR CHANNEL CAPITAL I, LLC

(In thousands, except share data)	Common Shares Issued	Non controlling Interest	Common Stock	Additional Paid-in Capital / Member’s Interest	Retained (Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total
Pre-merger Balances at December 31, 2005	538,287,763	$290,638	$53,829	$27,945,725	$(19,371,411)	$201,652	$(3,609)	$9,116,824
Net income		31,927			691,517			723,444
Dividends declared					(374,471)			(374,471)
Subsidiary common stock issued for a business acquisition		20,517		67,873				88,390
Purchase of common shares							(1,371,462)	(1,371,462)
Treasury shares retired and cancelled	(46,729,900)		(4,673)	(1,367,032)			1,371,705	—
Exercise of stock options and other	2,424,988	2,179	243	60,139			11	62,572
Amortization and adjustment of deferred compensation		5,297		38,982				44,279
Currency translation adjustment		19,834				78,511		98,345
Unrealized gains on cash flow derivatives						76,132		76,132
Unrealized (losses) on investments						(60,516)		(60,516)
Other		(6,426)				(5,378)		(11,804)

Pre-merger Balances at December 31, 2006	493,982,851	363,966	49,399	26,745,687	(19,054,365)	290,401	(3,355)	8,391,733
Cumulative effect of FIN 48 adoption					(152)			(152)
Net income		47,031			938,507			985,538
Dividends declared					(373,133)			(373,133)
Subsidiary common stock issued for a business acquisition		5,084						5,084
Exercise of stock options and other	4,092,566	10,780	409	74,827			(1,596)	84,420
Amortization and adjustment of deferred compensation		9,370		37,565				46,935
Currency translation adjustment		30,368				75,206		105,574
Unrealized (losses) on cash flow derivatives						(1,688)		(1,688)
Unrealized (losses) on investments						(8,412)		(8,412)
Other		(2,048)						(2,048)

Pre-merger Balances at December 31, 2007	498,075,417	464,551	49,808	26,858,079	(18,489,143)	355,507	(4,951)	9,233,851
Net income		17,152			1,036,525			1,053,677
Exercise of stock options and other	82,645		30	4,963			(2,024)	2,969
Amortization and adjustment of deferred compensation		10,767		57,855				68,622
Currency translation adjustment		22,367				24,312		46,679
Unrealized (losses) on investments		(3,125)				(49,335)		(52,460)
Realized (losses) on investments						(25,997)		(25,997)
Reclassification adjustments		(32)				(3,762)		(3,794)
Other		(39,813)				33,383		(6,430)

Pre-merger Balances at July 30, 2008	498,158,062	471,867	49,838	26,920,897	(17,452,618)	334,108	(6,975)	10,317,117

Elimination of pre-merger equity	(498,158,062)	(471,867)	(49,838)	(26,920,897)	17,452,618	(334,108)	6,975	(10,317,117)
Post-merger Balances at July 31, 2008		471,867	—	2,089,347	—	—	—	2,561,214
Net (loss)		(481)			(5,041,998)			(5,042,479)
Issuance of restricted stock awards and other								—
Amortization and adjustment of deferred compensation		4,182		11,729				15,911
Currency translation adjustment		(50,010)				(332,750)		(382,760)
Unrealized (losses) on cash flow derivatives						(75,079)		(75,079)
Unrealized (losses) on investments		(6,856)				(88,813)		(95,669)
Reclassification adjustment for realized loss included in net income						557		557
Reclassification adjustments		7,654				94,555		102,209
Other		(136)				1		(135)

Post-merger Balances at December 31, 2008		$426,220	$—	$2,101,076	$(5,041,998)	$(401,529)	$—	$(2,916,231)

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS OF CLEAR CHANNEL CAPITAL I, LLC

	Period from July 31 through December 31,	Period from January 1 through July 30,	Year Ended December 31,
(In thousands)	2008	2008	2007	2006
	Post-merger	Pre-merger	Pre-merger	Pre-merger
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Consolidated net income (loss)	$(5,042,479)	$1,053,677	$985,538	$723,444
Less: Income (loss) from discontinued operations, net	(1,845)	640,236	145,833	52,678

Net income (loss) from continuing operations	(5,040,634)	413,441	839,705	670,766
Reconciling Items:
Depreciation	197,702	290,454	461,598	449,624
Amortization of intangibles	150,339	58,335	105,029	150,670
Impairment charge	5,268,858	—	—	—
Deferred taxes	(619,894)	145,303	188,238	191,780
Provision for doubtful accounts	54,603	23,216	38,615	34,627
Amortization of deferred financing charges, bond premiums and accretion of note discounts, net	102,859	3,530	7,739	3,462
Share-based compensation	15,911	62,723	44,051	42,030
(Gain) on sale of operating and fixed assets	(13,205)	(14,827)	(14,113)	(71,571)
Loss on forward exchange contract	—	2,496	3,953	18,161
(Gain) loss on securities	116,552	(36,758)	(10,696)	(20,467)
Equity in earnings of nonconsolidated affiliates	(5,804)	(94,215)	(35,176)	(37,845)
Gain (loss) on extinguishment of debt	(116,677)	13,484	—	—
Increase (decrease) other, net	12,089	9,133	(91)	9,027
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in accounts receivable	158,142	24,529	(111,152)	(190,191)
Decrease (increase) in prepaid expenses	6,538	(21,459)	5,098	(23,797)
Decrease (increase) in other current assets	156,869	(29,329)	694	(2,238)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	(130,172)	190,834	27,027	86,887
Federal income tax refund	—	—	—	390,438
Increase (decrease) in accrued interest	98,909	(16,572)	(13,429)	14,567
Increase (decrease) in deferred income	(54,938)	51,200	26,013	6,486
Increase (decrease) in accrued income taxes	(112,021)	(40,260)	13,325	25,641

Net cash provided by operating activities	246,026	1,035,258	1,576,428	1,748,057

See Notes to Consolidated Financial Statements

	Period from July 31 through December 31,	Period from January 1 through July 30,	Years Ended December 31,
	2008	2008	2007	2006
	Post-merger	Pre-merger	Pre-merger	Pre-merger
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Decrease (increase) in notes receivable, net	741	336	(6,069)	1,163
Decrease in investments in, and advances to nonconsolidated affiliates - net	3,909	25,098	20,868	20,445
Cross currency settlement of interest	—	(198,615)	(1,214)	1,607
Purchase of other investments	(26)	(98)	(726)	(520)
Proceeds from sale of other investments	—	173,467	2,409	—
Purchases of property, plant and equipment	(190,253)	(240,202)	(363,309)	(336,739)
Proceeds from disposal of assets	16,955	72,806	26,177	99,682
Acquisition of operating assets	(23,228)	(153,836)	(122,110)	(341,206)
(Increase) in other - net	(47,342)	(95,207)	(38,703)	(51,443)
Cash used to purchase equity	(17,472,459)	—	—	—

Net cash used in investing activities	(17,711,703)	(416,251)	(482,677)	(607,011)
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Draws on credit facilities	180,000	692,614	886,910	3,383,667
Payments on credit facilities	(128,551)	(872,901)	(1,705,014)	(2,700,004)
Proceeds from long-term debt	557,520	5,476	22,483	783,997
Payments on long-term debt	(579,089)	(1,282,348)	(343,041)	(866,352)
Debt used to finance the merger	15,382,076	—	—	—
Equity contribution used to finance the merger	2,142,830	—	—	—
Payment to terminate forward exchange contract	—	(110,410)	—	(83,132)
Proceeds from exercise of stock options, stock purchase plan and common stock warrants	—	17,776	80,017	57,452
Dividends paid	—	(93,367)	(372,369)	(382,776)
Payments for purchase of common shares	(47)	(3,781)	—	(1,371,462)

Net cash provided by (used in) financing activities	17,554,739	(1,646,941)	(1,431,014)	(1,178,610)
CASH FLOWS PROVIDED BY (USED IN) DISCONTINUED OPERATIONS:
Net cash provided by (used in) operating activities	2,429	(67,751)	33,832	99,265
Net cash provided by (used in) investing activities	—	1,098,892	332,579	(30,038)
Net cash provided by financing activities	—	—	—	—

Net cash provided by discontinued operations	2,429	1,031,141	366,411	69,227
Net increase in cash and cash equivalents	91,491	3,207	29,148	31,663
Cash and cash equivalents at beginning of period	148,355	145,148	116,000	84,337

Cash and cash equivalents at end of period	$239,846	$148,355	$145,148	$116,000

SUPPLEMENTAL DISCLOSURE:
Cash paid during the year for:
Interest	$527,083	$231,163	$462,181	$461,398
Income taxes	37,029	138,187	299,415	—

See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF CLEAR CHANNEL CAPITAL I, LLC

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

As permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC”), the unaudited financial statements and related footnotes included in Item 6 and Item 7 of Part I of this report are those of Clear Channel Capital I, LLC (the “Company” or the “Parent Company”), the direct parent of Clear Channel Communications, Inc., a Texas corporation (“Clear Channel” or “Subsidiary Issuer”), and contain certain footnote disclosures regarding the financial information of Clear Channel and Clear Channel’s domestic wholly-owned subsidiaries that guarantee certain of Clear Channel’s outstanding indebtedness.

The consolidated financial statements were prepared by the Company pursuant to the rules and regulations of the SEC and, in the opinion of management, include all adjustments (consisting of normal recurring accruals and adjustments necessary for adoption of new accounts standards) necessary to present fairly the results of the interim periods shown. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to such SEC rules and regulations. Management believes that the disclosures made are adequate to make the information presented not misleading. Due to seasonality and other factors, the results for the interim periods are not necessarily indicative of results for the full year.

Nature of Business

The Company is a limited liability company organized under Delaware law, with all of its interests being held by Clear Channel Capital II, a direct, wholly owned subsidiary of CC Media Holdings, Inc. (“CCMH”). CCMH was formed in May 2007 by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsors”) for the purpose of acquiring the business of Clear Channel. The acquisition was completed on July 30, 2008 pursuant to the Agreement and Plan of Merger, dated November 16, 2006, as amended on April 18, 2007, May 17, 2007 and May 13, 2008 (the “Merger Agreement”).

Clear Channel is a wholly-owned subsidiary of the Company. Upon the consummation of the merger, CCMH became a public company and Clear Channel was no longer a public company. Prior to the acquisition, the Company had not conducted any activities, other than activities incident to its formation and in connection with the acquisition, and did not have any assets or liabilities, other than as related to the acquisition. Subsequent to the acquisition, Clear Channel became a direct, wholly-owned subsidiary of the Company and the business of the Company became that of Clear Channel and its subsidiaries. As a result, all of the operations of the Company are conducted by Clear Channel.

As a result of the merger, each issued and outstanding share of Clear Channel, other than shares held by certain principals of CCMH that were rolled over and exchanged for Class A common stock of CCMH, were either exchanged for (i) $36.00 in cash consideration, without interest, or (ii) one share of Class A common stock of CCMH.

The purchase price was approximately $23 billion including $94 million in capitalized transaction costs. The merger was funded primarily through a $3 billion equity contribution, including the rollover of Clear Channel shares, and $20.8 billion in debt financing, including the assumption of $5.1 billion aggregate principal amount of Clear Channel debt.

CCMH accounted for the transaction as a purchase in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (“Statement 141”), and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”). CCMH preliminarily allocated a portion of the consideration paid to the assets and liabilities acquired at their respective initially estimated fair values with the remaining portion recorded at the continuing shareholders basis. Excess consideration after this preliminary allocation was recorded as goodwill.

CCMH has initially estimated the fair value of the acquired assets and liabilities as of the merger date utilizing information available at the time CCMH’s financial statements were prepared. These estimates are subject to refinement until all pertinent information is obtained. CCMH is currently in the process of obtaining third-party valuations of certain of the acquired assets and liabilities and will finalize its purchase price allocation in 2009. The final allocation of the purchase price may be different than the initial allocation.

The merger is more fully discussed in Note B.

CCMH Purchase Accounting Adjustments

Purchase accounting adjustments, including goodwill, are reflected in the financial statements of the Company and its subsidiaries.

Omission of Per Share Information for the Post-Merger Period

Net loss per share information is not presented for the post-merger period as such information is not meaningful. During the post-merger period ended December 31, 2008, Clear Channel Capital II, LLC is the sole member of the Company and owns 100% of the limited liability company interests. Clear Channel Capital does not have any publicly traded common stock or potential common stock.

Liquidity and Asset Impairments

The Company’s primary source of liquidity is cash flow from operations, which has been adversely affected by the global economic downturn. The risks associated with the Company’s businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. Expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and budgeting and buying patterns. The global economic downturn has resulted in a decline in advertising and marketing services among the Company’s customers, resulting in a decline in advertising revenues across its businesses. This reduction in advertising revenues has had an adverse effect on the Company’s revenue, profit margins, cash flow and liquidity, particularly during the second half of 2008. The continuation of the global economic downturn may continue to adversely impact the Company’s revenue, profit margins, cash flow and liquidity.

In January 2009, in response to the deterioration in general economic conditions and the resulting negative impact on the Company’s business, it commenced a restructuring program targeting a reduction of fixed costs by approximately $350 million on an annualized basis. As part of the program, the Company eliminated approximately 1,850 full-time positions representing approximately 9% of total workforce. The program is expected to result in restructuring and other non-recurring charges of approximately $200 million, although additional costs may be incurred as the program evolves. The cost savings initiatives are expected to be fully implemented by the end of the first quarter of 2010. No assurance can be given that the restructuring program will be successful or will achieve the anticipated cost savings in the timeframe expected or at all.

Based on the Company’s current and anticipated levels of operations and conditions in its markets, it believes that cash flow from operations as well as cash on hand (including amounts drawn or available under the senior secured credit facilities) will enable the Company to meet its working capital, capital expenditure, debt service and other funding requirements for at least the next 12 months.

Continuing adverse securities and credit market conditions could significantly affect the availability of equity or credit financing. While there is no assurance in the current economic environment, Clear Channel believes the lenders participating in its credit agreements will be willing and able to provide financing in accordance with the terms of their agreements. In this regard, on February 6, 2009 Clear Channel borrowed the approximately $1.6 billon of remaining availability under its $2.0 billion revolving credit facility to improve its liquidity position in light of continuing uncertainty in credit market and economic conditions. Clear Channel expects to refinance its $500.0 million 4.25% notes due May 15, 2009 with a draw under the $500.0 million delayed draw term loan facility that is specifically designated for this purpose. The remaining $69.5 million of indebtedness maturing in 2009 will either be refinanced or repaid with cash flow from operations or on hand.

The Company expects to be in compliance with the covenants under Clear Channel’s senior secured credit facilities in 2009.

However, the Company’s anticipated results are subject to significant uncertainty and there can be no assurance that actual results will be in compliance with the covenants. In addition, the Company’s ability to comply with the covenants in Clear Channel’s financing agreements may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any covenants set forth in the financing agreements would result in a default thereunder. An event of default would permit the lenders under a defaulted financing agreement to declare all indebtedness thereunder to be due and payable prior to maturity. Moreover, the lenders under the revolving credit facility under the senior secured credit facilities would have the option to terminate their commitments to make further extensions of revolving credit thereunder. If the Company is unable to repay Clear Channel’s obligations under any senior secured credit facilities or the receivables based credit facility, the lenders under such senior secured credit facilities or receivables based credit facility could proceed against any assets that were pledged to secure such senior secured credit facilities or receivables based credit facility. In addition, a default or acceleration under any of Clear Channel’s financing agreements could cause a default under other of its obligations that are subject to cross-default and cross-acceleration provisions.

The Company performed an interim impairment test on its indefinite-lived intangible assets as of December 31, 2008 as a result of the global economic downturn and its negative impact on the Company’s business. The estimated fair value of the Company’s FCC licenses and permits was below their carrying values, which resulted in a non-cash impairment charge of $1.7 billion. As discussed, the United States and global economies are undergoing a period of economic uncertainty, which has caused, among other things, a general tightening in the credit markets, limited access to the credit market, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the continuing impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions in the discounted cash flow models used to value FCC licenses and permits.

The Company also performed an interim goodwill impairment test as of December 31, 2008. The estimated fair value of the reporting units was below their carrying values, which required the Company to compare the implied fair value of each reporting units’ goodwill with its carrying value. As a result, the Company recognized a non-cash impairment charge of $3.6 billion to reduce goodwill. The macroeconomic factors discussed above had an adverse effect on the estimated cash flows and discount rates used in the discounted cash flow model.

Format of Presentation

The accompanying consolidated balance sheets, statements of operations, statements of cash flows and member’s interest (deficit)/shareholders’ equity are presented for two periods: post-merger and pre-merger. CCMH applied preliminary purchase accounting pursuant to the aforementioned standards and these adjustments are reflected in the Company’s opening balance sheet on July 31, 2008 as the merger occurred at the close of business on July 30, 2008. The merger resulted in a new basis of accounting beginning on July 31, 2008 and the financial reporting periods are presented as follows:

•

The period from July 31 through December 31, 2008 includes the post-merger period of the Company, reflecting the merger of a wholly-owned subsidiary of CCMH with and into Clear Channel. Subsequent to the acquisition, Clear Channel became a direct, wholly-owned subsidiary of the Company and the business of the Company became that of Clear Channel and its subsidiaries. All references to the Company are for the post-merger period.

•

The period from January 1 through July 30, 2008 and the years ended December 31, 2007 and 2006 reflect the pre-merger period. The consolidated financial statements for all pre-merger periods were prepared using the historical basis of accounting for Clear Channel. As a result of the merger and the associated preliminary purchase accounting, the consolidated financial statements of the post-merger periods are not comparable to periods preceding the merger.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts have been eliminated in consolidation. Investments in nonconsolidated affiliates are accounted for using the equity method of accounting.

The Company owns stations that were placed in a trust in order to bring the merger into compliance with the FCC’s media ownership rules. The Company will have to divest these stations. The trust is terminated if at any time the stations may be owned by the Company under the then current FCC media ownership rules. The trust agreement stipulates that the Company must fund any operating shortfalls of the trust activities and any excess cash flow generated by the trust is distributed to the Company. The Company is also the beneficiary of proceeds from the sale of stations held in the trust. The Company consolidates the trust in accordance with Financial Accounting Standards Board Interpretation No. 46(R), Consolidation of Variable Interest Entities (“FIN 46R”), as the trust was determined to be a variable interest entity and the Company is its primary beneficiary.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Allowance for Doubtful Accounts

The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenue for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Land Leases and Other Structure Licenses

Most of the Company’s outdoor advertising structures are located on leased land. Americas outdoor land rents are typically paid in advance for periods ranging from one to twelve months. International outdoor land rents are paid both in advance and in arrears, for periods ranging from one to twelve months. Most international street furniture display faces are operated through contracts with the municipalities for up to 20 years. The street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.

Purchase Accounting

The Company accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accrues these payments under the guidance in Emerging Issues Task Force issue 95-8: Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, after the contingencies have been resolved.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements - 10 to 39 years

Structures - 5 to 40 years

Towers, transmitters and studio equipment - 7 to 20 years

Furniture and other equipment - 3 to 20 years

Leasehold improvements - shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant, and equipment whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflect the risk inherent in future cash flows.

Intangible Assets

The Company classifies intangible assets as definite-lived, indefinite-lived or goodwill. Definite-lived intangibles include primarily transit and street furniture contracts, talent and representation contracts, customer and advertiser relationships, and site-leases, all of which are amortized over the respective lives of the agreements, or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. These assets are stated at cost. The Company’s indefinite-lived intangibles include broadcast FCC licenses in its radio broadcasting segment and billboard permits in its Americas outdoor advertising segment. The excess cost over fair value of net assets acquired is classified as goodwill. The indefinite-lived intangibles and goodwill are not subject to amortization, but are tested for impairment at least annually. The Company tests for possible impairment of definite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.

The Company performs its annual impairment test for its FCC licenses and permits using a direct valuation technique as prescribed by the Emerging Issues Task Force (“EITF”) Topic D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill (“D-108”). Certain assumptions are used under the Company’s direct valuation technique, including market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up cost and losses incurred during the build-up period, the risk adjusted discount rate and terminal values. The Company utilizes Mesirow Financial Consulting LLC, a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its FCC licenses and permits.

As previously discussed, the Company performed an interim impairment test as of December 31, 2008 which resulted in a non-cash impairment charge of $1.7 billion on its indefinite-lived FCC licenses and permits.

At least annually, the Company performs its impairment test for each reporting unit’s goodwill using a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. The Company identified its reporting units under the guidance in Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement 142”) and EITF D-101, Clarification of Reporting Unit Guidance in Paragraph 30 of FASB Statement No. 142. The Company’s reporting units for radio broadcasting and Americas outdoor advertising are the reportable segments. The Company determined that each country in its International outdoor segment constitutes a reporting unit.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors. The Company utilizes Mesirow Financial Consulting LLC, a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its reporting units.

As previously discussed, the Company performed an interim impairment test as of December 31, 2008 and recognized a non-cash impairment charge of $3.6 billion to reduce its goodwill.

Other Investments

Other investments are composed primarily of equity securities. These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical value when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported as a separate component of member’s interest. The net unrealized gains or losses on the trading securities are reported in the statement of operations. In addition, the Company holds investments that do not have quoted market prices. The Company periodically reviews the value of available-for-sale, trading and non-marketable securities and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities.

The Company assessed the value of its available-for-sale securities at December 31, 2008. After this assessment, the Company concluded that an other-than-temporary impairment existed and recorded a $116.6 million impairment charge on the statement of operations in “Gain (loss) on marketable securities”.

Nonconsolidated Affiliates

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities, and short-term borrowings approximated their fair values at December 31, 2008 and 2007.

Income Taxes

The operations of the Company for periods subsequent to the merger are included in a consolidated federal income tax return filed by CCMH. The Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated income tax returns with its subsidiaries.

The Company computes its deferred income tax provision using the liability method as if the Company was a separate taxpayer. Deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or all of the asset will not be realized. As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations. It is not practical to determine the amount of federal income taxes, if any, that might become due in the event that the earnings were distributed.

Revenue Recognition

Radio broadcasting revenue is recognized as advertisements or programs are broadcast and is generally billed monthly. Outdoor advertising contracts typically cover periods of up to three years and are generally billed monthly. Revenue for outdoor advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s broadcasting and outdoor operations. Payments received in advance of being earned are recorded as deferred income.

Barter transactions represent the exchange of airtime or display space for merchandise or services. These transactions are generally recorded at the fair market value of the airtime or display space or the fair value of the merchandise or services received. Revenue is recognized on barter and trade transactions when the advertisements are broadcasted or displayed. Expenses are recorded ratably over a period that estimates when the merchandise or service received is utilized or the event occurs. Barter and trade revenues and expenses from continuing operations are included in consolidated revenue and selling, general and administrative expenses, respectively. Barter and trade revenues and expenses from continuing operations were:

	Post-merger period ended December 31, 2008	Pre-merger period ended July 30, 2008	Years ended December 31,
			2007	2006
(In millions)	Post-merger	Pre-merger	Pre-merger	Pre-merger
Barter and trade revenues	$33.7	$40.2	$70.7	$77.8
Barter and trade expenses	35.0	38.9	70.4	75.6

Share-Based Payments

Clear Channel adopted Financial Accounting Standard No. 123 (R), Share-Based Payment (“Statement 123(R)”), on January 1, 2006 using the modified-prospective-transition method. Under the fair value recognition provisions of this statement, stock based compensation cost is measured at the grant date based on the fair value of the award. For awards that vest based on service conditions, this cost is recognized as expense on a straight-line basis over the vesting period. For awards that will vest based on market, performance and service conditions, this cost will be recognized when it becomes probable that the performance conditions will be satisfied. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, the Company’s results of operations could be materially impacted.

The Company does not have any equity incentive plans under which it grants stock awards to employees. Employees of subsidiaries of the Company receive equity awards from CCMH’s equity incentive plans. Prior to the merger, Clear Channel granted equity awards to its employees under its own equity incentive plans.

Derivative Instruments and Hedging Activities

Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, (“Statement 133”), requires the Company to recognize all of its derivative instruments as either assets or liabilities in the consolidated balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. For derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. The Company formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If a derivative ceases to be a highly effective hedge, the Company discontinues hedge accounting. The Company accounts for its derivative instruments that are not designated as hedges at fair value, with changes in fair value recorded in earnings. The Company does not enter into derivative instruments for speculation or trading purposes.

Foreign Currency

Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees, other than those of operations in highly inflationary countries, are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of member’s interest/shareholders’ equity, “Accumulated other comprehensive income”. Foreign currency transaction gains and losses, as well as gains and losses from translation of financial statements of subsidiaries and investees in highly inflationary countries, are included in operations.

Advertising Expense

The Company records advertising expense as it is incurred. Advertising expenses from continuing operations was:

	Post-merger period ended December 31, 2008	Pre-merger period ended July 30, 2008	Years ended December 31,
			2007	2006
(In millions)	Post-merger	Pre-merger	Pre-merger	Pre-merger
Advertising expenses	$51.8	$56.1	$138.5	$130.4

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

Certain Reclassifications

The historical financial statements and footnote disclosures have been revised to reflect the reclassification of amounts related to the Company’s television business and certain radio stations from continuing operations to discontinued operations.

New Accounting Pronouncements

Statement of Financial Accounting Standards No. 141(R), Business Combinations (“Statement 141(R)”), was issued in December 2007. Statement 141(R) requires that upon initially obtaining control, an acquirer will recognize 100% of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100% of its target. Additionally, contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration and transaction costs will be expensed as incurred. Statement 141(R) also modifies the recognition for preacquisition contingencies, such as environmental or legal issues, restructuring plans and acquired research and development value in purchase accounting. Statement 141(R) amends Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, to require the acquirer to recognize changes in the amount of its deferred tax benefits that are recognizable because of a business combination either in income from continuing operations in the period of the combination or directly in contributed capital, depending on the circumstances. Statement 141(R) is effective for fiscal years beginning after December 15, 2008. Adoption is prospective and early adoption is not permitted. The Company will adopt Statement 141 (R) on January 1, 2009. Statement 141R’s impact on accounting for business combinations is dependent upon the nature of future acquisitions.

Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (“Statement 160”), was issued in December 2007. Statement 160 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under Statement 160 noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. Statement 160 is effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. Statement 160 is required to be adopted prospectively, except for reclassifying noncontrolling interests to equity, separate from the parent’s equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. The Company will adopt Statement 160 on January 1, 2009 which will result in a reclassification of approximately $463.9 million of noncontrolling interests to member’s interest (deficit)/shareholders’ equity.

On March 19, 2008, the Financial Accounting Standards Board issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities (“Statement 161”). Statement 161 requires additional disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items effect an entity’s financial position, results of operations and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company will adopt the disclosure requirements beginning January 1, 2009.

In April 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”). FSP FAS 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB Statement No. 142, Goodwill and Other Intangible Assets (“Statement 142”). FSP FAS 142-3 removes an entity’s requirement under paragraph 11 of Statement 142 to consider whether an intangible asset can be renewed without substantial cost or material modifications to the existing terms and conditions. It is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and early adoption is prohibited. The Company will adopt FSP FAS 142-3 on January 1, 2009. FSP FAS 142-3’s impact is dependent upon future acquisitions.

The Company adopted Financial Accounting Standards Board Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“Statement 159”), which permits entities to measure many financial instruments and certain other items at fair value at specified election dates that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected should be reported in earnings at each subsequent reporting date. The provisions of Statement 159 were effective as of January 1, 2008. The Company did not elect the fair value option under this standard upon adoption.

In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force 03-6-1 Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 clarifies that unvested share-based payment awards with a right to receive nonforfeitable dividends are participating securities. Guidance is also provided on how to allocate earnings to participating securities and compute basic earnings per share using the two-class method. This FSP is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008, and early adoption is prohibited. The Company will adopt FSP EITF 03-6-1 on January 1, 2009. The impact of adopting FSP EITF 03-6-1 decreased previously reported basic earnings per share by $.01 for the pre-merger year ended December 31, 2007.

NOTE B - BUSINESS ACQUISITIONS

2008 Acquisitions

CCMH completed its acquisition of Clear Channel on July 30, 2008. CCMH accounted for the acquisition as a purchase in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (“Statement 141”), and Emerging Issues Task Force Issue 88-16, Basis in Leveraged Buyout Transactions (“EITF 88-16”). CCMH preliminarily allocated a portion of the consideration paid to the assets and liabilities acquired at their respective initially estimated fair values with the remaining portion recorded at the continuing shareholders basis. Excess consideration after this preliminary allocation was recorded as goodwill.

CCMH has initially estimated the fair value of the acquired assets and liabilities as of the merger date utilizing information available at the time the Company’s financial statements were prepared. These estimates are subject to refinement until all pertinent information is obtained. CCMH is currently in the process of obtaining third-party valuations of certain of the acquired assets and liabilities and will finalize its purchase price allocation in 2009. The final allocation of the purchase price may be different than the initial allocation.

CCMH’s preliminary purchase accounting adjustments, including goodwill, are reflected in the financial statements of the Company and its subsidiaries for the period subsequent to July 30, 2008.

The opening balance sheet presented as of July 31, 2008 reflected the preliminary allocation of purchase price, based on available information and certain assumptions management believed reasonable. Following is a summary of the preliminary purchase price allocations, adjusted for additional information management has obtained:

(In thousands)	Preliminary July 31, 2008	Adjustments	Adjusted July 31, 2008
Consideration paid	$18,082,938		$18,082,938
Debt assumed	5,136,929		5,136,929
Historical carryover basis	(825,647)		(825,647)

	$22,394,220		$22,394,220

Total current assets	2,311,777	5,041	2,316,818
PP&E - net	3,745,422	125,357	3,870,779
Intangible assets - net	20,634,499	(764,472)	19,870,027
Long-term assets	1,079,704	44,787	1,124,491
Current liabilities	(1,219,033)	(13,204)	(1,232,237)
Long-term liabilities	(4,158,149)	602,491	(3,555,658)

	$22,394,220	$—	$22,394,220

The adjustments to PP&E – net primarily relate to fair value appraisals received for land and buildings. The adjustments to intangible assets – net primarily relate to an aggregate $3.6 billion adjustment to lower the estimated fair value of the Company’s FCC licenses and permits based on appraised values, partially offset by a $1.5 billion fair value adjustment to recognize advertiser relationships and trade names in the Company’s radio segment based on appraised values, a $240.6 million fair value adjustment to advertising contracts in the Company’s Americas and International outdoor segments based on appraised values and an increase of $1.0 billion to goodwill. The adjustment to long-term liabilities primarily relates to the deferred tax effects of the fair value adjustments.

The adjustments related to the Company’s FCC licenses, permits and goodwill were recorded prior to the Company’s interim impairment test.

The following unaudited supplemental pro forma information reflects the consolidated results of operations of the Company as if the merger had occurred on January 1, 2007. The historical financial information was adjusted to give effect to items that are (i) directly attributed to the merger, (ii) factually supportable, and (iii) expected to have a continuing impact on the consolidated results. Such items include depreciation and amortization expense associated with preliminary valuations of property, plant and equipment and definite-lived intangible assets, corporate expenses associated with new equity based awards granted to certain members of management, expenses associated with the accelerated vesting of employee share based awards upon closing of the merger, interest expense related to debt issued in conjunction with the merger and the fair value adjustment to Clear Channel’s existing debt and the related tax effects of these items. This unaudited pro forma information should not be relied upon as necessarily being indicative of the historical results that would have been obtained if the merger had actually occurred on that date, nor of the results that may be obtained in the future.

	Pre-merger	Pre-merger	Pre-merger
(In thousands)	Period from January 1 through July 30, 2008	Year ended December 31, 2007	Year ended December 31, 2006
Revenue	$3,951,742	$6,921,202	$6,567,790
Income (loss) before discontinued operations	$(18,466)	$4,179	$(127,620)
Net income (loss) attributable to the Company	$621,790	$150,012	$(74,942)

The Company also acquired assets in its operating segments in addition to the merger described above. The Company acquired FCC licenses in its radio segment for $11.7 million in cash during 2008. The Company acquired outdoor display faces and additional equity interests in international outdoor companies for $96.5 million in cash during 2008. The Company’s national representation business acquired representation contracts for $68.9 million in cash during 2008.

2007 Acquisitions

Clear Channel acquired domestic outdoor display faces and additional equity interests in international outdoor companies for $69.1 million in cash during 2007. Clear Channel’s national representation business acquired representation contracts for $53.0 million in cash during 2007.

2006 Acquisitions

Clear Channel acquired radio stations for $16.4 million and a music scheduling company for $44.3 million in cash plus $10.0 million of deferred purchase consideration during 2006. Clear Channel also acquired Interspace Airport Advertising, Americas and international outdoor display faces and additional equity interests in international outdoor companies for $242.4 million in cash. Clear Channel exchanged assets in one of its Americas outdoor markets for assets located in a different market and recognized a gain of $13.2 million in “Other operating income - net”. In addition, Clear Channel’s national representation firm acquired representation contracts for $38.1 million in cash.

Acquisition Summary

The following is a summary of the assets and liabilities acquired and the consideration given for acquisitions made during 2007 and 2006:

(In thousands)	2007	2006
Property, plant and equipment	$28,002	$49,641
Accounts receivable	—	18,636
Definite lived intangibles	55,017	177,554
Indefinite-lived intangible assets	15,023	32,862
Goodwill	41,696	253,411
Other assets	3,453	6,006

	143,191	538,110
Other liabilities	(13,081)	(64,303)
Noncontrolling interest	—	(15,293)
Deferred tax	—	(21,361)
Subsidiary common stock issued, net of noncontrolling interest	—	(67,873)

	(13,081)	(168,830)
Less: fair value of net assets exchanged in swap	(8,000)	(28,074)

Cash paid for acquisitions	$122,110	$341,206

The Company has entered into certain agreements relating to acquisitions that provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets were met, would not significantly impact the Company’s financial position or results of operations.

NOTE C – DISCONTINUED OPERATIONS

Sale of non-core radio stations

The Company determined that each radio station market in Clear Channel’s previously announced non-core radio station sales represents a disposal group consistent with the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-lived Assets (“Statement 144”). Consistent with the provisions of Statement 144, the Company classified these assets that are subject to transfer under the definitive asset purchase agreements as discontinued operations for all periods presented. Accordingly, depreciation and amortization associated with these assets was discontinued. Additionally, the Company determined that these assets comprise operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company.

Sale of the television business

On March 14, 2008, Clear Channel completed the sale of its television business to Newport Television, LLC for $1.0 billion, adjusted for certain items including proration of expenses and adjustments for working capital. As a result, Clear Channel recorded a gain of $662.9 million as a component of “Income from discontinued operations, net” in its consolidated statement of operations during the first quarter of 2008. Additionally, net income and cash flows from the television business were classified as discontinued operations in the consolidated statements of operations and the consolidated statements of cash flows, respectively, in 2008 through the date of sale and for the years ended December 31, 2007 and 2006. The net assets related to the television business were classified as discontinued operations as of December 31, 2007.

Summarized Financial Information of Discontinued Operations

Summarized operating results for the years ended December 31, 2008, 2007 and 2006 from these businesses are as follows:

	Five months ended December 31, 2008	Seven months ended July 30, 2008	Years ended December 31,
			2007	2006
(In thousands)	Post-merger	Pre-merger	Pre-merger	Pre-merger
Revenue	$1,364	$74,783	$442,263	$531,621
Income (loss) before income taxes	(3,160)	$702,698	$209,882	$84,969

Included in income from discontinued operations, net is an income tax benefit of $1.3 million for the period July 31 through December 31, 2008. Included for the period from January 1 through July 30, 2008 is income tax expense of $62.4 million and a gain of $695.8 million related to the sale of Clear Channel’s television business and certain radio stations. The Company estimates utilization of approximately $585.3 million of capital loss carryforwards to offset a portion of the taxes associated with these gains. The Company had approximately $699.6 million, before valuation allowance, in capital loss carryforwards remaining as of December 31, 2008.

Included in income from discontinued operations, net are income tax expenses of $64.0 million and $32.3 million for the years ended December 31, 2007 and 2006, respectively. Also included in income from discontinued operations for the years ended December 31, 2007 and 2006 are gains on the sale of certain radio stations of $144.6 million and $0.3 million, respectively.

The following table summarizes the carrying amount at December 31, 2007 of the major classes of assets and liabilities of the businesses classified as discontinued operations.

(In thousands)	Pre-merger December 31, 2007		Pre-merger December 31, 2007
Assets		Liabilities
Accounts receivable, net	$76,426	Accounts payable and accrued expenses	$10,565
Other current assets	19,641	Film liability	18,027

Total current assets	$96,067	Other current liabilities	8,821

		Total current liabilities	$37,413

Land, buildings and improvements	$73,138
Transmitter and studio equipment	207,230
Other property, plant and equipment	22,781	Film liability	$19,902
Less accumulated depreciation	138,425	Other long-term liabilities	34,428

Property, plant and equipment, net	$164,724	Total long-term liabilities	$54,330

Definite-lived intangibles, net	$283
Licenses	107,910
Goodwill	111,529

Total intangible assets	$219,722

Film rights	$18,042
Other long-term assets	8,338

Total other assets	$26,380

NOTE D - INTANGIBLE ASSETS AND GOODWILL

Definite-lived intangible assets

The Company has transit and street furniture contracts, site-leases and other contractual rights in its Americas and International outdoor segments (with an estimated 6 year weighted average useful life at the date of CCMH’s acquisition of Clear Channel), talent and program right contracts in its radio segment (with an estimated 8 year weighted average useful life at the date of CCMH’s acquisition of Clear Channel), advertiser and customer relationships in its radio segment (with an estimated 10 year weighted average useful life at the date of CCMH’s acquisition of Clear Channel) and contracts for non-affiliated radio and television stations in the Company’s media representation operations (with an estimated 6 year weighted average useful life at the date of CCMH’s acquisition of Clear Channel). These definite-lived intangible assets are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows.

The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at December 31, 2008 and 2007:

	Post-merger		Pre-merger
	December 31, 2008		December 31, 2007
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture, and other outdoor contractual rights	$883,130	$49,818	$867,283	$613,897
Customer / advertiser relationships	1,210,205	49,970	—	—
Talent contracts	161,644	7,479	—	—
Representation contracts	216,955	21,537	400,316	212,403
Other	548,180	9,590	84,004	39,433

Total	$3,020,114	$138,394	$1,351,603	$865,733

Total amortization expense from continuing operations related to definite-lived intangible assets was:

	Five months ended December 31, 2008	Seven months ended July 30, 2008	Years ended December 31,
			2007	2006
(In millions)	Post-merger	Pre-merger	Pre-merger	Pre-merger
Amortization expense	$150.3	$58.3	$105.0	$150.7

As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, amortization expense may vary. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2009	$339,443
2010	316,413
2011	301,721
2012	287,174
2013	267,096

Indefinite-lived Intangibles

The Company’s indefinite-lived intangible assets consist of Federal Communications Commission (“FCC”) broadcast licenses and billboard permits. FCC broadcast licenses are granted to both radio and television stations for up to eight years under the Telecommunications Act of 1996. The Act requires the FCC to renew a broadcast license if: it finds that the station has served the public interest, convenience and necessity; there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee; and there have been no other serious violations which taken together constitute a pattern of abuse. The licenses may be renewed indefinitely at little or no cost. The Company does not believe that the technology of wireless broadcasting will be replaced in the foreseeable future. The Company’s billboard permits are issued in perpetuity by state and local governments and are transferable or renewable at little or no cost. Permits typically include the location which allows the Company the right to operate an advertising structure. The Company’s permits are located on either owned or leased land. In cases where the Company’s permits are located on leased land, the leases are typically from 10 to 20 years and renew indefinitely, with rental payments generally escalating at an inflation based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use.

The Company does not amortize its FCC broadcast licenses or billboard permits. The Company tests these indefinite-lived intangible assets for impairment at least annually using a direct valuation method. This direct valuation method assumes that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Under the direct valuation method, the Company aggregates its indefinite-lived intangible assets at the market level for purposes of impairment testing. The Company’s key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information.

The Company performed an impairment test as of December 31, 2008. As a result, the Company recognized a non-cash impairment charge of $1.7 billion on its indefinite-lived FCC licenses and permits. The United States and global economies are undergoing a period of economic uncertainty, which has caused, among other things, a general tightening in the credit markets, limited access to the credit markets, lower levels of liquidity and lower consumer and business spending. These disruptions in the credit and financial markets and the continuing impact of adverse economic, financial and industry conditions on the demand for advertising negatively impacted the key assumptions in the discounted cash flow models used to value our FCC licenses and permits.

Goodwill

The Company tests goodwill for impairment using a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The Company’s reporting units for radio broadcasting and Americas outdoor advertising are the reportable segments. The Company determined that each country in its International outdoor segment constitutes a reporting unit. Goodwill of approximately $10.8 billion resulted from the merger, $896.5 million of which is expected to be deductible for tax purposes.

(In thousands)	Radio	Americas Outdoor	International Outdoor	Other	Total
Pre-merger
Balance as of December 31, 2006	6,140,613	667,986	425,630	6	7,234,235
Acquisitions	5,608	20,361	13,733	1,994	41,696
Dispositions	(3,974)	—	—	—	(3,974)
Foreign currency	—	78	35,430	—	35,508
Adjustments	(96,720)	(89)	(540)	—	(97,349)

Balance as of December 31, 2007	$6,045,527	$688,336	$474,253	$2,000	$7,210,116
Acquisitions	7,051	—	12,341	—	19,392
Dispositions	(20,931)	—	—	—	(20,931)
Foreign currency	—	(293)	28,596	—	28,303
Adjustments	(423)	(970)	—	—	(1,393)

Balance as of July 30, 2008	$6,031,224	$687,073	$515,190	$2,000	$7,235,487

In 2007, the Company recorded a $97.3 million adjustment to its balance of goodwill related to tax positions established as part of various radio station acquisitions for which the IRS audit periods have now closed.

(In thousands)	Radio	Americas Outdoor	International Outdoor	Other	Total
Post-merger
Balances at July 31, 2008	$—	$—	$—	$—	$—
Preliminary purchase price allocation	6,335,220	2,805,780	603,712	60,115	9,804,827
Purchase price adjustments - net	356,040	438,025	(76,116)	271,175	989,124
Impairment	(1,115,033)	(2,321,602)	(173,435)	—	(3,610,070)
Acquisitions	3,486	—	—	—	3,486
Foreign exchange	—	(29,605)	(63,519)	—	(93,124)
Other	(523)	—	(3,099)	—	(3,622)

Balance as of December 31, 2008	$5,579,190	$892,598	$287,543	$331,290	$7,090,621

The Company performed an interim impairment test as of December 31, 2008. The estimated fair value of the Company’s reporting units was below their carrying values, which required it to compare the implied fair value of each reporting units’ goodwill with its carrying value. As a result, the Company recognized a non-cash impairment charge of $3.6 billion to reduce its goodwill. The macroeconomic factors discussed above had an adverse effect on the estimated cash flows and discount rates used in the discounted cash flow model.

NOTE E – INVESTMENTS

The Company’s most significant investments in nonconsolidated affiliates are listed below:

Australian Radio Network

The Company owns a fifty-percent (50%) interest in Australian Radio Network (“ARN”), an Australian company that owns and operates radio stations in Australia and New Zealand.

Grupo ACIR Comunicaciones

Clear Channel sold a portion of its investment in Grupo ACIR Comunicaciones (“ACIR”) for approximately $47.0 million on July 1, 2008 and recorded a gain of $9.2 million in “equity in earnings of nonconsolidated affiliates” during the pre-merger period ended July 30, 2008. As a result, the Company now owns a twenty-percent (20%) interest in ACIR. ACIR owns and operates radio stations throughout Mexico.

All Others

Included within the “All Others” category in the table below at December 31, 2007 was Clear Channel’s 50% interest in Clear Channel Independent, a South African outdoor advertising company. Clear Channel sold its 50% interest in Clear Channel Independent in the pre-merger period ended July 30, 2008. The sale resulted in a gain of $75.6 million recorded in “Equity in earnings of nonconsolidated affiliates” based on the fair value of the equity securities received. The equity securities received are classified as available-for-sale and recorded as a component of “Other investments” on the Company’s consolidated balance sheets at December 31, 2008.

Summarized Financial Information

The following table summarizes the Company’s investments in nonconsolidated affiliates:

(In thousands)	ARN	ACIR	All Others	Total
At December 31, 2007	$165,474	$72,905	$108,008	$346,387
Acquisition (disposition) of investments, net	—	(47,559)	(117,577)	(165,136)
Cash advances (repayments)	(16,164)	28	(8,962)	(25,098)
Equity in net earnings (loss)	12,108	11,264	70,843	94,215
Foreign currency transaction adjustment	(1,454)	—	—	(1,454)
Foreign currency translation adjustment	3,519	2,481	(4,392)	1,608

At July 30, 2008	$163,483	$39,119	$47,920	$250,522

Fair value adjustments	167,683	7,085	3,797	178,565
Balances at July 31, 2008	331,166	46,204	51,717	429,087
Acquisition (disposition) of investments, net	—	—	500	500
Cash advances (repayments)	(11,188)	27	6,752	(4,409)
Equity in net earnings (loss)	7,397	517	(2,110)	5,804
Foreign currency transaction adjustment	11,179	—	—	11,179
Foreign currency translation adjustment	(47,746)	(5,230)	(5,048)	(58,024)

At December 31, 2008	$290,808	$41,518	$51,811	$384,137

The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Investments in, and advances to, nonconsolidated affiliates.” The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings of nonconsolidated affiliates”. Accumulated undistributed earnings included in retained deficit for these investments were $3.6 million, $133.6 million and $112.8 million for December 31, 2008, 2007 and 2006, respectively.

The fair value adjustments to the Company’s investment in ARN primarily relate to the Company’s proportionate share of indefinite-lived intangible assets and equity method goodwill.

Other Investments

Other investments of $33.5 million and $237.6 million at December 31, 2008 and 2007, respectively, include marketable equity securities and other investments classified as follows:

(In thousands) Investments	Fair Value	Cost
2008
Available-for sale	$27,110	$27,110
Other cost investments	6,397	6,397

Total	$33,507	$33,507

	Fair Value	Unrealized Gains	Realized (Losses)	Cost
2007
Available-for sale	$140,731	$104,996	$—	$35,735
Trading	85,649	78,391	—	7,258
Other cost investments	11,218	—	—	11,218

Total	$237,598	$183,387	$—	$54,211

The accumulated net unrealized gain on available-for-sale securities, net of tax, of $69.4 million was recorded in shareholders’ equity in “Accumulated other comprehensive income” at December 31, 2007. The Company sold its American Tower Corporation securities in the second quarter of 2008 and recorded a gain of $30.4 million on the statement of operations in “Gain (loss) on marketable securities”. The net unrealized gain (loss) on trading securities of $10.7 million and $20.5 million for the years ended December 31, 2007 and 2006, respectively, is recorded on the statement of operations in “Gain (loss) on marketable securities”. Other cost investments include various investments in companies for which there is no readily determinable market value.

The fair value of certain of the Company’s available-for-sale securities were below their cost each month subsequent to the closing of the merger. As a result, the Company considered the guidance in SAB Topic 5M and reviewed the length of the time and the extent to which the market value was less than cost and the financial condition and near-term prospects of the issuer. After this assessment, the Company concluded that the impairment was other than temporary and recorded a $116.6 million impairment charge on the statement of operations in “Gain (loss) on marketable securities”.

NOTE F - ASSET RETIREMENT OBLIGATION

The Company’s asset retirement obligation is reported in “Other long-term liabilities” and relates to its obligation to dismantle and remove outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease. The liability is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	Post-merger Period from July 31 to December 31, 2008	Pre-merger Period from January 1 to July 30, 2008	Pre-merger December 31, 2007
Beginning balance	$59,278	$70,497	$59,280
Adjustment due to change in estimate of related costs	(3,123)	1,853	8,958
Accretion of liability	2,233	3,084	4,236
Liabilities settled	(2,796)	(2,558)	(1,977)

Ending balance	$55,592	$72,876	$70,497

The Company decreased the liability by $13.6 million as a result of a change in the discount rate used to fair value the liability in purchase accounting.

NOTE G - LONG-TERM DEBT

Long-term debt at December 31, 2008 and 2007 consisted of the following:

	Post-merger	Pre-merger
(In thousands)	December 31, 2008	December 31, 2007
Senior Secured Credit Facilities:
Term loan A	$1,331,500	$—
Term loan B	10,700,000	—
Term loan C	695,879	—
Revolving Credit Facility	220,000	—
Delayed Draw Facility	532,500	—
Receivables Based Facility	445,609	—
Other Secured Long-term Debt	6,604	8,297

Total Consolidated Secured Debt	13,932,092	8,297
Senior Cash Pay Notes	980,000	—
Senior Toggle Notes	1,330,000	—
Clear Channel Senior Notes:
4.625% Senior Notes Due 2008	—	500,000
6.625% Senior Notes Due 2008	—	125,000
4.25% Senior Notes Due 2009	500,000	500,000
7.65% Senior Notes Due 2010	133,681	750,000
4.5% Senior Notes Due 2010	250,000	250,000
6.25% Senior Notes Due 2011	722,941	750,000
4.4% Senior Notes Due 2011	223,279	250,000
5.0% Senior Notes Due 2012	275,800	300,000
5.75% Senior Notes Due 2013	475,739	500,000
5.5% Senior Notes Due 2014	750,000	750,000
4.9% Senior Notes Due 2015	250,000	250,000
5.5% Senior Notes Due 2016	250,000	250,000
6.875% Senior Debentures Due 2018	175,000	175,000
7.25% Senior Debentures Due 2027	300,000	300,000
Subsidiary level notes	—	644,860
Other long-term debt	69,260	97,822
$1.75 billion multi-currency revolving credit facility	—	174,619
Purchase accounting adjustments and original issue (discount) premium	(1,114,172)	(11,849)
Fair value adjustments related to interest rate swaps	—	11,438

	19,503,620	6,575,187
Less: current portion	562,923	1,360,199

Total long-term debt	$18,940,697	$5,214,988

Clear Channel’s weighted average interest rate at December 31, 2008 was 6.0%. The aggregate market value of Clear Channel’s debt based on quoted market prices for which quotes were available was approximately $17.2 billion and $5.9 billion at December 31, 2008 and 2007, respectively.

The following is a summary of the terms of Clear Channel’s debt incurred in connection with the merger:

•	a $1.33 billion term loan A facility, with a maturity in July 2014;

•	a $10.7 billion term loan B facility with a maturity in January 2016;

•	a $695.9 million term loan C - asset sale facility, with a maturity in January 2016;

•

a $750.0 million delayed draw term loan facility with a maturity in January 2016 which may be drawn to purchase or redeem Clear Channel’s outstanding 7.65% senior notes due 2010, of which $532.5 million was drawn as of December 31, 2008;

•

a $500.0 million delayed draw term loan facility with a maturity in January 2016 may be drawn to purchase or redeem Clear Channel’s outstanding 4.25% senior notes due 2009, of which none was drawn as of December 31, 2008;

•

a $2.0 billion revolving credit facility with a maturity in July 2014, including a letter of credit sub-facility and a swingline loan sub-facility. At December 31, 2008, the outstanding balance on this facility was $220.0 million and, taking into account letters of credit of $304.1 million, $1.5 billion was available for future borrowings. Interest rates on this facility varied from 3.9% to 4.6%;

•

a $783.5 million receivables based credit facility with a maturity in July 2014 providing revolving credit commitments in an amount equal to the initial borrowing of $533.5 million on the merger closing date plus $250.0 million, subject to a borrowing base. At December 31, 2008 the outstanding balance on this facility was $445.6 million, which was the maximum available under the borrowing base; and

•	$980.0 million aggregate principal amount of 10.75% senior cash pay notes due 2016 and $1.33 billion aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016.

Each of the proceeding obligations are among Clear Channel Communications, Inc., a wholly owned subsidiary of the Company, and each lender from time to time party to the credit agreements or senior cash pay and senior toggle notes.

Senior Secured Credit Facilities

Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at Clear Channel’s option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentages applicable to the term loan facilities and revolving credit facility are the following percentages per annum:

•

with respect to loans under the term loan A facility and the revolving credit facility, (i) 2.40% in the case of base rate loans and (ii) 3.40% in the case of Eurocurrency rate loans, subject to downward adjustments if Clear Channel’s leverage ratio of total debt to EBITDA decreases below 7 to 1; and

•

with respect to loans under the term loan B facility, term loan C - asset sale facility and delayed draw term loan facilities, (i) 2.65% in the case of base rate loans and (ii) 3.65% in the case of Eurocurrency rate loans subject to downward adjustments if Clear Channel’s leverage ratio of total debt to EBITDA decreases below 7 to 1.

Clear Channel is required to pay each revolving credit lender a commitment fee in respect of any unused commitments under the revolving credit facility, which is 0.50% per annum. Clear Channel is required to pay each delayed draw term facility lender a commitment fee in respect of any undrawn commitments under the delayed draw term facilities, which initially is 1.825% per annum until the delayed draw term facilities are fully drawn or commitments thereunder terminated.

The senior secured credit facilities require Clear Channel to prepay outstanding term loans, subject to certain exceptions, with:

•

50% (which percentage will be reduced to 25% and to 0% based upon Clear Channel’s leverage ratio) of Clear Channel’s annual excess cash flow (as calculated in accordance with the senior secured credit facilities), less any voluntary prepayments of term loans and revolving credit loans (to the extent accompanied by a permanent reduction of the commitment) and subject to customary credits;

•

100% (which percentage will be reduced to 75% and 50% based upon Clear Channel’s leverage ratio) of the net cash proceeds of sales or other dispositions by the Company or its wholly-owned restricted subsidiaries (including casualty and condemnation events) of assets subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds of any incurrence of certain debt, other than debt permitted under the senior secured credit facilities.

The foregoing prepayments with the net cash proceeds of certain incurrences of debt and annual excess cash flow will be applied (i) first to the term loans other than the term loan C - asset sale facility loans (on a pro rata basis) and (ii) second to the term loan C - asset sale facility loans, in each case to the remaining installments thereof in direct order of maturity. The foregoing prepayments with the net cash proceeds of the sale of assets (including casualty and condemnation events) will be applied (i) first to the term loan C - asset sale facility loans and (ii) second to the other term loans (on a pro rata basis), in each case to the remaining installments thereof in direct order of maturity.

Clear Channel may voluntarily repay outstanding loans under its senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.

Clear Channel is required to repay the loans under its term loan facilities as follows:

•

the term loan A facility will amortize in quarterly installments commencing on the first interest payment date after the second anniversary of the closing date of the merger in annual amounts equal to 5% of the original funded principal amount of such facility in years three and four, 10% thereafter, with the balance being payable on the final maturity date of such term loans; and

•

the term loan B facility, term loan C - asset sale facility and delayed draw term loan facilities will amortize in quarterly installments on the first interest payment date after the third anniversary of the closing date of the merger, in annual amounts equal to 2.5% of the original funded principal amount of such facilities in years four and five and 1% thereafter, with the balance being payable on the final maturity date of such term loans.

The senior secured credit facilities are guaranteed by each of Clear Channel’s existing and future material wholly-owned domestic restricted subsidiaries, subject to certain exceptions.

All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured, subject to permitted liens and other exceptions, by:

•	a first-priority lien on the capital stock of Clear Channel;

•	100% of the capital stock of any future material wholly-owned domestic license subsidiary that is not a “Restricted Subsidiary” under the indenture governing the Clear Channel senior notes;

•	certain assets that do not constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes);

•

certain assets that constitute “principal property” (as defined in the indenture governing the Clear Channel senior notes) securing obligations under the senior secured credit facilities up to the maximum amount permitted to be secured by such assets without requiring equal and ratable security under the indenture governing the Clear Channel senior notes; and

•	a second-priority lien on the accounts receivable and related assets securing our receivables based credit facility.

The obligations of any foreign subsidiaries that are borrowers under the revolving credit facility will also be guaranteed by certain of their material wholly-owned restricted subsidiaries, and secured by substantially all assets of all such borrowers and guarantors, subject to permitted liens and other exceptions.

The senior secured credit facilities require Clear Channel to comply on a quarterly basis with a maximum consolidated senior secured net debt to adjusted EBITDA (as calculated in accordance with the senior secured credit facilities) ratio. This financial covenant becomes effective on March 31, 2009 (maximum of 9.5:1) and will become more restrictive over time. Clear Channel’s senior secured debt consists of the senior secured facilities, the receivables based facility and certain other secured subsidiary debt. Secured leverage, defined as secured debt, net of cash, divided by the trailing 12-month consolidated EBITDA was 6.4:1 at December 31, 2008. Clear Channel’s consolidated EBITDA is calculated as its trailing twelve months operating income before depreciation, amortization, impairment charge, non-cash compensation, other operating income - net and merger expenses of $1.8 billion adjusted for certain items, including: (i) an increase for expected cost savings (limited to $100.0 million in any twelve month period) of $100.0 million; (ii) an increase of $43.1 million for cash received from nonconsolidated affiliates; (iii) an increase of $17.0 million for non-cash items; (iv) an increase of $95.9 million related to expenses incurred associated with the restructuring program; and (v) an increase of $82.4 million for various other items.

In addition, the senior secured credit facilities include negative covenants that, subject to significant exceptions, limit Clear Channel’s ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase its capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing certain junior indebtedness; and

•	change its lines of business.

The senior secured credit facilities include certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the senior secured credit facilities documentation, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of Clear Channel’s subordinated debt and a change of control. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

Receivables Based Credit Facility

The receivables based credit facility of $783.5 million provides revolving credit commitments in an amount equal to the initial borrowing of $533.5 million on the closing date plus $250 million, subject to a borrowing base. The borrowing base at any time equals 85% of the eligible accounts receivable for certain subsidiaries of Clear Channel. The receivables based credit facility includes a letter of credit sub-facility and a swingline loan sub-facility.

All borrowings under the receivables based credit facility are subject to the absence of any default, the accuracy of representations and warranties and compliance with the borrowing base. If at any time, borrowings, excluding the initial borrowing, under the receivables based credit facility following the closing date will be subject to compliance with a minimum fixed charge coverage ratio of 1.0:1.0 if excess availability under the receivables based credit facility is less than $50 million, or if aggregate excess availability under the receivables based credit facility and revolving credit facility is less than 10% of the borrowing base.

Borrowings under the receivables based credit facility bear interest at a rate equal to an applicable margin plus, at Clear Channel’s option, either (i) a base rate determined by reference to the higher of (A) the prime lending rate publicly announced by the administrative agent and (B) the federal funds effective rate from time to time plus 0.50%, or (ii) a Eurocurrency rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

The margin percentage applicable to the receivables based credit facility which is (i) 1.40% in the case of base rate loans and (ii) 2.40% in the case of Eurocurrency rate loans subject to downward adjustments if Clear Channel’s leverage ratio of total debt to EBITDA decreases below 7 to 1.

Clear Channel is required to pay each lender a commitment fee in respect of any unused commitments under the receivables based credit facility, which is 0.375% per annum subject to downward adjustments if Clear Channel’s leverage ratio of total debt to EBITDA decreases below 6 to 1.

If at any time the sum of the outstanding amounts under the receivables based credit facility (including the letter of credit outstanding amounts and swingline loans thereunder) exceeds the lesser of (i) the borrowing base and (ii) the aggregate commitments under the receivables based credit facility, the Company will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess.

Clear Channel may voluntarily repay outstanding loans under the receivables based credit facility at any time without premium or penalty, other than customary “breakage” costs with respect to Eurocurrency rate loans.

The receivables based credit facility is guaranteed by, subject to certain exceptions, the guarantors of the senior secured credit facilities. All obligations under the receivables based credit facility, and the guarantees of those obligations, are secured by a perfected first priority security interest in all of the Company’s and all of the guarantors’ accounts receivable and related assets and proceeds thereof, subject to permitted liens and certain exceptions.

The receivables based credit facility includes negative covenants, representations, warranties, events of default, conditions precedent and termination provisions substantially similar to those governing our senior secured credit facilities.

Senior Notes

Clear Channel has outstanding $980.0 million aggregate principal amount of 10.75% senior cash pay notes due 2016 (the “senior cash pay notes”) and $1.3 billion aggregate principal amount of 11.00%/11.75% senior toggle notes due 2016 (the “senior toggle notes” and, together with the senior cash pay notes, the “notes”).

The senior toggle notes mature on August 1, 2016 and may require a special redemption on August 1, 2015. Clear Channel may elect on each interest election date to pay all or 50% of such interest on the senior toggle notes in cash or by increasing the principal amount of the senior toggle notes or by issuing new senior toggle notes (such increase or issuance, “PIK Interest”). Interest on the senior toggle notes payable in cash will accrue at a rate of 11.00% per annum and PIK Interest will accrue at a rate of 11.75% per annum.

Clear Channel may redeem some or all of the notes at any time prior to August 1, 2012, at a price equal to 100% of the principal amount of such notes plus accrued and unpaid interest thereon to the redemption date and a “make-whole premium,” as described in the notes. Clear Channel may redeem some or all of the notes at any time on or after August 1, 2012 at the redemption prices set forth in notes. In addition, Clear Channel may redeem up to 40% of any series of the outstanding notes at any time on or prior to August 1, 2011 with the net cash proceeds raised in one or more equity offerings. If Clear Channel undergoes a change of control, sells certain of its assets, or issues certain debt offerings, it may be required to offer to purchase notes from holders.

The notes are senior unsecured debt and rank equal in right of payment with all of Clear Channel’s existing and future senior debt. Guarantors of obligations under the senior secured credit facilities and the receivables based credit facility guarantee the notes with unconditional guarantees that are unsecured and equal in right of payment to all existing and future senior debt of such guarantors, except that the guarantees are subordinated in right of payment only to the guarantees of obligations under the senior secured credit facilities and the receivables based credit facility. In addition, the notes and the guarantees are structurally senior to Clear Channel’s senior notes and existing and future debt to the extent that such debt is not guaranteed by the guarantors of the notes. The notes and the guarantees are effectively subordinated to the existing and future secured debt and that of the guarantors to the extent of the value of the assets securing such indebtedness and are structurally subordinated to all obligations of subsidiaries that do not guarantee the notes.

Subsidiary Level Notes

AMFM Operating Inc. (“AMFM”), a wholly-owned subsidiary of the Company, had outstanding 8% senior notes due 2008. An aggregate principal amount of $639.2 million of the 8% senior notes was repurchased pursuant to a tender offer and consent solicitation in connection with the merger and a loss of $8.0 million was recorded in “Other income (expense) – net” in the pre-merger consolidated income statement. The remaining 8% senior notes were redeemed at maturity on November 1, 2008.

Debt Maturities

On January 15, 2008, Clear Channel redeemed its 4.625% senior notes at their maturity for $500.0 million plus accrued interest with proceeds from its bank credit facility.

On June 15, 2008, Clear Channel redeemed its 6.625% Senior Notes at their maturity for $125.0 million with available cash on hand.

Clear Channel’s $1.75 billion multi-currency revolving credit facility was terminated in connection with the closing of the merger. There was no outstanding balance on the facility on the date it was terminated.

Tender Offers

On August 7, 2008, Clear Channel announced that it commenced a cash tender offer and consent solicitation for its outstanding $750.0 million principal amount of 7.65% senior notes due 2010. The tender offer and consent payment expired on September 9, 2008. The aggregate principal amount of 7.65% senior notes validly tendered and accepted for payment was $363.9 million. Clear Channel recorded a loss of $21.8 million in “Other income (expense) – Net” during the pre-merger period as a result of the tender.

On November 24, 2008, Clear Channel announced that it commenced another cash tender offer to purchase its outstanding 7.65% Senior Notes due 2010. The tender offer and consent payment expired on December 23, 2008. The aggregate principal amount of 7.65% senior notes validly tendered and accepted for payment was $252.4 million. The Company recorded a gain of $74.7 million in “Other income (expense) – Net” during the post-merger period as a result of the tender.

Clear Channel also announced on November 24, 2008 that its indirect wholly-owned subsidiary, CC Finco, LLC, commenced a cash tender offers for Clear Channel’s outstanding 6.25% Senior Notes due 2011 (“6.25 Notes”), Clear Channel’s outstanding 4.40% Senior Notes due 2011 (“4.40% Notes”), Clear Channel’s outstanding 5.00% Senior Notes due 2012 (“5.00% Notes”) and Clear Channel’s outstanding 5.75% Senior Notes due 2013 (“5.75% Notes”). The tender offers and consent payments expired on December 23, 2008. The aggregate principal amounts of the 6.25% Notes, 4.40% Notes, 5.00% Notes and 5.75% Notes validly tendered and accepted for payment pursuant to the tender offers was $27.1 million, $26.7 million, $24.2 million and $24.3 million, respectively, and CC Finco, LLC purchased and currently holds such tendered notes. The Company recorded an aggregate gain of $49.7 million in “Other income (expense) – Net” during the post-merger period as a result of the tenders.

Other

All purchase accounting fair value adjustments to debt, fees and initial offering discounts are being amortized as interest expense over the life of the respective notes.

Future maturities of long-term debt at December 31, 2008 are as follows:

(In thousands)
2009	$569,527
2010	417,779
2011	1,162,280
2012	674,282
2013	822,372
Thereafter	16,971,552

Total (1)	$20,617,792

(1)	Excludes a negative purchase accounting fair value adjustment of $1.1 billion, which is amortized through interest expense over the life of the underlying debt obligations.

NOTE H - FINANCIAL INSTRUMENTS

The Company has entered into $6.0 billion aggregate notional amount of interest rate swaps. The Company continually monitors its positions with, and credit quality of, the financial institutions which are counterparties to its interest rate swaps. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate swaps. However, the Company considers this risk to be low.

Interest Rate Swaps

The Company’s aggregate $6.0 billion notional amount interest rate swap agreements are designated as a cash flow hedge and the effective portion of the gain or loss on the swap is reported as a component of other comprehensive income. The Company entered into the swaps to effectively convert a portion of its floating-rate debt to a fixed basis, thus reducing the impact of interest-rate changes on future interest expense. The aggregate fair value of these interest rate swaps of $118.8 million was recorded on the balance sheet as “Other long-term liabilities” at December 31, 2008. Accumulated other comprehensive income is adjusted to reflect the change in the fair value of the swaps. The balance in other comprehensive income was $75.1 million at December 31, 2008. No ineffectiveness was recorded in earnings related to these interest rate swaps.

Clear Channel had $1.1 billion of interest rate swaps at December 31, 2007 that were designated as fair value hedges of the underlying fixed-rate debt obligations. On December 31, 2007, the fair value of the interest rate swap agreements was recorded on the balance sheet as “Other long-term assets” with the offset recorded in “Long-term debt” of approximately $11.4 million. Clear Channel terminated these interest rate swaps effective July 10, 2008 and received proceeds of approximately $15.4 million. These interest rate swaps were recorded on the balance sheet at fair value, which was equivalent to the proceeds received.

Secured Forward Exchange Contracts

In 2001, Clear Channel Investments, Inc., a wholly owned subsidiary of Clear Channel, entered into two ten-year secured forward exchange contracts that monetized 2.9 million shares of its investment in American Tower Corporation (“AMT”). The AMT contracts had a value of $17.0 million recorded in “Other long term liabilities” at December 31, 2007. These contracts were not designated as a hedge of the Clear Channel’s cash flow exposure of the forecasted sale of the AMT shares. During the years ended December 31, 2007 and 2006, Clear Channel recognized losses of $6.7 million and $22.0 million, respectively, in “Gain (loss) on marketable securities” related to the change in the fair value of these contracts. To offset the change in the fair value of these contracts, Clear Channel recorded AMT shares as trading securities. During the years ended December 31, 2007 and 2006, Clear Channel recognized income of $10.7 million and $20.5 million, respectively, in “Gain (loss) on marketable securities” related to the change in the fair value of the shares. Clear Channel terminated the contracts effective June 13, 2008, receiving net proceeds of $15.2 million. A net gain of $27.0 million was recorded in the pre-merger period in “Gain on marketable securities” related to terminating the contracts and selling the underlying AMT shares.

Foreign Currency Rate Management

Clear Channel held two United States dollar — Euro cross currency swaps with an aggregate Euro notional amount of €706.0 million and a corresponding aggregate U.S. dollar notional amount of $877.7 million. These cross currency swaps had a value of $127.4 million at December 31, 2007 and were recorded in “Other long-term obligations”. Clear Channel designated the cross currency swaps as a hedge of its net investment in Euro denominated assets. Clear Channel recorded all changes in the fair value of the cross currency swaps and the semiannual cash payments as a cumulative translation adjustment in other comprehensive income (loss). As of December 31, 2007, a $73.5 million loss, net of tax, was recorded as a cumulative translation adjustment to “Other comprehensive income (loss)” related to the cross currency swaps. Clear Channel terminated its cross currency swap contracts on July 30, 2008 by paying the counterparty $196.2 million from available cash on hand. The contracts were recorded on the balance sheet at fair value, which was equivalent to the cash paid to terminate them. The related fair value adjustments in other comprehensive income were deleted when the merger took place.

NOTE I - FAIR VALUE MEASUREMENTS

Clear Channel adopted Financial Accounting Standards Board Statement No. 157, Fair Value Measurements (“Statement 157”) on January 1, 2008 and began to apply its recognition and disclosure provisions to its financial assets and financial liabilities that are remeasured at fair value at least annually. Statement 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company’s marketable equity securities and interest rate swaps are measured at fair value on each reporting date.

The marketable equity securities are measured at fair value using quoted prices in active markets. Due to the fact that the inputs used to measure the marketable equity securities at fair value are observable, the Company has categorized the fair value measurements of the securities as Level 1. The fair value of these securities at December 31, 2008 was $27.1 million.

The Company’s aggregate $6.0 billion notional amount of interest rate swap agreements are designated as a cash flow hedge and the effective portion of the gain or loss on the swap is reported as a component of other comprehensive income. The Company entered into the swaps to effectively convert a portion of its floating-rate debt to a fixed basis, thus reducing the impact of interest-rate changes on future interest expense. Due to the fact that the inputs to the model used to estimate fair value are either directly or indirectly observable, the Company classified the fair value measurements of these agreements as Level 2. The aggregate fair value of the interest rate swaps at December 31, 2008 was a liability of $118.8 million.

NOTE J - COMMITMENTS AND CONTINGENCIES

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in EITF 01-8, Determining Whether an Arrangement Contains a Lease (“EITF 01-8”), Financial Accounting Standards No. 13, Accounting for Leases, Financial Accounting Standards No. 29, Determining Contingent Rentals an amendment of FASB Statement No. 13 (“Statement 29”) and FASB Technical Bulletin 85-3, Accounting for Operating Leases with Scheduled Rent Increases (“FTB 85-3”).

The Company considers its non-cancelable contracts that enable it to display advertising on buses, taxis, trains, bus shelters, etc. to be leases in accordance with the guidance in EITF 01-8. These contracts may contain minimum annual franchise payments which generally escalate each year. The Company accounts for these minimum franchise payments on a straight-line basis in accordance with FTB 85-3. If the rental increases are not scheduled in the lease, for example an increase based on the CPI, those rents are considered contingent rentals and are recorded as expense when accruable. Other contracts may contain a variable rent component based on revenue. The Company accounts for these variable components as contingent rentals under Statement 29, and records these payments as expense when accruable.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in FTB 85-3. The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed. Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company leases office space, certain broadcasting facilities, equipment and the majority of the land occupied by its outdoor advertising structures under long-term operating leases. The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboard, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract. The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract. Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures. Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

As of December 31, 2008, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

(In thousands)	Non-Cancelable Operating Leases	Non-Cancelable Contracts	Capital Expenditures
2009	$383,568	$673,900	$76,760
2010	337,654	454,402	44,776
2011	290,230	404,659	17,650
2012	247,364	265,011	4,666
2013	220,720	206,755	4,670
Thereafter	1,265,574	643,535	3,141

Total	$2,745,110	$2,648,262	$151,663

Rent expense charged to continuing operations for the post-merger period ended December 31, 2008 was $526.6 million. Rent expense charged to continuing operations for the pre-merger period ended July 30, 2008 was $755.4 million. Rent expense charged to continuing operations for the pre-merger periods 2007 and 2006 was $1.2 billion and $1.1 billion, respectively.

In November 2006 Plaintiff Grantley Patent Holdings, Ltd. sued Clear Channel and nine of its subsidiaries for patent infringement in the United States District Court for the Eastern District of Texas, as described in more detail in the Company’s Quarterly Report on Form 10-Q filed November 10, 2008 for the quarter ended September 30, 2008. On December 29, 2008, the parties entered into a settlement agreement. The settlement is on terms that are not material to us and does not constitute an admission of wrongdoing or liability by us.

The Company is currently involved in certain legal proceedings and, as required, has accrued its estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.

In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by federal and state laws mandating compensation for such loss and constitutional restraints.

Certain acquisition agreements include deferred consideration payments based on performance requirements by the seller typically involving the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays. At December 31, 2008, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $35.0 million. As the contingencies have not been met or resolved as of December 31, 2008, these amounts are not recorded. If future payments are made, amounts will be recorded as additional purchase price.

The Company is a party to various put agreements that may require additional investments to be made by the Company in the future. The put values are contingent upon the financial performance of the investee and are typically based on the investee meeting certain EBITDA targets, as defined in the agreement. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact the financial position or results of operations of the Company.

NOTE K - GUARANTEES

At December 31, 2008, the Company guaranteed $39.8 million of credit lines provided to certain of its international subsidiaries by a major international bank. Most of these credit lines related to intraday overdraft facilities covering participants in the Company’s European cash management pool. As of December 31, 2008, no amounts were outstanding under these agreements.

As of December 31, 2008, the Company had outstanding commercial standby letters of credit and surety bonds of $367.6 million and $211.4 million, respectively. Letters of credit in the amount of $154.8 million are collateral in support of surety bonds and these amounts would only be drawn under the letters of credit in the event the associated surety bonds were funded and the Company did not honor its reimbursement obligation to the issuers.

These letters of credit and surety bonds relate to various operational matters including insurance, bid, and performance bonds as well as other items.

NOTE L - INCOME TAXES

The operations of the Company are included in a consolidated federal income tax return filed by CCMH. However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated federal income tax returns with its subsidiaries.

Significant components of the provision for income tax expense (benefit) are as follows:

(In thousands)	Post-merger period ended December 31, 2008	Pre-merger period ended July 30, 2008	Pre-merger 2007	Pre-merger 2006
Current - federal	$(100,578)	$(6,535)	$187,700	$211,444
Current - foreign	15,755	24,870	43,776	40,454
Current - state	8,094	8,945	21,434	26,765

Total current (benefit) expense	(76,729)	27,280	252,910	278,663
Deferred - federal	(555,679)	145,149	175,524	185,053
Deferred - foreign	(17,762)	(12,662)	(1,400)	(9,134)
Deferred - state	(46,453)	12,816	14,114	15,861

Total deferred (benefit) expense	(619,894)	145,303	188,238	191,780

Income tax (benefit) expense	$(696,623)	$172,583	$441,148	$470,443

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2008 and 2007 are as follows:

(In thousands)	2008	2007
Deferred tax liabilities:
Intangibles and fixed assets	$2,332,924	$921,497
Long-term debt	352,057	—
Unrealized gain in marketable securities	—	20,715
Foreign	87,654	7,799
Equity in earnings	27,872	44,579
Investments	15,268	17,585
Deferred Income	—	4,940
Other	25,836	11,814

Total deferred tax liabilities	2,841,611	1,028,929
Deferred tax assets:
Accrued expenses	129,684	91,080
Long-term debt	—	56,026
Unrealized gain in marketable securities	29,438	—
Net operating loss/Capital loss carryforwards	319,530	521,187
Bad debt reserves	28,248	14,051
Deferred Income	976	—
Other	17,857	90,511

Total gross deferred tax assets	525,733	772,855
Valuation allowance	319,530	516,922

Total deferred tax assets	206,203	255,933

Net deferred tax liabilities	$2,635,408	$772,996

For the year ended December 31, 2008, the Company recorded approximately $2.5 billion in additional deferred tax liabilities associated with the applied purchase accounting adjustments resulting from the acquisition of Clear Channel. The additional deferred tax liabilities primarily relate to differences between the purchase accounting adjusted book basis and the historical tax basis of the Company’s intangible assets. During the post-merger period ended December 31, 2008, the Company recorded an impairment charge to its FCC licenses, permits and tax deductible goodwill resulting in a decrease of approximately $648.2 million in recorded deferred tax liabilities. Included in the Company’s net deferred tax liabilities are $43.9 million and $20.9 million of current net deferred tax assets for 2008 and 2007, respectively. The Company presents these assets in “Other current assets” on its consolidated balance sheets. The remaining $2.7 billion and $793.9 million of net deferred tax liabilities for 2008 and 2007, respectively, are presented in “Deferred tax liabilities” on the consolidated balance sheets.

At December 31, 2008, net deferred tax liabilities include a deferred tax asset of $16.1 million relating to stock-based compensation expense under Statement 123(R). Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date. Accordingly, there can be no assurance that the stock price of the Company’s common stock will rise to levels sufficient to realize the entire tax benefit currently reflected in its balance sheet.

The deferred tax liability related to intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired FCC licenses, permits and tax deductible goodwill created from the Company’s various stock acquisitions. In accordance with Statement 142, the Company no longer amortizes FCC licenses and permits. As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its FCC licenses, permits and tax deductible goodwill or sells its FCC licenses or permits. As the Company continues to amortize its tax basis in its FCC licenses, permits and tax deductible goodwill, the deferred tax liability will increase over time.

During 2005, Clear Channel recognized a capital loss of approximately $2.4 billion as a result of the spin-off of Live Nation. Of the $2.4 billion capital loss, approximately $734.5 million was used to offset capital gains recognized in 2002, 2003 and 2004 and Clear Channel received the related $257.0 million tax refund on October 12, 2006. During 2008, Clear Channel used $585.3 million of the capital loss to offset the gain on sale of its television business and certain radio stations. As of December 31, 2008, the remaining capital loss carryforward is approximately $699.6 million and it can be used to offset future capital gains through 2009. The Company has recorded an after tax valuation allowance of $257.4 million related to the capital loss carryforward due to the uncertainty of the ability to utilize the carryforward prior to its expiration. If the Company is able to utilize the capital loss carryforward in future years, the valuation allowance will be released and be recorded as a current tax benefit in the year the losses are utilized.

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense (benefit) is:

	Post-merger period ended December 31, 2008		Pre-merger period ended July 30, 2008		2007		2006
(In thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Income tax expense (benefit) at statutory rates	$(2,008,040)	35%	$205,108	35%	$448,298	35%	$399,423	35%
State income taxes, net of federal tax benefit	(38,359)	1%	21,760	4%	35,548	3%	42,626	4%
Foreign taxes	95,478	(2%)	(29,606)	(5%)	(8,857)	(1%)	6,391	1%
Nondeductible items	1,591	(0%)	2,464	0%	6,228	0%	2,607	0%
Changes in valuation allowance and other estimates	53,877	(1%)	(32,256)	(6%)	(34,005)	(3%)	16,482	1%
Impairment charge	1,194,182	(21%)	—	—	—	—	—	—
Other, net	4,648	(0%)	5,113	1%	(6,064)	(0%)	2,914	0%

	$(696,623)	12%	$172,583	29%	$441,148	34%	$470,443	41%

A tax benefit was recorded for the post-merger period ended December 31, 2008 of 12% and reflects the Company’s ability to recover a limited amount of the Company’s prior period tax liabilities through certain net operating loss carrybacks. Due to the lack of earnings history as a merged company and limitations on net operating loss carryback claims allowed; the Company cannot rely on future earnings and carryback claims as a means to realize deferred tax assets which may arise as a result of future period net operating losses. Pursuant to the provision of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, deferred tax valuation allowances would be required on those deferred tax assets. The effective tax rate for the post-merger period was primarily impacted due to the impairment charge. In addition, the Company recorded a valuation allowance on certain net operating losses generated during the post-merger period that are not able to be carried back to prior years. The effective tax rate for the pre-merger period was primarily impacted by the tax effect of the disposition of certain radio broadcasting assets and investments.

During 2007, Clear Channel utilized approximately $2.2 million of net operating loss carryforwards, the majority of which were generated by certain acquired companies prior to their acquisition by Clear Channel. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense for the year ended December 31, 2007. Clear Channel’s effective income tax rate for 2007 was 34.4% as compared to 41.2% for 2006. For 2007, the effective tax rate was primarily affected by the recording of current tax benefits of approximately $45.7 million related to the settlement of several tax positions with the Internal Revenue Service (“IRS”) for the 1999 through 2004 tax years and deferred tax benefits of approximately $14.6 million related to the release of valuation allowances for the use of certain capital loss carryforwards. These tax benefits were partially offset by additional current tax expense being recorded in 2007 due to an increase in Income before income taxes of $139.6 million.

During 2006, Clear Channel utilized approximately $70.3 million of net operating loss carryforwards, the majority of which were generated during 2005. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense for the year ended December 31, 2006. In addition, current tax expense was reduced by approximately $22.1 million related to the disposition of certain operating assets and the filing of an amended tax return during 2006. As discussed above, Clear Channel recorded a capital loss on the spin-off of Live Nation. During 2006 the amount of capital loss carryforward and the related valuation allowance was adjusted to the final amount reported on Clear Channel’s 2005 filed tax return.

The remaining federal net operating loss carryforwards of $168.8 million expires in various amounts from 2009 to 2028.

Clear Channel adopted Financial Accounting Standard Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) on January 1, 2007. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements. FIN 48 prescribes a recognition threshold for the financial statement recognition and measurement of a tax position taken or expected to be taken within an income tax return. The adoption of FIN 48 resulted in a decrease of $0.2 million to the January 1, 2007 balance of “Retained deficit”, an increase of $101.7 million in “Other long term-liabilities” for unrecognized tax benefits and a decrease of $123.0 million in “Deferred income taxes”. The total amount of unrecognized tax benefits at January 1, 2007 was $416.1 million, inclusive of $89.6 million for interest.

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense. The total amount of interest accrued at December 31, 2008 and 2007 was $53.5 million and $43.0 million, respectively. The total amount of unrecognized tax benefits and accrued interest and penalties at December 31, 2008 and 2007 was $267.8 million and $237.1 million, respectively, and is recorded in “Other long-term liabilities” on the Company’s consolidated balance sheets. Of this total, $250.0 million at December 31, 2008 represents the amount of unrecognized tax benefits and accrued interest and penalties that, if recognized, would favorably affect the effective income tax rate in future periods.

Unrecognized Tax Benefits (In thousands)	Post-merger period ended December 31, 2008	Pre-merger period ended July 30, 2008	Pre-merger 2007
Balance at beginning of period	$207,884	$194,060	$326,478
Increases for tax position taken in the current year	35,942	8,845	18,873
Increases for tax positions taken in previous years	3,316	7,019	45,404
Decreases for tax position taken in previous years	(20,564)	(1,764)	(175,036)
Decreases due to settlements with tax authorities	(9,975)	(276)	(21,200)
Decreases due to lapse of statute of limitations	(2,294)	—	(459)

Balance at end of period	$214,309	$207,884	$194,060

The Company and its subsidiaries file income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. As stated above, Clear Channel settled several federal tax positions with the Internal Revenue Service (“IRS”) during the year ended December 31, 2007. As a result of the settlement Clear Channel reduced its balance of unrecognized tax benefits by $246.2 million. During 2008, the Company favorably settled certain issues in foreign jurisdictions that resulted in the decrease in unrecognized tax benefits. In addition, as a result of the currency fluctuations during 2008, the balance of unrecognized tax benefits decreased approximately $12.0 million. The IRS is currently auditing Clear Channel’s 2005 and 2006 tax years. The Company does not expect to resolve any material federal tax positions within the next twelve months. Substantially all material state, local, and foreign income tax matters have been concluded for years through 2000.

NOTE M - MEMBER’S INTEREST (DEFICIT)/SHAREHOLDERS’ EQUITY

Dividends

Clear Channel’s Board of Directors declared quarterly cash dividends as follows.

(In millions, except per share data) Declaration Date	Amount per Common Share	Record Date	Payment Date	Total Payment
2007:
February 21, 2007	0.1875	March 31, 2007	April 15, 2007	$93.0
April 19, 2007	0.1875	June 30, 2007	July 15, 2007	93.4
July 27, 2007	0.1875	September 30, 2007	October 15, 2007	93.4
December 3, 2007	0.1875	December 31, 2007	January 15, 2008	93.4

Clear Channel did not declare dividends in 2008.

Share-Based Payments

The Company does not have any equity incentive plans. The Company’s employees receive equity awards from CCMH’s equity incentive plans. Prior to the merger, Clear Channel granted stock awards to its employees under its equity incentive plans. The following provides information related to CCMH’s and Clear Channel’s equity incentive plans.

Vesting of certain Clear Channel stock options and restricted stock awards was accelerated upon closing of the merger. As a result, except for certain executive officers and holders of certain options that could not, by their terms, be cancelled prior to their stated expiration date, holders of stock options received cash or, if elected, an amount of CCMH stock, in each case equal to the intrinsic value of the awards based on a market price of $36.00 per share. Holders of restricted stock awards received $36.00 per share in cash, without interest, if elected, or a share of CCMH stock per share of Clear Channel restricted stock. Approximately $39.2 million of share-based compensation was recognized in the pre-merger period as a result of the accelerated vesting of the stock options and restricted stock awards.

Stock Options

The Company does not have any compensation plans under which it grants stock awards to employees. Prior to the merger, Clear Channel granted options to purchase its common stock to its employees and directors and its affiliates under its various equity incentive plans typically at no less than the fair value of the underlying stock on the date of grant. These options were granted for a term not exceeding ten years and were forfeited, except in certain circumstances, in the event the employee or director terminated his or her employment or relationship with Clear Channel or one of its affiliates. Prior to acceleration, if any, in connection with the merger, these options vested over a period of up to five years. All equity incentive plans contained anti-dilutive provisions that permitted an adjustment of the number of shares of Clear Channel’s common stock represented by each option for any change in capitalization.

At July 30, 2008, immediately prior to the effectiveness of the merger, there were 23,433,092 outstanding Clear Channel stock options held by Clear Channel’s employees and directors under Clear Channel’s equity incentive plans. Of these Clear Channel stock options, 7,407,103 had an exercise price below $36.00, and were considered “in the money.” Each Clear Channel stock option that was outstanding and unexercised as of the date of the merger, other than certain stock options described below, whether vested or unvested, automatically became fully vested and converted into the right to receive a cash payment or equity in CCMH equal to the value of the product of the excess, if any, of the $36.00 over the exercise price per share of the Clear Channel stock option. Following the merger, Clear Channel stock options automatically ceased to exist and are no longer outstanding and, following the receipt of the cash payment or equity, if any, described in the preceding sentence, the holders thereof ceased to have any rights with respect to Clear Channel stock options.

Some of the outstanding “in the money” Clear Channel stock options held by certain executive officers were not converted into the right to receive a cash payment or equity in CCMH based on their intrinsic value on the date of the merger, but rather were converted into options to purchase shares of CCMH following the merger. Such conversions were based on the fair market value of CCMH stock on the merger date and also preserved the aggregate spread value of the converted options. An aggregate of 1,749,075 shares of Clear Channel stock options held by these executive officers with a weighted average exercise price of $32.63 per share were converted into vested stock options to purchase 235,393 shares of CCMH’s Class A common stock with a weighted average exercise price of $10.99 per share. Additionally, vested options to acquire 170,329 shares of Clear Channel common stock at a weighted average exercise price of $57.28 on the date of the merger could not, by their terms, be cancelled prior to their stated expiration date. These stock options were converted, on a one-for-one basis, into stock options to acquire shares of CCMH’s Class A common stock.

The following table presents a summary of Clear Channel’s stock options outstanding at and stock option activity during the pre-merger period from January 1 through July 30, 2008 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price
Outstanding, January 1, 2008	30,643	$43.56
Granted	—	n/a
Exercised (a)	(438)	30.85
Forfeited	(298)	31.47
Expired	(22,330)	47.61
Settled at merger (b)	(5,658)	32.16
Converted into options in CCMH	(1,919)	34.82

Outstanding, July 30, 2008	0	n/a

(a)	Cash received from option exercises during the pre-merger period from January 1 through July 30, 2008 was $13.5 million, and Clear Channel received an income tax benefit of $0.9 million relating to the options exercised during the pre-merger period from January 1 through July 30, 2008. The cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) is to be classified as financing cash flows. The excess tax benefit that is required to be classified as a financing cash inflow is not material. The total intrinsic value of options exercised during the pre-merger period from January 1 through July 30, 2008 was $1.7 million.
(b)	Clear Channel received an income tax benefit of $8.1 million relating to the options settled upon the closing of the merger.

A summary of Clear Channel’s unvested options at December 31, 2007, and changes during the pre-merger period from January 1 through July 30, 2008, is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2008	6,817	$10.80
Granted	—	n/a
Vested (a)	(6,519)	10.81
Forfeited	(298)	8.33

Unvested, July 30, 2008	0	n/a

(a)	The total fair value of options vested during the pre-merger period from January 1 through July 30, 2008 was $71.2 million. Upon closing of the merger, 4.1 million Clear Channel unvested stock options became vested. As a result, Clear Channel recorded $12.9 million in non-cash compensation expense on July 30, 2008.

Subsequent to the merger, CCMH granted stock options to the Company’s officers and other key employees on behalf of the Company. In connection with, and prior to, the merger, CCMH adopted a new equity incentive plan (“2008 Incentive Plan”), under which it grants options to purchase its Class A common stock to the Company’s employees and directors and its affiliates at no less than the fair value of the underlying stock on the date of grant.

These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. The 2008 Incentive Plan contains antidilutive provisions that permit an adjustment of the number of shares of CCMH’s common stock represented by each option for any change in capitalization.

On July 30, 2008, CCMH granted 7,417,307 options to purchase Class A common stock to certain key executives at $36.00 per share under the 2008 Incentive Plan. Of these options, 3,166,830 will vest based solely on continued service over a period of up to five years with the remainder becoming eligible to vest over five years if certain predetermined performance targets are met. All options were granted for a term of ten years and will be forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with the Company. The fair value of the portion of options that vest based on continued service was estimated on the grant date using a Black-Scholes option-pricing model and the fair value of the remaining options which contain vesting provisions subject to service, market and performance conditions was estimated on the grant date using a Monte Carlo model. Expected volatilities were based on implied volatilities from traded options on peer companies, historical volatility on peer companies’ stock, and other factors. The expected life of the options granted represents the period of time that the options granted are expected to be outstanding. CCMH used historical data to estimate option exercises and employee terminations within the valuation model. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of these options:

Expected volatility	58%
Expected life in years	5.5 – 7.5
Risk-free interest rate	3.46% – 3.83%
Dividend yield	0%

The following table presents a summary of CCMH’s stock options outstanding at and stock option activity during the post-merger period from July 31 through December 31, 2008 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Clear Channel options converted	406	$30.42
Granted (a)	7,417	36.00
Exercised	—	n/a
Forfeited	(64)	36.00
Expired	(8)	46.32

Outstanding, December 31, 2008	7,751	35.70	9.28 years	$0

Exercisable	397	30.05	3.73 years	$0
Expect to Vest	3,004	36.00	9.58 years	$0

(a)	The weighted average grant date fair value of options granted on July 30, 2008 was $21.20. Non-cash compensation expense has not been recorded with respect to 4.3 million shares of this grant as the vesting of these options is subject to performance conditions that have not yet been determined probable to meet.

A summary of CCMH’s unvested options and changes during the post-merger period from July 31 through December 31, 2008, is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Granted	7,417	$21.20
Vested	—	n/a
Forfeited	(63)	20.73

Unvested, December 31, 2008	7,354	21.20

Restricted Stock Awards

Prior to the merger, Clear Channel granted restricted stock awards to its employees and directors and its affiliates under its various equity incentive plans. These common shares held a legend which restricted their transferability for a term of up to five years and were forfeited, except in certain circumstances, in the event the employee or director terminated his or her employment or relationship with Clear Channel prior to the lapse of the restriction. Recipients of the restricted stock awards were entitled to all cash dividends as of the date the award was granted.

At July 30, 2008, there were 2,692,904 outstanding Clear Channel restricted stock awards held by Clear Channel’s employees and directors under Clear Channel’s equity incentive plans. Pursuant to the Merger Agreement, 1,876,315 of the Clear Channel restricted stock awards became fully vested and converted into the right to receive, with respect to each share of such restricted stock, a cash payment or equity in CCMH equal to the value of $36.00 per share. The remaining 816,589 shares of Clear Channel restricted stock were converted on a one-for-one basis into restricted stock of CCMH. These converted shares continue to vest in accordance with their original terms. Following the merger, Clear Channel restricted stock automatically ceased to exist and is no longer outstanding, and, following the receipt of the cash payment or equity, if any, described above, the holders thereof no longer have any rights with respect to Clear Channel restricted stock.

The following table presents a summary of Clear Channel’s restricted stock outstanding at and restricted stock activity during the pre-merger period from January 1 through July 30, 2008 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2008	3,301	$34.52
Granted	—	n/a
Vested (restriction lapsed) (a)	(470)	36.58
Forfeited	(138)	33.60
Settled at merger (b)	(1,876)	32.53
Converted into restricted stock of CCMH	(817)	38.06

Outstanding, July 30, 2008	0	n/a

(a)	Clear Channel received an income tax benefit of $6.5 million relating to restricted shares that vested during the pre-merger period from January 1 through July 30, 2008.
(b)	Upon closing of the merger, 1.9 million shares of Clear Channel restricted stock became vested. As a result, Clear Channel recorded $26.3 million in non-cash compensation on July 30, 2008. Clear Channel received an income tax benefit of $25.4 million relating to the restricted shares settled upon closing of the merger, $23.2 million was recorded as a tax benefit on the consolidated statements of operations and $2.2 million was recorded to additional paid in capital.

On July 30, 2008, CCMH granted 555,556 shares of restricted stock to Clear Channel’s Chief Executive Officer and Chief Financial Officer under its 2008 Incentive Plan. The aggregate fair value of these awards was $40.0 million, based on the market value of a share of CCMH’s Class A common stock on the grant date, or $36.00 per share. These

Class A common shares are subject to restrictions on their transferability, which lapse ratably over a term of five years and will be forfeited, except in certain circumstances, in the event the employee terminates his employment or relationship with the Company prior to the lapse of the restriction. The following table presents a summary of CCMH’s restricted stock outstanding at and restricted stock activity during the post-merger period from July 31 through December 31, 2008 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Clear Channel restricted stock converted	817	$36.00
Granted	1,111	36.00
Vested (restriction lapsed)	(1)	36.00
Forfeited	(40)	36.00

Outstanding, December 31, 2008	1,887	36.00

Subsidiary Share-Based Awards

The Company’s subsidiary, Clear Channel Outdoor Holdings, Inc. (“CCO”), grants options to purchase shares of its Class A common stock to its employees and directors and its affiliates under its equity incentive plan typically at no less than the fair market value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with CCO or one of its affiliates. These options vest over a period of up to five years. The incentive stock plan contains anti-dilutive provisions that permit an adjustment of the number of shares of CCO’s common stock represented by each option for any change in capitalization.

Prior to CCO’s IPO, CCO did not have any compensation plans under which it granted stock awards to employees. However, Clear Channel had granted certain of CCO’s officers and other key employees, stock options to purchase shares of Clear Channel’s common stock under its own equity incentive plans. Concurrent with the closing of CCO’s IPO, all such outstanding options to purchase shares of Clear Channel’s common stock held by CCO employees were converted using an intrinsic value method into options to purchase shares of CCO Class A common stock.

The fair value of each option awarded on CCO common stock is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities from traded options on CCO’s stock, historical volatility on CCO’s stock, and other factors. The expected life of options granted represents the period of time that options granted are expected to be outstanding. CCO uses historical data to estimate option exercises and employee terminations within the valuation model. CCO includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of CCO’s options on the date of grant:

	Post-Merger	Pre-Merger
	Period from July 31 through December 31, 2008	Period from January 1 through July 30, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Expected volatility	n/a	27%	27%	27%
Expected life in years	n/a	5.5 – 7.0	5.0 – 7.0	5.0 – 7.5
Risk-free interest rate	n/a	3.24% – 3.38%	4.76% – 4.89%	4.58% – 5.08%
Dividend yield	n/a	0%	0%	0%

The following table presents a summary of CCO’s stock options outstanding at and stock option activity during the year ended December 31, 2008 (“Price” reflects the weighted average exercise price per share):

(In thousands, except per share data)	Options	Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Pre-Merger
Outstanding, January 1, 2008	7,536	$23.08
Granted (a)	1,881	20.64
Exercised (b)	(233)	18.28
Forfeited	(346)	19.95
Expired	(548)	30.62

Outstanding, July 30, 2008	8,290	22.30
Post-Merger
Granted	—	n/a
Exercised	—	n/a
Forfeited	(49)	19.87
Expired	(528)	26.41

Outstanding, December 31, 2008	7,713	22.03	5.2 years	$—

Exercisable	2,979	24.28	2.4 years	—
Expect to vest	4,734	20.62	6.9 years	—

(a)	The weighted average grant date fair value of CCO options granted during the pre-merger prior from January 1, 2008 through July 30, 2008 was $7.10. The weighted average grant date fair value of CCO options granted during the pre-merger years ended December 31, 2007 and 2006 was $11.05 and $6.76, respectively.
(b)	Cash received from CCO option exercises during the pre-merger period from January 1, 2008 through July 30, 2008, was $4.3 million. Cash received from CCO option exercises during the pre-merger year ended December 31, 2007, was $10.8 million. The total intrinsic value of CCO options exercised during the pre-merger period from January 1, 2008 through July 30, 2008, was $0.7 million. The total intrinsic value of CCO options exercised during the pre-merger years ended December 31, 2007 and 2006 was $2.0 million and $0.3 million, respectively.

A summary of CCO’s nonvested options at and changes during the year ended December 31, 2008, is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Pre-Merger
Nonvested, January 1, 2008	4,622	$7.01
Granted	1,881	7.10
Vested (a)	(978)	5.81
Forfeited	(346)	7.01

Nonvested, July 31, 2008	5,179	7.28
Post-Merger
Granted	—	n/a
Vested (a)	(396)	5.81
Forfeited	(49)	7.17

Nonvested, December 31, 2008	4,734	7.40

(a)	The total fair value of CCO options vested during the pre-merger period from January 1, 2008 through July 30, 2008 was $5.7 million. The total fair value of CCO options vested during the post-merger period from July 31 through December 31, 2008 was $2.3 million. The total fair value of CCO options vested during the pre-merger years ended December 31, 2007 and 2006 was $2.0 million and $1.6 million, respectively.

Restricted Stock Awards

CCO also grants restricted stock awards to employees and directors of CCO and its affiliates. These common shares hold a legend which restricts their transferability for a term of up to five years and are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with CCO prior to the lapse of the restriction. Restricted stock awards are granted under the CCO equity incentive plan.

The following table presents a summary of CCO’s restricted stock outstanding at and restricted stock activity during the year ended December 31, 2008 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Pre-Merger
Outstanding, January 1, 2008	491	$24.57
Granted	—	n/a
Vested (restriction lapsed)	(72)	29.03
Forfeited	(15)	25.77

Outstanding, July 30, 2008	404	23.76
Post-Merger
Granted	—	n/a
Vested (restriction lapsed)	(46)	18.00
Forfeited	(7)	21.34

Outstanding, December 31, 2008	351	24.54

Share-based compensation cost

The share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. The following table presents the amount of share-based compensation recorded during the five months ended December 31, 2008, the seven months ended July 30, 2008 and the years ended December 31, 2007 and 2006:

	Post-Merger	Pre-Merger
(In thousands)	July 31 – December 31, 2008	January 1 – July 30, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
Direct Expense	$4,631	$21,162	$16,975	$16,142
Selling, General & Administrative Expense	2,687	21,213	14,884	16,762
Corporate Expense	8,593	20,348	12,192	9,126

Total Share Based Compensation Expense	$15,911	$62,723	$44,051	$42,030

As of December 31, 2008, there was $130.3 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on service conditions. This cost is expected to be recognized over four years. In addition, as of December 31, 2008, there was $80.2 million of unrecognized compensation cost, net of estimated forfeitures, related to unvested share-based compensation arrangements that will vest based on market, performance and service conditions. This cost will be recognized when it becomes probable that the performance condition will be satisfied.

Reconciliation of Earnings (Loss) per Share

Net loss per share information is not presented for the post-merger period as such information is not meaningful. During the post-merger period ended December 31, 2008, Clear Channel Capital II, LLC is the sole member of the Company and owns 100% of the limited liability company interests. The Company does not have any publicly traded common stock or potential common stock.

(In thousands, except per share data)	Pre-merger period ended July 30, 2008 As adjusted(1)	Pre-merger 2007 As adjusted(1)	Pre-merger 2006 As adjusted(1)
NUMERATOR:
Income attributable to the Company before discontinued operations	$1,036,525	$938,507	$691,517
Less: Income attributable to the Company from discontinued operations, net	640,236	145,833	52,678

Net income from continuing operations attributable to the Company	396,289	792,674	638,839
Less: Income attributable to the Company before discontinued operations – Unvested Shares	2,333	4,786	2,768

Income attributable to the Company before discontinued operations – Common Shares	393,956	787,888	636,071
Effect of dilutive securities:
None	—	—	—

Numerator for net income before discontinued operations per common share – basic and diluted	$393,956	$787,888	$636,071

DENOMINATOR:
Weighted average common shares	495,044	494,347	500,786
Effect of dilutive securities:
Stock options and common stock warrants (2)	1,475	1,437	853

Denominator for net income per common share - diluted	496,519	495,784	501,639

Net income per common share:
Income attributable to the Company before discontinued operations - basic	$.80	$1.59	$1.27
Discontinued operations - basic	1.29	.30	.11

Net income attributable to the Company - basic	$2.09	$1.89	$1.38

Income attributable to the Company before discontinued operations - diluted	$.80	$1.59	$1.27
Discontinued operations - diluted	1.29	.29	.11

Net income attributable to the Company - diluted	$2.09	$1.88	$1.38

(1)	Reflects implementation of Financial Accounting Standards Board Staff Position Emerging Issues Task Force 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. See Note U for additional information.
(2)	7.6 million, 7.8 million, 22.2 million and 24.2 million stock options were outstanding at July 30, 2008, December 31, 2008, December 31, 2007 and December 31, 2006 that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive as the respective options’ strike price was greater than the current market price of the shares.

NOTE N - EMPLOYEE STOCK AND SAVINGS PLANS

Employees of subsidiaries of the Company may participate in various 401(k) savings and other plans providing retirement benefits. Under these plans, an employee can make pre-tax contributions and Clear Channel will match a portion of such an employee’s contribution. Employees vest in these Company matching contributions based upon their years of service to the Company. Contributions from continuing operations to these plans of $12.4 million for the post-merger period ended December 31, 2008 and $17.9 million for the pre-merger period ended July 30, 2008 were charged to expense. Contributions from continuing operations to these plans of $39.1 million and $36.2 million were charged to expense for 2007 and 2006, respectively.

Clear Channel sponsored a non-qualified employee stock purchase plan for all eligible employees. Under the plan, employees were provided with the opportunity to purchase shares of the Clear Channel’s common stock at 95% of the market value on the day of purchase. During each calendar year, employees were able to purchase shares having a value not exceeding 10% of their annual gross compensation or $25,000, whichever was lower. During 2006, employees purchased 144,444 shares at weighted average share price of $28.56. The Company stopped accepting contributions to this plan, effective January 1, 2007, as a condition of its Merger Agreement. Clear Channel terminated this plan upon the closing of the merger and each share held under the plan was converted into the right to receive a cash payment equal to the value of $36.00 per share.

Clear Channel offered a non-qualified deferred compensation plan for its highly compensated executives, under which such executives were able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. Clear Channel accounted for the plan in accordance with the provisions of EITF No. 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested. The asset and liability under the nonqualified deferred compensation plan at December 31, 2007 were approximately $39.5 million recorded in “Other assets” and $40.9 million recorded in “Other long-term liabilities”, respectively. Clear Channel terminated this plan upon the closing of the merger and the related asset and liability of approximately $38.4 million were settled.

Certain employees of subsidiaries of the Company may participate in a non-qualified deferred compensation plan for highly compensated executives, under which such executives are able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. The Company accounts for the plan in accordance with the provisions of EITF No. 97-14, Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested. Matching credits on amounts deferred may be made in Clear Channel’s sole discretion and Clear Channel retains ownership of all assets until distributed. Participants in the plan have the opportunity to allocate their deferrals and any Clear Channel matching credits among different investment options, the performance of which is used to determine the amounts to be paid to participants under the plan. In accordance with the provisions of EITF No. 97-14, the assets and liabilities of the non-qualified deferred compensation plan are presented in “Other assets” and “Other long-term liabilities” in the accompanying consolidated balance sheets, respectively. The asset and liability under the deferred compensation plan at December 31, 2008 were approximately $2.5 million recorded in “Other assets” and $2.5 million recorded in Other long-term liabilities”, respectively.

NOTE O - OTHER INFORMATION

	Post-merger period ended December 31, 2008	Pre-merger period ended July 30, 2008	For the year ended December 31,
(In thousands)			2007	2006
The following details the components of “Other income (expense) – net”:
Foreign exchange gain (loss)	$21,323	$7,960	$6,743	$(8,130)
Gain (loss) on early redemption of debt	108,174	(13,484)	—	—
Other	2,008	412	(1,417)	(463)

Total other income (expense) – net	$131,505	$(5,112)	$5,326	$(8,593)

The following details the income tax expense (benefit) on items of other comprehensive income (loss):
Foreign currency translation adjustments	$(20,946)	$(24,894)	$(16,233)	$(22,012)
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss)	$—	$(27,047)	$(5,155)	$(37,091)
Unrealized gain (loss) on cash flow derivatives	$(43,706)	$—	$(1,035)	$46,662

	As of December 31,
	2008	2007
(In thousands)	Post-merger	Pre-merger
The following details the components of “Other current assets”:
Inventory	$28,012	$27,900
Deferred tax asset	43,903	20,854
Deposits	7,162	27,696
Other prepayments	53,280	90,631
Income taxes receivable	46,615	—
Other	83,216	76,167

Total other current assets	$262,188	$243,248

	As of December 31,
	2008	2007
(In thousands)	Post-merger	Pre-merger
The following details the components of “Other assets”:
Prepaid expenses	$125,768	$18,709
Deferred loan costs	295,143	11,678
Deposits	27,943	14,507
Prepaid rent	92,171	74,077
Other prepayments	16,685	70,265
Prepaid income taxes	—	75,096
Non-qualified plan assets	2,550	39,459

Total other assets	$560,260	$303,791

	As of December 31,
	2008	2007
(In thousands)	Post-merger	Pre-merger
The following details the components of “Other long-term liabilities”:
FIN 48 unrecognized tax benefits	$266,852	$237,085
Asset retirement obligation	55,592	70,497
Non-qualified plan liabilities	2,550	40,932
SAILS obligation	—	103,849
Interest rate swap	118,785	—
Other	131,960	115,485

Total other long-term liabilities	$575,739	$567,848

	2008	2007
	Post-merger	Pre-merger
The following details the components of “Accumulated other comprehensive income (loss)”:
Cumulative currency translation adjustment	$(332,750)	$286,091
Cumulative unrealized gain (losses) on securities	(88,813)	67,693
Reclassification adjustments	95,113	—
Cumulative unrealized gain (losses) on cash flow derivatives	(75,079)	1,723

Total accumulated other comprehensive income (loss)	$(401,529)	$355,507

NOTE P - SEGMENT DATA

The Company’s reportable operating segments, which it believes best reflects how the Company is currently managed, are radio broadcasting, Americas outdoor advertising and international outdoor advertising. Revenue and expenses earned and charged between segments are recorded at fair value and eliminated in consolidation. The radio broadcasting segment also operates various radio networks. The Americas outdoor advertising segment consists of our operations primarily in the United States, Canada and Latin America, with approximately 92% of its 2008 revenue in this segment derived from the United States. The international outdoor segment includes operations in Europe, Asia and Australia. The Americas and international display inventory consists primarily of billboards, street furniture displays and transit displays. The other category includes the Company’s media representation firm as well as other general support services and initiatives which are ancillary to the Company’s other businesses. Share-based payments are recorded by each segment in direct operating and selling, general and administrative expenses.

(In thousands)	Radio Broadcasting	Americas Outdoor Advertising	International Outdoor Advertising	Other	Corporate and other reconciling items	Eliminations	Consolidated
Post-Merger Period from July 31, 2008 through December 31, 2008
Revenue	$1,355,894	$587,427	$739,797	$97,975	$—	$(44,152)	$2,736,941
Direct operating expenses	409,090	276,602	486,102	46,193	—	(19,642)	1,198,345
Selling, general and administrative expenses	530,445	114,260	147,264	39,328	—	(24,510)	806,787
Depreciation and amortization	90,166	90,624	134,089	24,722	8,440	—	348,041
Corporate expenses	—	—	—	—	102,276	—	102,276
Merger expenses	—	—	—	—	68,085	—	68,085
Impairment charge	—	—	—	—	5,268,858	—	5,268,858
Other operating income - net	—	—	—	—	13,205	—	13,205

Operating income (loss)	$326,193	$105,941	$(27,658)	$(12,268)	$(5,434,454)	$—	$(5,042,246)

Intersegment revenues	$15,926	$3,985	$—	$24,241	$—	$—	$44,152
Identifiable assets	$11,905,689	$5,187,838	$2,409,652	$1,016,073	$606,211	$—	$21,125,463
Capital expenditures	$24,462	$93,146	$66,067	$2,567	$4,011	$—	$190,253
Share-based payments	$3,399	$3,012	$797	$110	$8,593	$—	$15,911

Pre-Merger Period from January 1, 2008 through July 30, 2008
Revenue	$1,937,980	$842,831	$1,119,232	$111,990	$—	$(60,291)	$3,951,742
Direct operating expenses	570,234	370,924	748,508	46,490	—	(30,057)	1,706,099
Selling, general and administrative expenses	652,162	138,629	206,217	55,685	—	(30,234)	1,022,459
Depreciation and amortization	62,656	117,009	130,628	28,966	9,530	—	348,789
Corporate expenses	—	—	—	—	125,669	—	125,669
Merger expenses	—	—	—	—	87,684	—	87,684
Other operating income – net	—	—	—	—	14,827	—	14,827

Operating income (loss)	$652,928	$216,269	$33,879	$(19,151)	$(208,056)	$—	$675,869

Intersegment revenues	$23,551	$4,561	$—	$32,179	$—	$—	$60,291
Identifiable assets	$11,667,570	$2,876,051	$2,704,889	$558,638	$656,616	$—	$18,463,764
Capital expenditures	$37,004	$82,672	$116,450	$1,609	$2,467	$—	$240,202
Share-based payments	$34,386	$5,453	$1,370	$1,166	$20,348	$—	$62,723

(In thousands)	Radio Broadcasting	Americas Outdoor Advertising	International Outdoor Advertising	Other	Corporate and other reconciling items	Eliminations	Consolidated
Pre-merger 2007
Revenue	$3,558,534	$1,485,058	$1,796,778	$207,704	$—	$(126,872)	$6,921,202
Direct operating expenses	982,966	590,563	1,144,282	78,513	—	(63,320)	2,733,004
Selling, general and administrative expenses	1,190,083	226,448	311,546	97,414	—	(63,552)	1,761,939
Depreciation and amortization	107,466	189,853	209,630	43,436	16,242	—	566,627
Corporate expenses	—	—	—	—	181,504	—	181,504
Merger expenses	—	—	—	—	6,762	—	6,762
Other operating income - net	—	—	—	—	14,113	—	14,113

Operating income (loss)	$1,278,019	$478,194	$131,320	$(11,659)	$(190,395)	$—	$1,685,479

Intersegment revenues	$44,666	$13,733	$—	$68,473	$—	$—	$126,872
Identifiable assets	$11,732,311	$2,878,753	$2,606,130	$736,037	$345,404	$—	$18,298,635
Capital expenditures	$78,523	$142,826	$132,864	$2,418	$6,678	$—	$363,309
Share-based payments	$22,226	$7,932	$1,701	$—	$12,192	$—	$44,051

Pre-merger 2006
Revenue	$3,567,413	$1,341,356	$1,556,365	$223,929	$—	$(121,273)	$6,567,790
Direct operating expenses	994,686	534,365	980,477	82,372	—	(59,456)	2,532,444
Selling, general and administrative expenses	1,185,770	207,326	279,668	98,010	—	(61,817)	1,708,957
Depreciation and amortization	125,631	178,970	228,760	47,772	19,161	—	600,294
Corporate expenses	—	—	—	—	196,319	—	196,319
Merger expenses	—	—	—	—	7,633	—	7,633
Other operating income – net	—	—	—	—	71,571	—	71,571

Operating income (loss)	$1,261,326	$420,695	$67,460	$(4,225)	$(151,542)	$—	$1,593,714

Intersegment revenues	$40,119	$10,536	$—	$70,618	$—	$—	$121,273
Identifiable assets	$11,873,784	$2,820,737	$2,401,924	$701,239	$360,440	$—	$18,158,124
Capital expenditures	$93,264	$90,495	$143,387	$2,603	$6,990	$—	$336,739
Share-based payments	$25,237	$4,699	$1,312	$1,656	$9,126	$—	$42,030

Revenue of $799.8 million and identifiable assets of $2.6 billion derived from foreign operations are included in the data above for the post-merger period from July 31, 2008 through December 31, 2008. Revenue of $1.2 billion and identifiable assets of $2.9 billion derived from foreign operations are included in the data above for the pre-merger period from January 1, 2008 through July 30, 2008. Revenue of $1.9 billion and $1.7 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2007 and 2006. Identifiable assets of $2.9 billion and $2.7 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2007 and 2006, respectively.

NOTE Q - QUARTERLY RESULTS OF OPERATIONS (Unaudited)

	March 31,		June 30,		September 30,		December 31,
	2008	2007	2008	2007	2008	2007	2008	2007
(In thousands, except per share data)	Pre-merger	Pre-merger	Pre-merger	Pre-merger	Combined(1)	Pre-merger	Post- merger	Pre-merger
Revenue	$1,564,207	$1,505,077	$1,831,078	$1,802,192	$1,684,593	$1,751,165	$1,608,805	$1,862,768
Operating expenses:
Direct operating expenses	705,947	627,879	743,485	676,255	730,405	689,681	724,607	739,189
Selling, general and administrative expenses	426,381	416,319	445,734	447,190	441,813	431,366	515,318	467,064
Depreciation and amortization	152,278	139,685	142,188	141,309	162,463	139,650	239,901	145,983
Corporate expenses	46,303	48,150	47,974	43,044	64,787	47,040	68,881	43,270
Merger expenses	389	1,686	7,456	2,684	79,839	2,002	68,085	390
Impairment charge	—	—	—	—	—	—	5,268,858	—
Other operating income - net	2,097	6,947	17,354	3,996	(3,782)	678	12,363	2,492

Operating income (loss)	235,006	278,305	461,595	495,706	201,504	442,104	(5,264,482)	469,364
Interest expense	100,003	118,077	82,175	116,422	312,511	113,026	434,289	104,345
Gain (loss) on marketable securities	6,526	395	27,736	(410)	—	676	(116,552)	6,081
Equity in earnings of nonconsolidated affiliates	83,045	5,264	8,990	11,435	4,277	7,133	3,707	11,344
Other income (expense) – net	11,787	(12)	(6,086)	340	(21,727)	(1,403)	142,419	6,401

Income (loss) before income taxes and discontinued operations	236,361	165,875	410,060	390,649	(128,457)	335,484	(5,669,197)	388,845
Income tax (expense) benefit	(66,581)	(70,466)	(125,137)	(159,786)	52,344	(70,125)	663,414	(140,771)

Income (loss) before discontinued operations	169,780	95,409	284,923	230,863	(76,113)	265,359	(5,005,783)	248,074
Income (loss) from discontinued operations, net	638,262	7,089	5,032	20,097	(4,071)	26,338	(832)	92,309

Consolidated net income (loss)	808,042	102,498	289,955	250,960	(80,184)	291,697	(5,006,615)	340,383
Amount attributable to noncontrolling interest	8,389	276	7,628	14,970	10,003	11,961	(9,349)	19,824

Net income (loss) attributable to the Company	$799,653	$102,222	$282,327	$235,990	$(90,187)	$279,736	$(4,997,266)	$320,559

Net income (loss) per common share:
Basic:
Income (loss) attributable to the Company before discontinued operations	$.33	$.19	$.56	$.43		$.51		$.46
Discontinued operations	1.29	.02	.01	.04		.06		.19

Net income (loss) attributable to the Company	$1.62	$.21	$.57	$.47		$.57		$.65

Diluted:
Income (loss) attributable to the Company before discontinued operations	$.32	$.19	$.56	$.43		$.51		$.46
Discontinued operations	1.29	.02	.01	.04		.05		.19

Net income (loss) attributable to the Company	$1.61	$.21	$.57	$.47		$.56		$.65

Dividends declared per share	$—	$.1875	$—	$.1875		$.1875		$.1875

(1)	The third quarter results of operations contain two months of post-merger and one month of pre-merger results, which relate to the period succeeding the merger and the periods preceding the merger, respectively. The Company believes that the presentation on a combined basis is more meaningful as it allows the results of operations to be analyzed to comparable periods in 2007. The following table separates the combined results into the post-merger and pre-merger periods:

(In thousands)	Post-merger Period from July 31 through September 30, 2008	Pre-merger Period From July 1 through July 30, 2008	Combined Three Months ended September 30, 2008
Revenue	$1,128,136	$556,457	$1,684,593
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	473,738	256,667	730,405
Selling, general and administrative expenses (excludes depreciation and amortization)	291,469	150,344	441,813
Depreciation and amortization	108,140	54,323	162,463
Corporate expenses (excludes depreciation and amortization)	33,395	31,392	64,787
Merger expenses	—	79,839	79,839
Gain (loss) on disposition of assets – net	842	(4,624)	(3,782)

Operating income (loss)	222,236	(20,732)	201,504
Interest expense	281,479	31,032	312,511
Equity in earnings of nonconsolidated affiliates	2,097	2,180	4,277
Other income (expense) – net	(10,914)	(10,813)	(21,727)

Income (loss) before income taxes and discontinued operations	(68,060)	(60,397)	(128,457)
Income tax benefit	33,209	19,135	52,344

Income (loss) before discontinued operations	(34,851)	(41,262)	(76,113)
Income (loss) from discontinued operations, net	(1,013)	(3,058)	(4,071)

Consolidated net income (loss)	(35,864)	(44,320)	(80,184)
Amount attributable to noncontrolling interest	8,868	1,135	10,003

Net income (loss) attributable to the Company	$(44,732)	$(45,455)	$(90,187)

Net income (loss) per common share:
Income (loss) attributable to the Company before discontinued operations – Basic		$(.09)
Discontinued operations – Basic		—

Net income (loss) attributable to the Company – Basic		$(.09)

Weighted average common shares – basic		495,465
Income (loss) attributable to the Company before discontinued operations – Diluted		$(.09)
Discontinued operations – Diluted		—

Net income (loss) attributable to the Company – Diluted		$(.09)

Weighted average common shares – diluted		495,465
Dividends declared per share		$—

NOTE R - CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In connection with the merger, certain affiliates of the Sponsors were paid $87.5 million in fees and expenses for financial and structural advice and analysis, assistance with due diligence investigations and debt financing negotiations and $15.9 million for reimbursement of escrow and other out-of-pocket expenses. This amount was preliminarily allocated between merger expenses, debt issuance costs or included in the overall purchase price of the merger.

Clear Channel is party to a management agreement with certain affiliates of the Sponsors and certain other parties pursuant to which such affiliates of the Sponsors will provide management and financial advisory services until 2018. The agreements require management fees to be paid to such affiliates of the Sponsors for such services at a rate not greater than $15.0 million per year plus expenses. For the post-merger period ended December 31, 2008, the Company recognized Sponsors’ management fees of $6.3 million.

NOTE S - GUARANTOR SUBSIDIARIES

The Company and Clear Channel’s domestic, wholly-owned subsidiaries (the “Guarantor Subsidiaries”) fully and unconditionally guaranteed on a joint and several basis certain of Clear Channel’s outstanding indebtedness. The following consolidating schedules present financial information on a combined basis in conformity with the SEC’s Regulation S-X Rule 3-10(d):

	December 31, 2008
Post-merger (In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$—	$139,433	$100,413	$—	$239,846
Accounts receivable, net of allowance	—	—	622,255	809,049	—	1,431,304
Intercompany receivables	—	6,609,523	—	431,641	(7,041,164)	—
Prepaid expenses	1,472	14,677	46,603	70,465	—	133,217
Other current assets	1,960	178,985	(62,689)	145,565	(1,633)	262,188

Total Current Assets	3,432	6,803,185	745,602	1,557,133	(7,042,797)	2,066,555
Property, plant and equipment, net	—	—	959,555	2,588,604	—	3,548,159
Definite-lived intangibles, net	—	—	1,869,528	1,012,192	—	2,881,720
Indefinite-lived intangibles – licenses	—	—	3,019,803	—	—	3,019,803
Indefinite-lived intangibles – permits	—	—	—	1,529,068	—	1,529,068
Goodwill	—	—	5,809,000	1,281,621	—	7,090,621
Notes receivable	—	—	8,493	3,140	—	11,633
Intercompany notes receivable (a)	—	2,712,000	—	—	(2,712,000)	—
Investments in, and advances to, nonconsolidated affiliates	—	—	—	384,137	—	384,137
Investment in subsidiaries	(3,443,136)	7,333,787	3,730,759	—	(7,621,410)	—
Other assets	—	297,694	141,215	145,806	(24,455)	560,260
Other investments	—	—	10,089	23,418	—	33,507

Total Assets	$(3,439,704)	$17,146,666	$16,294,044	$8,525,119	$(17,400,662)	$21,125,463

Accounts payable	$—	$—	$36,732	$118,508	$—	$155,240
Accrued expenses	—	—	295,402	497,964	—	793,366
Accrued interest	—	182,605	—	292	(1,633)	181,264
Intercompany payable	6,616	431,641	6,589,024	13,884	(7,041,165)	—
Current portion of long-term debt (b)	—	493,395	6	69,522	—	562,923
Deferred income	—	—	40,268	112,885	—	153,153

Total Current Liabilities	6,616	1,107,641	6,961,432	813,055	(7,042,798)	1,845,946
Long-term debt (b)	—	18,982,760	4,004	32,332	(78,399)	18,940,697
Intercompany long-term debt	—	—	212,000	2,500,000	(2,712,000)	—
Deferred income taxes	(12,229)	339,189	1,320,322	1,032,030	—	2,679,312
Other long-term liabilities	—	160,213	236,467	179,059	—	575,739
Total member’s interest (deficit)	(3,434,091)	(3,443,137)	7,559,819	3,968,643	(7,567,465)	(2,916,231)

Total Liabilities and Member’s Interest (Deficit)	$(3,439,704)	$17,146,666	$16,294,044	$8,525,119	$(17,400,662)	$21,125,463

(a)	Clear Channel has a note receivable in the original principal amount of $2.5 billion from Clear Channel Outdoor, Inc. which matures on August 2, 2010 and may be prepaid in whole at any time, or in part from time to time. The note accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel, calculated on a monthly basis. This note is mandatorily payable upon a change of control of Clear Channel Outdoor, Inc. (as defined in the note) and, subject to certain exceptions, all net proceeds from debt or equity raised by Clear Channel Outdoor, Inc. must be used to prepay such note. At December 31, 2008, the interest rate on the $2.5 billion note was 6.0%.
(b)	Clear Channel is the issuer of substantially all of the Company’s indebtedness.

	December 31, 2007
Pre-merger (In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$—	$—	$4,975	$140,173	$—	$145,148
Accounts receivable, net of allowance	—	—	762,932	930,286	—	1,693,218
Intercompany receivables	—	—	474,691	277,260	(751,951)	—
Prepaid expenses	—	50	30,819	86,033	—	116,902
Other current assets	—	11,451	41,536	190,261	—	243,248
Current assets from discontinued operations	—	—	93,257	2,810	—	96,067

Total Current Assets	—	11,501	1,408,210	1,626,823	(751,951)	2,294,583
Property, plant and equipment, net	—	—	804,670	2,245,694	—	3,050,364
Property, plant and equipment from discontinued operations, net	—	—	164,672	52	—	164,724
Definite-lived intangibles, net	—	—	228,552	257,318	—	485,870
Indefinite-lived intangibles – licenses	—	—	4,201,617	—	—	4,201,617
Indefinite-lived intangibles – permits	—	—	—	251,988	—	251,988
Goodwill	—	—	6,047,037	1,163,079	—	7,210,116
Intangible assets from discontinued operations, net	—	—	219,722	—	—	219,722
Notes receivable	—	—	8,962	3,426	—	12,388
Intercompany notes receivable (a)	—	6,290,000	—	—	(6,290,000)	—
Investments in, and advances to, nonconsolidated affiliates	—	—	—	346,387	—	346,387
Investment in subsidiaries	—	9,220,385	2,232,865	—	(11,453,250)	—
Other assets	—	90,620	95,485	117,686	—	303,791
Other investments	—	—	236,606	992	—	237,598
Other assets from discontinued operations	—	—	24,720	1,660	—	26,380

Total Assets	$—	$15,612,506	$15,673,118	$6,015,105	$(18,495,201)	$18,805,528

Accounts payable	$—	$—	$25,692	$139,841	$—	$165,533
Accrued expenses	—	100,999	272,430	539,236	—	912,665
Accrued interest	—	89,072	8,455	1,074	—	98,601
Accrued income taxes	—	61,194	(21,003)	39,782	—	79,973
Intercompany payables	—	724,345	—	27,606	(751,951)	—
Current portion of long-term debt (b)	—	624,953	648,147	87,099	—	1,360,199
Deferred income	—	—	34,391	124,502	—	158,893
Current liabilities from discontinued operations	—	—	37,211	202	—	37,413

Total Current Liabilities	—	1,600,563	1,005,323	959,342	(751,951)	2,813,277
Long-term debt (b)	—	5,116,057	4,009	94,922	—	5,214,988
Intercompany long-term debt	—	—	3,790,000	2,500,000	(6,290,000)	—
Other long-term obligations	—	127,384	—	—	—	127,384
Deferred income taxes	—	(85,180)	1,088,457	(209,427)	—	793,850
Other long-term liabilities	—	56,192	290,619	221,037	—	567,848
Long-term liabilities from discontinued operations	—	—	53,828	502	—	54,330
Total shareholders’ equity (deficit)	—	8,797,490	9,440,882	2,448,729	(11,453,250)	9,233,851

Total Liabilities and Shareholders’ Equity (Deficit)	$—	$15,612,506	$15,673,118	$6,015,105	$(18,495,201)	$18,805,528

(a)	Clear Channel has a note receivable in the original principal amount of $2.5 billion from Clear Channel Outdoor, Inc. which matures on August 2, 2010 and may be prepaid in whole at any time, or in part from time to time. The note accrues interest at a variable per annum rate equal to the weighted average cost of debt for Clear Channel, calculated on a monthly basis. This note is mandatorily payable upon a change of control of Clear Channel Outdoor, Inc. (as defined in the note) and, subject to certain exceptions, all net proceeds from debt or equity raised by Clear Channel Outdoor, Inc. must be used to prepay such note. At December 31, 2008, the interest rate on the $2.5 billion note was 6.0%.

(b)	Clear Channel is the issuer of substantially all of the Company’s indebtedness.

	Period from July 31 through December 31, 2008
Post-merger (In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,403,440	$1,338,014	$(4,513)	$2,736,941
Operating expenses:
Direct operating expenses	—	—	438,698	760,175	(528)	1,198,345
Selling, general and administrative expenses	—	—	536,440	274,332	(3,985)	806,787
Depreciation and amortization	—	—	122,807	225,234	—	348,041
Impairment charge	—	—	2,051,209	3,217,649	—	5,268,858
Corporate expenses	4,236	391	65,968	31,681	—	102,276
Merger expenses	—	68,085	—	—	—	68,085
Other operating income – net	—	—	8,335	4,870	—	13,205

Operating income (loss)	(4,236)	(68,476)	(1,803,347)	(3,166,187)	—	(5,042,246)
Interest expense	9	635,731	7,756	72,767	(495)	715,768
Loss on marketable securities	—	—	(56,710)	(59,842)	—	(116,552)
Equity in earnings (loss) of nonconsolidated affiliates	(5,093,258)	(4,675,297)	(3,007,885)	5,804	12,776,440	5,804
Other income (expense) – net	(2)	52,243	3,496	22,319	53,449	131,505

Income before income taxes and discontinued operations	(5,097,505)	(5,327,261)	(4,872,202)	(3,270,673)	12,830,384	(5,737,257)
Income tax benefit (expense)	1,563	234,003	196,586	264,471	—	696,623

Income (loss) before discontinued operations	(5,095,942)	(5,093,258)	(4,675,616)	(3,006,202)	12,830,384	(5,040,634)
Income (loss) from discontinued operations, net	—	—	(1,845)	—	—	(1,845)

Consolidated net income (loss)	(5,095,942)	(5,093,258)	(4,677,461)	(3,006,202)	12,830,384	(5,042,479)
Amount attributable to noncontrolling interest	—	—	(2,136)	1,655	—	(481)

Net income (loss) attributable to the Company	$(5,095,942)	$(5,093,258)	$(4,675,325)	$(3,007,857)	$12,830,384	$(5,041,998)

	Period from January 1 through July 30, 2008
Pre-merger (In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$1,978,039	$1,978,264	$(4,561)	$3,951,742
Operating expenses:
Direct operating expenses	—	—	579,094	1,127,005	—	1,706,099
Selling, general and administrative expenses	—	—	675,333	351,687	(4,561)	1,022,459
Depreciation and amortization	—	—	100,675	248,114	—	348,789
Corporate expenses	—	275	86,030	39,364	—	125,669
Merger expenses	—	87,684	—	—	—	87,684
Other operating income – net	—	—	3,849	10,978	—	14,827

Operating income (loss)	—	(87,959)	540,756	223,072	—	675,869
Interest (income) expense	—	(132,888)	257,445	88,653	—	213,210
Gain on marketable securities	—	—	34,262	—	—	34,262
Equity in earnings (loss) of nonconsolidated affiliates	—	744,920	185,444	94,215	(930,364)	94,215
Other income (expense) – net	—	(28)	(17,576)	12,492	—	(5,112)

Income before income taxes and discontinued operations	—	789,821	485,441	241,126	(930,364)	586,024
Income tax benefit (expense)	—	246,704	(358,541)	(60,746)	—	(172,583)

Income (loss) before discontinued operations	—	1,036,525	126,900	180,380	(930,364)	413,441
Income (loss) from discontinued operations, net	—	—	637,120	3,116	—	640,236

Consolidated net income (loss)	—	1,036,525	764,020	183,496	(930,364)	1,053,677
Amount attributable to noncontrolling interest	—	—	19,100	(1,948)	—	17,152

Net income (loss) attributable to the Company	$—	$1,036,525	$744,920	$185,444	$(930,364)	$1,036,525

	Year ended December 31, 2007
Pre-merger (In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$3,627,890	$3,307,105	$(13,793)	$6,921,202
Operating expenses:
Direct operating expenses	—	—	993,464	1,739,540	—	2,733,004
Selling, general and administrative expenses	—	—	1,220,013	555,719	(13,793)	1,761,939
Depreciation and amortization	—	—	166,328	400,299	—	566,627
Corporate expenses	—	1,452	113,972	66,080	—	181,504
Merger expenses	—	6,762	—	—	—	6,762
Other operating income – net	—	—	2,289	11,824	—	14,113

Operating income (loss)	—	(8,214)	1,136,402	557,291	—	1,685,479
Interest (income) expense	—	(159,516)	453,686	157,700	—	451,870
Gain on marketable securities	—	—	6,742	—	—	6,742
Equity in earnings of nonconsolidated affiliates	—	776,688	266,428	35,176	(1,043,116)	35,176
Other income (expense) – net	—	80	(3,302)	8,548	—	5,326

Income before income taxes and discontinued operations	—	928,070	952,584	443,315	(1,043,116)	1,280,853
Income tax benefit (expense)	—	10,437	(293,143)	(158,442)	—	(441,148)

Income (loss) before discontinued operations	—	938,507	659,441	284,873	(1,043,116)	839,705
Income (loss) from discontinued operations, net	—	—	145,017	816	—	145,833

Consolidated net income (loss)	—	938,507	804,458	285,689	(1,043,116)	985,538
Amount attributable to noncontrolling interest	—	—	27,770	19,261	—	47,031

Net income (loss) attributable to the Company	$—	$938,507	$776,688	$266,428	$(1,043,116)	$938,507

	Year ended December 31, 2006
Pre-merger (In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenue	$—	$—	$3,662,690	$2,915,746	$(10,646)	$6,567,790
Operating expenses:
Direct operating expenses	—	—	1,013,267	1,519,177	—	2,532,444
Selling, general and administrative expenses	—	—	1,220,574	499,029	(10,646)	1,708,957
Depreciation and amortization	—	—	191,945	408,349	—	600,294
Corporate expenses	—	2,081	128,696	65,542	—	196,319
Merger expenses	—	7,633	—	—	—	7,633
Other operating income – net	—	—	48,752	22,819	—	71,571

Operating income (loss)	—	(9,714)	1,156,960	446,468	—	1,593,714
Interest (income) expense	—	(132,238)	453,924	162,377	—	484,063
Gain on marketable securities	—	—	2,306	—	—	2,306
Equity in earnings of nonconsolidated affiliates	—	628,406	172,850	37,845	(801,256)	37,845
Other income (expense) – net	—	(8,221)	(795)	423	—	(8,593)

Income before income taxes and discontinued operations	—	742,709	877,397	322,359	(801,256)	1,141,209
Income tax benefit (expense)	—	(51,192)	(285,174)	(134,077)	—	(470,443)

Income (loss) before discontinued operations	—	691,517	592,223	188,282	(801,256)	670,766
Income (loss) from discontinued operations, net	—	—	52,595	83	—	52,678

Consolidated net income (loss)	—	691,517	644,818	188,365	(801,256)	723,444
Amount attributable to noncontrolling interest	—	—	16,412	15,515	—	31,927

Net income (loss) attributable to the Company	$—	$691,517	$628,406	$172,850	$(801,256)	$691,517

	Period from July 31 through December 31, 2008
Post-merger (In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$(5,095,942)	$(5,093,258)	$(4,677,461)	$(3,006,202)	$12,830,384	$(5,042,479)
Less: Income (loss) from discontinued operations, net	—	—	(1,845)	—	—	(1,845)

	(5,095,942)	(5,093,258)	(4,675,616)	(3,006,202)	12,830,384	(5,040,634)
Reconciling items:
Depreciation and amortization	—	—	122,807	225,234	—	348,041
Impairment charge	—	—	2,051,209	3,217,649	—	5,268,858
Deferred taxes	397	(71,627)	(278,330)	(270,334)	—	(619,894)
Provision for doubtful accounts	—	—	30,363	24,240	—	54,603
Amortization of deferred financing charges, bond premiums, and accretion of note discounts	—	104,687	(1,288)	—	(540)	102,859
Share-based compensation	—	—	11,728	4,183	—	15,911
(Gain) loss on sale of operating assets	—	—	(8,335)	(4,870)	—	(13,205)
(Gain) loss on forward exchange contract	—	—	—	—	—	—
(Gain) loss on securities	—	—	56,710	59,842	—	116,552
Equity in (earnings) loss of nonconsolidated affiliates	5,093,258	4,675,297	3,007,885	(5,804)	(12,776,440)	(5,804)
(Gain) loss on debt extinguishment	—	(60,690)	(2,538)	—	(53,449)	(116,677)
Other reconciling items - net	—	—	1,590	10,499	—	12,089
Changes in operating assets and liabilities:
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	(3,433)	122,909	(13,917)	19,311	(1,543)	123,327

Net cash provided by (used in) operating activities	(5,720)	(322,682)	302,268	273,748	(1,588)	246,026
Cash flows from investing activities:
Decrease (increase) in notes receivable - net	—	—	572	169	—	741
Decrease (increase) in investments in and advances to nonconsolidated affiliates - net	—	—	—	3,909	—	3,909
Purchase of other investments	—	—	—	(26,068)	26,042	(26)
Proceeds from sales of other investments	—	—	—	—	—	—
Purchases of property, plant and equipment	—	—	(30,536)	(159,717)	—	(190,253)
Proceeds from disposal of assets	—	—	14,038	2,917	—	16,955
Acquisition of operating assets	—	(26,042)	(11,551)	(11,677)	26,042	(23,228)
Decrease (increase) in other - net	—	39,891	(69,382)	(17,851)	—	(47,342)
Cash used to purchase equity	(2,142,830)	(15,329,629)	—	—	—	(17,472,459)

Net cash provided by (used in) investing activities	(2,142,830)	(15,315,780)	(96,859)	(208,318)	52,084	(17,711,703)

	Period from July 31 through December 31, 2008
Post-merger (In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from financing activities:
Draws on credit facilities	—	150,000	—	30,000	—	180,000
Payments on credit facilities	—	(127,891)	—	(660)	—	(128,551)
Proceeds from long-term debt	—	532,500	—	25,020	—	557,520
Payments on long-term debt	—	(513,392)	(4,098)	(37,145)	(24,454)	(579,089)
Intercompany funding	5,720	215,169	(134,895)	(85,994)	—	—
Debt proceeds used to finance the merger	—	15,382,076	—	—	—	15,382,076
Equity proceeds used to finance the merger	2,142,830	—	—	—	—	2,142,830
Payments for purchase of common shares	—	—	—	25,995	(26,042)	(47)

Net cash provided by (used in) financing activities	2,148,550	15,638,462	(138,993)	(42,784)	(50,496)	17,554,739
Cash flows from discontinued operations:
Net cash (used in) provided by operating activities	—	—	2,429	—	—	2,429
Net cash provided by investing activities	—	—	—	—	—	—
Net cash provided by (used in) financing activities	—	—	—	—	—	—

Net cash provided by discontinued operations	—	—	2,429	—	—	2,429
Net (decrease) increase in cash and cash equivalents	—	—	68,845	22,646	—	91,491
Cash and cash equivalents at beginning of period	—	—	70,590	77,765	—	148,355

Cash and cash equivalents at end of period	$—	$—	$139,435	$100,411	$—	$239,846

	Period from January 1 through July 30, 2008
Pre-merger (In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$—	$1,036,525	$764,020	$183,496	$(930,364)	$1,053,677
Less: Income (loss) from discontinued operations, net	—	—	637,120	3,116	—	640,236

	—	1,036,525	126,900	180,380	(930,364)	413,441
Reconciling items:
Depreciation and amortization	—	—	100,675	248,114	—	348,789
Deferred taxes	—	54,276	67,172	23,855	—	145,303
Provision for doubtful accounts	—	—	14,601	8,615	—	23,216
Amortization of deferred financing charges, bond premiums, and accretion of note discounts	—	4,499	(969)	—	—	3,530
Share-based compensation	—	—	56,218	6,505	—	62,723
(Gain) loss on disposal of assets	—	—	(3,849)	(10,978)	—	(14,827)
(Gain) loss forward exchange contract	—	—	2,496	—	—	2,496
(Gain) loss on trading securities	—	—	(36,758)	—	—	(36,758)
Equity in (earnings) loss of nonconsolidated affiliates	—	(744,920)	(185,444)	(94,215)	930,364	(94,215)
(Gain) loss on debt extinguishment	—	—	13,484	—	—	13,484
Other reconciling items - net	—	72	4,628	4,433	—	9,133
Changes in operating assets and liabilities:
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	—	(243,368)	437,791	(35,480)	—	158,943

Net cash provided by operating activities	—	107,084	596,945	331,229	—	1,035,258
Cash flows from investing activities:
Decrease (increase) in notes receivable - net	—	—	97	239	—	336
Decrease (increase) in investments in and advances to nonconsolidated affiliates - net	—	—	—	25,098	—	25,098
Cross currency settlement of interest	—	(198,615)	—	—	—	(198,615)
Purchase of other investments	—	—	—	(98)	—	(98)
Proceeds from sales of other investments	—	—	125,700	47,767	—	173,467
Purchases of property, plant and equipment	—	—	(40,642)	(199,560)	—	(240,202)
Proceeds from disposal of assets	—	—	34,176	38,630	—	72,806
Acquisition of operating assets	—	—	(69,015)	(84,821)	—	(153,836)
Decrease (increase) in other - net	—	(41,118)	(56,411)	2,322	—	(95,207)

Net cash used in investing activities	—	(239,733)	(6,095)	(170,423)	—	(416,251)

	Period from January 1 through July 30, 2008
Pre-merger (In thousands)	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from financing activities:
Draws on credit facilities	—	620,464	—	72,150	—	692,614
Payments on credit facilities	—	(715,127)	—	(157,774)	—	(872,901)
Proceeds from long term debt	—	—	—	5,476	—	5,476
Payments on long-term debt	—	(625,000)	(652,686)	(4,662)	—	(1,282,348)
Intercompany funding	—	935,681	(789,261)	(146,420)	—	—
Payments on forward exchange contract	—	—	(110,410)	—	—	(110,410)
Proceeds from exercise of stock options and other	—	13,515	—	4,261	—	17,776
Dividends paid	—	(93,367)	—	—	—	(93,367)
Payments for purchase of common shares	—	(3,517)	—	(264)	—	(3,781)

Net cash provided by (used in) financing activities	—	132,649	(1,552,357)	(227,233)	—	(1,646,941)
Cash flows from discontinued operations:
Net cash provided by (used in) operating activities	—	—	(68,770)	1,019	—	(67,751)
Net cash provided by investing activities	—	—	1,095,892	3,000	—	1,098,892
Net cash provided by (used in) financing activities	—	—	—	—	—	—

Net cash provided by discontinued operations	—	—	1,027,122	4,019	—	1,031,141
Net (decrease) increase in cash and cash equivalents	—	—	65,615	(62,408)	—	3,207
Cash and cash equivalents at beginning of period	—	—	4,975	140,173	—	145,148

Cash and cash equivalents at end of period	$—	$—	$70,590	$77,765	$—	$148,355

Pre-merger (In thousands)	Year ended December 31, 2007
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income	$—	$938,507	$804,458	$285,689	$(1,043,116)	$985,538
Less: Income (loss) from discontinued operations, net	—	—	145,034	799	—	145,833

	—	938,507	659,424	284,890	(1,043,116)	839,705
Reconciling items:
Depreciation and amortization	—	—	166,328	400,299	—	566,627
Deferred taxes	—	(15,426)	163,576	40,088	—	188,238
Provision for doubtful accounts	—	—	28,017	10,598	—	38,615
Amortization of deferred financing charges, bond premiums, and accretion of note discounts	—	6,335	1,404	—	—	7,739
Share-based compensation	—	—	34,681	9,370	—	44,051
(Gain) loss on disposal of assets	—	—	(2,289)	(11,824)	—	(14,113)
(Gain) loss forward exchange contract	—	—	3,953	—	—	3,953
(Gain) loss on trading securities	—	—	(10,696)	—	—	(10,696)
Equity in (earnings) loss of nonconsolidated affiliates	—	(776,688)	(266,428)	(35,176)	1,043,116	(35,176)
Other reconciling items - net	—	(200)	604	(495)	—	(91)
Changes in operating assets and liabilities:
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	—	(64,521)	18,788	(6,691)	—	(52,424)

Net cash provided by operating activities	—	88,007	797,362	691,059	—	1,576,428
Cash flows from investing activities:
Decrease (increase) in notes receivable - net	—	—	(5,835)	(234)	—	(6,069)
Decrease (increase) in investments in and advances to nonconsolidated affiliates - net	—	—	(2,353)	23,221	—	20,868
Cross currency settlement of interest	—	(1,214)	—	—	—	(1,214)
Purchase of other investments	—	—	(67)	(659)	—	(726)
Proceeds from sales of other investments	—	—	2,409	—	—	2,409
Purchases of property, plant and equipment	—	—	(86,683)	(276,626)	—	(363,309)
Proceeds from disposal of assets	—	—	8,856	17,321	—	26,177
Acquisition of operating assets	—	—	(53,051)	(69,059)	—	(122,110)
Decrease (increase) in other - net	—	(24,813)	15,041	(28,931)	—	(38,703)

Net cash used in investing activities	—	(26,027)	(121,683)	(334,967)	—	(482,677)

Pre-merger (In thousands)	Year ended December 31, 2007
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from financing activities:
Draws on credit facilities	—	780,138	—	106,772	—	886,910
Payments on credit facilities	—	(1,628,400)	—	(76,614)	—	(1,705,014)
Proceeds from long-term debt	—	—	—	22,483	—	22,483
Payments on long-term debt	—	(250,000)	(26,751)	(66,290)	—	(343,041)
Intercompany funding	—	1,339,415	(1,009,695)	(329,720)	—	—
Proceeds from exercise of stock options and other	—	69,236	1	10,780	—	80,017
Dividends paid	—	(372,369)	—	—	—	(372,369)

Net cash used in financing activities	—	(61,980)	(1,036,445)	(332,589)	—	(1,431,014)
Cash flows from discontinued operations:
Net cash (used in) provided by operating activities	—	—	33,332	500	—	33,832
Net cash provided by investing activities	—	—	332,579	—	—	332,579
Net cash provided by (used in) financing activities	—	—	—	—	—	—

Net cash provided by discontinued operations	—	—	365,911	500	—	366,411
Net (decrease) increase in cash and cash equivalents	—	—	5,145	24,003	—	29,148
Cash and cash equivalents at beginning of period	—	—	(170)	116,170	—	116,000

Cash and cash equivalents at end of period	$—	$—	$4,975	$140,173	$—	$145,148

Pre-merger (In thousands)	Year ended December 31, 2006
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Consolidated net income (loss)	$—	$691,517	$644,818	$188,365	$(801,256)	$723,444
Less: Income (loss) from discontinued operations, net	—	—	52,595	83	—	52,678

	—	691,517	592,223	188,282	(801,256)	670,766
Reconciling items:
Depreciation and amortization	—	—	191,945	408,349	—	600,294
Deferred taxes	—	(1,531)	146,888	46,423	—	191,780
Provision for doubtful accounts	—	—	25,706	8,921	—	34,627
Amortization of deferred financing charges, bond premiums, and accretion of note discounts	—	6,933	(3,471)	—	—	3,462
Share-based compensation	—	—	36,734	5,296	—	42,030
(Gain) loss on disposal of assets	—	—	(48,752)	(22,819)	—	(71,571)
(Gain) loss forward exchange contract	—	—	18,161	—	—	18,161
(Gain) loss on trading securities	—	—	(20,467)	—	—	(20,467)
Equity in (earnings) loss of nonconsolidated affiliates	—	(628,406)	(172,850)	(37,845)	801,256	(37,845)
Other reconciling items - net	—	8,219	6,590	(5,782)	—	9,027
Changes in operating assets and liabilities:
Changes in other operating assets and liabilities, net of effects of acquisitions and dispositions	—	89,308	265,178	(46,693)	—	307,793

Net cash provided by operating activities	—	166,040	1,037,885	544,132	—	1,748,057
Cash flows from investing activities:
Decrease (increase) in notes receivable - net	—	—	(1,203)	2,366	—	1,163
Decrease (increase) in investments in and advances to nonconsolidated affiliates - net	—	—	(1,725)	22,170	—	20,445
Cross currency settlement of interest	—	1,607	—	—	—	1,607
Purchase of other investments	—	—	(520)	—	—	(520)
Proceeds from sales of other investments	—	—	—	—	—	—
Purchases of property, plant and equipment	—	—	(102,527)	(234,212)	—	(336,739)
Proceeds from disposal of assets	—	—	84,231	15,451	—	99,682
Acquisition of operating assets, net of cash acquired	—	—	(96,225)	(244,981)	—	(341,206)
Decrease (increase) in other - net	—	(6,499)	(7,049)	(37,895)	—	(51,443)

Net cash used in investing activities	—	(4,892)	(125,018)	(477,101)	—	(607,011)

Pre-merger (In thousands)	Year ended December 31, 2006
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from financing activities:
Draws on credit facilities	—	3,264,800	—	118,867	—	3,383,667
Payments on credit facilities	—	(2,599,175)	(753)	(100,076)	—	(2,700,004)
Proceeds from long-term debt	—	746,763	(1)	37,235	—	783,997
Payments on long-term debt	—	(750,000)	(658)	(115,694)	—	(866,352)
Intercompany funding	—	875,425	(859,742)	(15,683)	—	—
Payments on forward exchange contract	—	—	(83,132)	—	—	(83,132)
Proceeds from exercise of stock options and other	—	55,277	(1)	2,176	—	57,452
Dividends paid	—	(382,776)	—	—	—	(382,776)
Payments for purchase of common shares	—	(1,371,462)	—	—	—	(1,371,462)

Net cash used in financing activities	—	(161,148)	(944,287)	(73,175)	—	(1,178,610)
Cash flows from discontinued operations:
Net cash (used in) provided by operating activities	—	—	99,806	(541)	—	99,265
Net cash provided by (used in) investing activities	—	—	(30,038)	—	—	(30,038)
Net cash provided by (used in) financing activities	—	—	—	—	—	—

Net cash provided by discontinued operations	—	—	69,768	(541)	—	69,227
Net (decrease) increase in cash and cash equivalents	—	—	38,348	(6,685)	—	31,663
Cash and cash equivalents at beginning of period	—	—	(38,518)	122,855	—	84,337

Cash and cash equivalents at end of period	$—	$—	$(170)	$116,170	$—	$116,000

NOTE T - SUBSEQUENT EVENTS

On January 15, 2009, Clear Channel made a permitted election under the indenture governing the senior toggle notes to pay PIK Interest. For subsequent interest periods, the Company must make an election regarding whether the applicable interest payment on the senior toggle notes will be made entirely in cash, entirely through PIK Interest or 50% in cash and 50% in PIK Interest. In the absence of such an election for any interest period, interest on the senior toggle notes will be payable according to the election for the immediately preceding interest period. As a result, the PIK Interest election is now the default election for future interest periods unless and until Clear Channel elects otherwise.

Effective January 30, 2009 the Company sold 57% of its remaining interest in Grupo ACIR Comunicaciones for approximately $23.5 million and recorded a loss of approximately $2.2 million. As a result of the sale, the Company will no longer account for the investment under Accounting Principles Board No. 18, The Equity Method of Accounting for Investments in Common Stock.

On February 6, 2009 Clear Channel borrowed the approximately $1.6 billion of remaining availability under the $2.0 billion revolving credit facility. Clear Channel made the borrowing to improve its liquidity position in light of continuing uncertainty in credit market and economic conditions.

NOTE U - RECASTING FINANCIAL STATEMENTS FOR THE ADOPTION OF NEW ACCOUNTING STANDARDS

Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51 (“Statement No. 160”), was issued in December 2007. Statement No. 160 clarifies the classification of noncontrolling interests in consolidated statements of financial position and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under Statement No. 160 noncontrolling interests are considered equity and should be reported as an element of consolidated equity, net income will encompass the total income of all consolidated subsidiaries and there will be separate disclosure on the face of the income statement of the attribution of that income between the controlling and noncontrolling interests, and increases and decreases in the noncontrolling ownership interest amount will be accounted for as equity transactions. Statement No. 160 is effective for the first annual reporting period beginning on or after December 15, 2008, and earlier application is prohibited. Statement No. 160 is required to be adopted prospectively, except for reclassifying noncontrolling interests to equity, separate from the parent’s equity, in the consolidated statement of financial position and recasting consolidated net income (loss) to include net income (loss) attributable to both the controlling and noncontrolling interests, both of which are required to be adopted retrospectively. The Company adopted Statement No. 160 on January 1, 2009, and these financial statements reclassify noncontrolling interests to equity, separate from the Company’s member’s equity, in the consolidated balance sheets and recast consolidated net income (loss) and consolidated other comprehensive income to include net income (loss) attributable to both the Company and noncontrolling interests in the consolidated statements of operations. Note Q has also been recast to include consolidated net income (loss) attributable to both the Company and noncontrolling interests.

The Company retrospectively adopted Financial Accounting Standards Board Staff Position Emerging Issues Task Force 03-6-1 Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”) on January 1, 2009. FSP EITF 03-6-1 clarifies that unvested share-based payment awards with a right to receive nonforfeitable dividends are participating securities. Guidance is also provided on how to allocate earnings to participating securities and compute basic earnings per share using the two-class method. All prior-period earnings per share data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of this FSP. The impact of adopting FSP EITF 03-6-1 decreased previously reported basic earnings per share by $.01 for the pre-merger year ended December 31, 2007.

PART IV

ITEM 15.	Exhibits and Financial Statement Schedules

(a)1. Financial Statements.

The following consolidated financial statements are included in Item 8.

EXHIBIT 11 – Computation of Per Share Earnings

	Pre-merger period ended July 30, 2008	Year ended December 31,
		2007	2006
(In thousands, except per share data)	As adjusted*	As adjusted*	As adjusted*
NUMERATOR:
Income attributable to the Company before discontinued operations	$1,036,525	$938,507	$691,517
Less: Income attributable to the Company from discontinued operations, net	640,236	145,833	52,678

Net income from continuing operations attributable to the Company	396,289	792,674	638,839
Less: Income attributable to the Company before discontinued operations – Unvested Shares	2,333	4,786	2,768

Income attributable to the Company before discontinued operations – Common Shares	393,956	787,888	636,071
Effect of dilutive securities:
None	—	—	—

Numerator for net income before discontinued operations per common share – basic and diluted	$393,956	$787,888	$636,071

DENOMINATOR:
Weighted average common shares	495,044	494,347	500,786
Effect of dilutive securities:
Stock options and common stock warrants	1,475	1,437	853

Denominator for net income per common share - diluted	496,519	495,784	501,639

Net income per common share:
Income attributable to the Company before discontinued operations - basic	$.80	$1.59	$1.27
Discontinued operations - basic	1.29	.30	.11

Net income attributable to the Company - basic	$2.09	$1.89	$1.38

Income attributable to the Company before discontinued operations - diluted	$.80	$1.59	$1.27
Discontinued operations - diluted	1.29	.29	.11

Net income attributable to the Company - diluted	$2.09	$1.88	$1.38

*	Reflects implementation of Financial Accounting Standards Board Staff Position Emerging Issues Task Force 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. See Note U in Item 8 of Part II of this report for additional information.

EXHIBIT 23.1 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM - ERNST & YOUNG LLP

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-4 No. 333-151345) of CC Media Holdings, Inc.;

2.	Registration Statement (Form S-8) pertaining to the Clear Channel 2008 Executive Incentive Plan; the Clear Channel 2008 Employee Investment Program; the Clear Channel Communications, Inc. 1997 Nonqualified Stock Option Plan; the Amended and Restated Clear Channel Communications, Inc. 1998 Stock Incentive Plan; the Amended and Restated Clear Channel Communications, Inc. 2001 Stock Incentive Plan; the Jacor Communications, Inc. 1997 Long-Term Incentive Stock Plan; the Marquee Group, Inc. 1996 Stock Option Plan, the SFX Entertainment, Inc. 1999 Stock Option and Restricted Stock Plan (No. 333-152647); and

3.	Registration Statement (Form S-8) pertaining to the Clear Channel Nonqualified Deferred Compensation Plan (No. 333-152648);

of our report dated March 2, 2009 (except for Note U, as to which the date is December 8, 2009), with respect to the consolidated financial statements of CC Media Holdings, Inc. included in its Current Report on Form 8-K filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

December 8, 2009